Exhibit 10.19

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

MID-AMERICA AGENCY SERVICES, INC.

(“ADMINISTRATOR”)

AND

OM FINANCIAL LIFE INSURANCE COMPANY

(“CUSTOMER”)

EXHIBIT INDEX

1.	DEFINITIONS AND BACKGROUND	1

2.	SERVICES	2

3.	ACCESS, PERIODIC REVIEWS, AUDITS AND INSPECTION RIGHTS	21

4.	PRICE AND PAYMENT	26

5.	MAINTENANCE AND SECURITY	31

6.	CUSTOMER DUTIES	33

7.	PROPRIETARY RIGHTS	34

8.	PROTECTION OF CONFIDENTIAL INFORMATION	36

9.	REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS	39

10.	LIMITED REMEDIES	41

11.	INDEMNIFICATION	44

12.	INSURANCE	48

13.	DISPUTE RESOLUTION	50

14.	FORCE MAJEURE, DISASTER RECOVERY AND BUSINESS CONTINUITY	52

15.	TERM AND TERMINATION	55

16.	TERMINATION ASSISTANCE	60

17.	GENERAL	63

EXHIBIT INDEX

TITLE

A	Form of Work Order

A-1	Service Work Order #1

B	Project Firm Estimate Process

C	Standard Reports

D	Pricing, Rates, Fees, Bonuses and Rebates

E	Pass Through Expenses

F	Change Control Procedures

G	Disaster Recovery/Business Continuity Plan Priorities

H	Termination/Expiration Assistance

I	Anti Money Laundering

i

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (“Agreement”) is entered into effective as of 12:01 A.M. Eastern Daylight Time the 1st day of January, 2010 (“Effective Date”) and is between Mid-America Agency Services, Inc. d/b/a as Hooper Holmes Service (“Administrator”), a Nebraska corporation, and OM Financial Life Insurance Company (“Customer”), a Maryland domiciled life insurance company, on the following terms and conditions. This Agreement supersedes the Services Agreement between Fidelity & Guaranty Life Insurance Company and TEG Enterprises, Inc. (as amended, the “Old Agreement”). This Agreement supercedes the Administrative Services Agreement which was entered into by Customer and Administrator in December 2009 and effective January 1, 2010.

RECITALS

1. Prior to the Effective Date, Administrator provided certain services to Customer, pursuant to the Old Agreement, effective July 1, 2002.

2. Following their entry into a Letter of Intent, as amended (the “Letter of Intent”) regarding a new services agreement, OM Financial Life Insurance Company of New York (“Other Customer”), an Affiliate of Customer, and Administrator are entering into an Administrative, Services Agreement effective January 1, 2010 (the “Other Agreement”), The Other Agreement supersedes the agreement between Administrator and Other Customer effective July 1, 2002, as amended (the “Other Old Agreement”). Customer and Administrator agree that they intend for (i) Administrator to manage the Services under this Agreement and the services under the Other Agreement as one operation, (ii) Administrator to measure the performance of such services as one service offering, and (iii) in general, Administrator and Customer to treat the economics of, and the obligations under, this Agreement and the Other Agreement as if they were one agreement.

3. The business to be processed and administered under this Agreement is described in one or more Service Work Orders entered into by the Parties as of the Effective Date and as described in the Service Work Orders entered into by the Parties during the Term of this Agreement.

4. From time to time Customer may request Administrator to perform other services for Customer, which may or may not relate to business administered under this Agreement. The Parties will enter into one or more Project Work Orders describing the terms and conditions relating to such Projects.

5. Administrator is a licensed third party administrator.

1. DEFINITIONS AND BACKGROUND.

1.1 AS USED IN THIS AGREEMENT AND IN ADDITION TO ANY OTHER TERMS DEFINED HEREIN, THE CAPITALIZED TERMS USED HEREIN WILL HAVE THE MEANINGS SET FORTH IN THE GLOSSARY AT THE END OF THIS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.

1.2 Subject to Section 15.1.4, on execution of this Agreement, the Old Agreement will be superseded by this Agreement as stated in Section 15.1.4 below.

2. SERVICES.

2.1 Work Orders. Simultaneously herewith, the Parties have executed Service Work Order No. A-1, which is attached as Exhibit A-1. During the Term, the Parties may enter into additional Service Work Orders and, upon execution, such Service Work Orders will become a part of this Agreement as Exhibits A-2, A-3, etc. After receipt by Administrator of a request which adds to the Services, the Parties will mutually determine the terms upon which the requested Services will be provided pursuant to an amendment executed by the Parties to an existing Work Order or a new Work Order executed by the Parties. Work Orders will be designated as a Service Work Order or Project Work Order, as described below and in the form substantially similar to the applicable form in Exhibit A. Unless otherwise provided in this Agreement, each Work Order will include, as appropriate, the designation of “Accountability Managers” for each Party designated in writing by Customer Manager or Administrator Manager, as appropriate, staffing and required training, and a description of the Services to be performed. The Parties agree to follow the Change Control Procedures described in Exhibit F to this Agreement in connection with requested changes.

2.2 Service Work Orders. Each Service Work Order will describe the services that Administrator shall provide for the Contracts identified in each such Work Order (the “Services”). Unless otherwise specifically provided in a Service Work Order, the following subsections shall govern Administrator’s performance of the Services under any Service Work Order.

2.2.1 Service Guidelines. Unless otherwise provided in a Service Work Order, Administrator shall provide any Services it is required to provide in a Service Work Order as more fully described below for the Contracts identified in such Work Order:

(a) Administrator shall follow policies, processes, work flows, and procedures (the “Service Guidelines”) required to fulfill its obligations under a Service Work Order with respect to the Contracts processed by Administrator under the applicable Service Work Order in conformity in all material respects with: (i) the Business Rules; (ii) the Administrator Standard Operating Procedures; and (iii) Applicable Laws.

(b) Subject to Administrator’s obligations under Section 5.1 and the provisions of Section 2.2.2, Administrator will not implement material changes to the Service Guidelines that could have a materially adverse impact on any Service prior to consulting with Customer Manager and obtaining his prior written consent regarding such material change.

(c) In the case of any conflict between the Administrator Standard Operating Procedures and the Business Rules, the terms of the Business Rules shall control.

(d) Customer shall cooperate in fulfilling its obligations under any Service Work Order in a manner that does not unreasonably interfere with Administrator’s compliance with Service Guidelines and shall not ask Administrator to ignore the Service Guidelines unless Customer Manager has made such request in writing through the Change Control Procedures. In such event, Administrator shall be relieved from its obligation to follow the Service Guidelines, but only to the extent the variance was requested and implemented through the Change Control Procedures.

(e) The “Business Rules” include:

(i) Customer’s underwriting guidelines that Administrator is to follow;

(ii) Information required to determine the benefits, premium rates, underwriting criteria and claims payment procedures applicable to such coverage under the Contracts, to the extent Administrator is performing such Services with respect to such Contracts under this Agreement;

(iii) Customer’s reinstatement activity standards; and

(iv) Other policies, processes, work flows and interpretations unique to administering the Contracts as may be provided by Customer Manager in writing, signed by Customer Officer.

(f) Any changes to any of the items listed in Section 2.2.1(e) made after the Effective Date, other than those required to conform to Applicable Laws which shall be addressed as set forth in Section 2.2.2, shall be implemented pursuant to the Change Control Procedures. Administrator shall provide the Services in accordance with the Service Guidelines and shall implement the procedures to do so.

(g) Subject to the provisions of Section 2.2.2, Administrator is responsible for updating the Service Guidelines at no cost to Customer in accordance with any changes implemented through the Change Control Procedures. If Administrator updates the Service Guidelines and such updates have a material impact on the Service Guidelines, Administrator will notify Customer of such updates, Customer shall promptly review such updates to the Service Guidelines and notify Administrator in writing if it approves of the updates or rejects the updates. Customer may object in writing to such updates. Administrator agrees to abide by Customer’s requests for modification of such updates. With respect to updates to the Service Guidelines that have a material impact on the Service Guidelines, the Service Guidelines shall not be deemed to have been so updated until such time as Customer has approved such update in writing.

(h) Administrator shall be responsible for documenting and maintaining the Service Guidelines in a set of records (tangible or electronic records).

(i) On request from Customer, Administrator will make available to Customer a complete electronic copy of the Service Guidelines used in performing the Services, regardless of whether such memorialized Service Guidelines have been reviewed and approved by Customer in accordance with this Agreement, and the Service Guidelines then in effect if approval of revised Service Guidelines is then pending.

(j) Administrator shall not be relieved from its failure to perform any Services in accordance with Applicable Laws to the extent (i) that Administrator Omitted policies or procedures necessary for it to comply with Applicable Laws in the performance of the Services or (ii) the interpretations of the Applicable Laws set forth in the Service Guidelines have come to conflict with Applicable Laws due to changes in such Applicable Laws. “Omitted” or “Omissions” means that Administrator did not perform nor include in the Service Guidelines policies or procedures necessary for it to comply with a particular aspect of Applicable Laws in the performance of Services.

(k) Subject to Customer’s fulfillment of its obligations hereunder, Administrator’s obligations to perform the Services in accordance with this Agreement are without regard to whether the resources employed by Administrator to perform are persons or automation tools, including without limitation, Administrator Software or the Designated Third Party Software. Administrator is required to provide the Services in accordance with the applicable portions of the Service Guidelines, even as such Service Guidelines are changed in accordance with this Agreement (subject to the Change Control Procedures). Such obligation to provide the Services in accordance with the applicable portions of the Service Guidelines may include the obligation to maintain the corresponding resources (including without limitation, Administrator Software, but excluding Customer Software and Designated Third Party Software) employed by Administrator to perform the Services in accordance with this Agreement. Customer acknowledges that Administrator’s right to maintain certain components of the Administrator Software may be restricted. Both Parties acknowledge, however, that such restrictions shall not relieve Administrator from performing all of the Services in accordance with this Agreement. Where Administrator is so restricted in its rights, Administrator shall be responsible for finding alternative methods to use its resources to perform the Services in accordance with this Agreement.

In the event of the termination of this Agreement for any reasons, (i) the Business Rules shall be deemed to be property of Customer who shall be permitted to use the Business Rules in conjunction with any of its business activities and/or business relationships without consent of Administrator, and (ii) the Administrator Standard Operating Procedures shall be deemed to be licensed to Customer at no charge permanently.

(l) In the event that Customer and Administrator agree to additional Service Work Orders, Customer may request changes and/or additions to the Service Guidelines to address New Services provided for under the new Service Work Order. In such event, Administrator shall prepare drafts of the new portions of the Service Guidelines (the “Additional Service Guidelines”) to conform to such Customer requests in all material respects and shall submit the Additional Service Guidelines to the Customer for approval under the same mechanism as is set forth below in Section 2.2.2(e).

2.2.2 Service Guidelines; Approval and Compliance with Laws.

(a) Provider Laws. Administrator agrees to perform the Services in accordance with laws applicable to Administrator in its capacity as a third party administrator performing the Services under this Agreement (“Provider Laws”) in all material respects. To the extent that Provider Laws require certain provisions to be in an agreement between

Administrator and Customer with respect to the Services provided under this Agreement, Administrator and Customer agree to negotiate in good faith to amend this Agreement to include such provisions; provided, however, (i) Customer shall not be obligated to execute any amendment which would cause it or any of the Services to not comply with Applicable Laws and (ii) any costs incurred by Administrator or Customer arising from any amendment necessitated to comply with Provider Laws shall be borne by Administrator. Administrator shall monitor Provider Laws and amendments thereto, comply therewith, and notify Customer when it becomes aware of any changes in Provider Laws that become effective after the Effective Date where such change would reasonably be expected to require amending this Agreement or changing the Service Guidelines (and the Services). In addition, on an annual basis, Administrator shall certify its compliance in all material respects with Provider Laws or identify any noncompliance.

(b) Cooperation. Administrator shall designate an authorized representative and Customer shall designate in writing an authorized officer (the “Customer Manager”) responsible for coordinating and reviewing Service Guidelines and for resolving with the other Party questions relating to such changes to the Service Guidelines, and each Party shall promptly notify the other Party of such persons and any material change thereto from time to time. The Parties will cooperate to interpret Applicable Laws and how any changes to the same impact the Service Guidelines. Each Party shall rely on its own legal counsel.

(c) Customer Obligations. Notwithstanding anything in this Section 2.2.2 to the contrary, Customer shall make changes in the manner in which Customer performs its obligations under this Agreement, changes to Designated Third Party Software and changes to Customer Software to the extent reasonably possible and necessary in connection with any change in Applicable Laws in effect during the Term. Notwithstanding anything else in this Agreement to the contrary, Customer is responsible for its forms, Contracts, legal documents and any other legal documents that Customer files with regulatory agencies including any changes to such documents, and, without in any way limiting Administrator’s obligations hereunder as to compliance with Applicable Laws or Provider Laws, Customer is responsible for complying with Applicable Laws in its performance of its business including its obligations under this Agreement.

(d) Changes to Service Guidelines Generally. The Parties agree to follow the procedures described in Section 2.2.2(e) below (i) with respect to reviewing and approval of the Initial Service Guidelines and (ii) with respect to each Party’s obligation with respect to the costs of implementing changes to the Service Guidelines (and the Services) that are necessary to bring the Initial Service Guidelines (and the Services) into compliance with Applicable Laws. The Parties agree to also follow the procedures described in Section 2.2.2(e) below (i) with respect to reviewing and approving the Service Guidelines and (ii) with respect to each Party’s obligation with respect to the costs of implementing changes to the Service Guidelines (and the Services) that are necessary to bring the Service Guidelines (and the Services) into compliance with Applicable Laws. Customer’s approval of the Service Guidelines, including the Initial Service Guidelines may be only from: (i) an officer of Customer as notified to Administrator from time to time; and (ii) countersigned by another officer of Customer.

(e) Applicable Laws and Approval of the Initial Service Guidelines and Service Guidelines.

(i) Administrator delivered to Customer a draft (the “Initial Service Guidelines”) of the Service Guidelines prior to December 31, 2009. During the Term and prior to Customer’s approval of the Initial Service Guidelines as provided herein, the Administrator shall provide the Services in accordance with the provisions of the underwriting manual and procedures manual then being used on the last day on which the Old Agreement is still in effect.

(ii) Customer will review the Initial Service Guidelines delivered by Administrator and provide any requested changes (along with a reasonable detailed explanation of such changes) to Administrator by April 30, 2010 (the “Approval Deadline”). If Customer does not respond to Administrator’s request to approve any of the Initial Service Guidelines required to comply with Applicable Laws by the Approval Deadline, Customer will be deemed to have approved the Initial Service Guidelines as updated. Otherwise, if Customer does not respond to Administrator’s request to approve any updates to the Service Guidelines by the Approval Deadline, then Administrator shall elevate such issue to such individual’s superior in reasonable consultation with Customer Manager.

(iii) Changes Requested by Customer for Reasons Other Than Compliance With Applicable Laws. Changes requested to the Initial Service Guidelines by Customer prior its approval thereof and to the Service Guidelines after Customer’s approval of Initial Service Guidelines for any reason other than to bring the Initial Service Guidelines or the Service Guidelines into compliance with Applicable Laws shall be implemented through the Change Control Procedures.

(iv) Changes Requested by Customer to Comply With Applicable Laws. Changes requested to the Initial Service Guidelines by Customer prior its approval thereof and to the Service Guidelines after Customer’s approval of Initial Service Guidelines to bring the Initial Service Guidelines or the Service Guidelines into compliance with Applicable Laws shall be implemented as follows:

(A) Customer shall submit the requested change (the “Compliance Change”) to the Initial Service Guidelines or Service Guidelines to Administrator and clearly state what change to the Initial Service Guidelines or Service Guidelines Customer is requesting (the “Customer Approach”).

(B) Administrator shall have fifteen (15) Business Days (or as otherwise mutually agreed) to respond to the requested Compliance Change. If Administrator fails to respond within such period, it shall be deemed to have accepted the requested Compliance Change and will implement Customer Approach at Administrator’s sole cost.

(C) If (x) Administrator objects to the requested Compliance Change and (y) Administrator can reasonably document (subject to confidentiality obligations to third parties) to Customer that Administrator services the business of a majority of its Comparable Clients with respect to the relevant compliance issue using a different approach (the “Administrator Approach”), it shall respond in writing describing Administrator Approach for addressing such compliance issue. Customer and Administrator shall then each appoint a representative generally knowledgeable in the area of the Applicable Law in question to negotiate in good faith for a period of thirty (30) days to attempt to resolve the dispute between Administrator Approach and Customer Approach (the “Change Dispute”). If Administrator cannot reasonably document (subject to confidentiality obligations to third parties) to Customer that Administrator services the business of a majority of its Comparable Clients with respect to the relevant compliance issue using a different approach, it shall amend the Initial Service Guidelines or the Service Guidelines to reflect Customer Approach at no cost to Customer.

(D) If the Parties are unable to resolve the Change Dispute pursuant to subsection (C) above, then they shall request an opinion from a licensed attorney who is reasonably acceptable to both parties and reasonably experienced in the area of the Applicable Law and is not employed by either party (an “Arbitrator Attorney”) as to whether Customer Approach or Administrator Approach is more compliant with Applicable Laws.

(E) If the Arbitrator Attorney concludes that Administrator Approach is more compliant with Applicable Laws than Customer Approach, Customer must decide within ten (10) days whether to (x) accept Administrator Approach at no additional cost to Customer or (y) request Customer Approach absorbing 50% of the costs incurred by Administrator in implementing Customer Approach. In this case, the costs of any Arbitrator Attorney engaged under this Section 2.2.2(e) shall be paid by Customer.

(F) If the Arbitrator Attorney concludes that Customer Approach is more compliant with Applicable Laws, then Administrator shall amend the Initial Service Guidelines or the Service Guidelines to reflect Customer Approach at no cost to Customer. In this case, the costs of any Arbitrator Attorney engaged under this Section 2.2.2(e) shall be paid by Administrator.

(G) Following Customer’s decision noted in (E), the Initial Service Guidelines or Service Guidelines shall be updated by Administrator to reflect the relevant change and submitted to Customer for its approval.

(v) By written notice to Administrator, Customer may instruct Administrator to perform the Services in a manner which is not consistent with a particular provision of the Service Guidelines. Such notice shall clearly describe the aspect of the Service Guidelines to be deviated from, the manner of such deviation, and the duration of such deviation.

(f) For the avoidance of doubt, any change in the manner of performance of any of the Services required by a change in Applicable Laws shall not be deemed to be New Services subject to Section 2.3.

2.2.3 When Administrator requires information from third parties to perform the Services, except as otherwise stated in a Service Work Order, Administrator shall obtain such information from sources that Customer or Other Customer reasonably believes to be reliable and Administrator reasonably believes to be reliable. Administrator shall be responsible for reasonably verifying the accuracy of information provided by consultants and subcontractors retained by Administrator in performing the Services. If Administrator is unable to identify a reliable source of such information, Administrator shall notify Customer for Customer’s assistance in finding a reliable source of such information.

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

2.2.4 Administrator shall make Administrator Manager available to Customer during regular business hours to discuss matters concerning the business relationship during this Agreement. For each site where Administrator performs the Services Administrator and Customer shall each appoint designated contact persons as may be mutually agreed in writing, each with sufficient authority and access within their organization, for the relevant functional area, to report to and resolve with the other Party matters arising under this Agreement. An appropriately qualified person may serve as the contact person for multiple areas and multiple Administrator facilities. Customer may require changes to the categories of contact people required at specific sites from time to time by thirty (30) days prior written notice to Administrator; provided, however that the same person shall serve as the contact person for Administrator under this Agreement and the Other Agreement for each site unless the Parties otherwise agree in writing.

2.2.5 From time to time, and as may be requested by either Party, each Party shall provide to the other the names and contact details for persons who can be reached after normal business hours to assist in responding to an emergency that may require communications or other actions in the event of an emergency. Unless otherwise specified in writing, the Parties agree that any person designated by Administrator under the Other Agreement will be deemed to be designated by Administrator under this Agreement and that any person designated by Other Customer under the Other Agreement will be deemed to be designated by Customer under this Agreement.

2.3 New Services. In the event that Customer requests Administrator to perform New Services:

2.3.1 Subject to Section 2.3.4 below, Administrator shall quote a commercially reasonable price for New Services, consistent with and supported by market research paid for by Administrator. Administrator will provide Customer a commercially reasonable proposal therefore reflecting its incremental cost and a reasonable margin thereon; provided, however, that Administrator’s proposed charges for such New Services will be at least as low as Administrator’s lowest charges to any of Administrator’s customers within the same industry receiving comparable services at comparable volumes.

2.3.2 Administrator shall not begin performing any New Services until the scope thereof and the fees therefore have been approved by Customer. Any New Service performed by Administrator prior to such approval shall be at Administrator’s sole risk and expense.

2.3.3 If Customer elects to have Administrator perform New Services, such Services shall be deemed to be “Services” for purposes of this Agreement.

2.3.4 If Customer elects to have Administrator perform New Services with respect to providing underwriting services with respect to Contracts of simplified underwritten life insurance at any point during the Term, Administrator shall offer such New Services at a per case price no higher than $[***].

2.4 Projects. Administrator will perform additional Services (“Projects”), as may be more fully described in a Project Work Order executed by the Parties from time to time and in Exhibit B. Each Project Work Order will be attached to and become a part of this Agreement as Exhibits B-1, B-2, B-3, etc.

2.4.1 Chargeable Projects will require payment by Customer of additional fees to Administrator and shall be described in a Project Work Order, while all other Projects (“Non-Chargeable Projects”) will not require payment by Customer of additional fees to Administrator and shall only be described in a Project Work Order if mutually agreed by the Parties.

2.4.2 The term “Chargeable Project” shall mean applications development required to support Services and any New Services Administrator agrees to provide, and business process reengineering and IT infrastructure related work required to support Services and any New Services Administrator agrees to provide so long as: (a) the request is for a discrete unit of non-recurring work; (b) the work is not required for Administrator to meet its other obligations under this Agreement; (c) the work is not required for Administrator to meet the Performance Standards; (d) Administrator is not required to perform the work without charge to Customer under Section 2.2.2 with respect to compliance with Applicable Laws; (e) the completion of the work will result in a material change to the business processes employed by Customer, the business processes employed by Administrator to perform the Services, the technology employed by Customer, or the technology employed by Administrator to perform the Services; and (f) the work requires start-up, planning, execution, and closure.

2.4.3 Administrator shall prepare for each Project Work Order for Chargeable Projects a project plan (a “Project Plan”) for Customer’s review and Acceptance setting forth the Project’s test plans (including regression testing), schedule, and deliverables. The level of detail in the Project Plan shall be commensurate with the size and complexity of the Project. For Chargeable Projects, Administrator shall propose a reasonable fixed price or firm estimate (“Firm Estimate”), utilizing the Firm Estimate Process detailed in Exhibit B, and for all Chargeable Projects a completion date (the “Committed Completion Date”) by which the Chargeable Project will be completed. If Customer does not agree to the fixed price proposed by Administrator, Customer and Administrator do not reach agreement on a revised fixed price, and Customer still wishes to have Administrator perform the Chargeable Project, Administrator will perform such Project on a time and materials basis at the Personnel Rates utilizing the Firm Estimate Process.

2.4.4 Administrator shall report progress against each Project Plan for a Chargeable Project, on a weekly basis in writing and shall report hours expended on a monthly basis. For Non-Chargeable Projects, Administrator shall report on a weekly basis in writing if there are any events or circumstances which would affect service performance or Customer’s processes.

2.4.5 Administrator is not authorized to commence work on any Chargeable Project without Customer’s prior written approval of the Project. Any work performed by Administrator on a Chargeable Project prior to such approval shall be at Administrator’s sole risk and expense; provided that if and when such Project is approved, Customer shall be responsible for the payment of such fees subject to the terms of this Agreement.

2.4.6 On notice to Administrator, Customer may cancel/terminate (a) a Chargeable Project that has not commenced, and (b) a Non-Chargeable Project whatever its stage of completion. Once a Chargeable Project has commenced, Customer may cancel/terminate it upon seven Business Days prior notice to Administrator. Administrator shall implement changes to a Project (e.g., schedule, tasks) as reasonably required by Customer, and Administrator shall use commercially reasonable efforts to accommodate such changes as soon as practicable.

2.4.7 For purposes of clarity, Customer may perform work that would constitute a Project itself or have another third party perform such work in its sole discretion. In such event, Administrator will provide Customer and any third party service provider such access and cooperation as Customer may reasonably request at Personnel Rates.

2.4.8 A Project shall be deemed to be complete only when all deliverables required by the applicable Project Work Order have been Accepted by Customer.

2.5 Annual Reviews.

2.5.1 Technology and Processes.

(a) Technology.

(i) At least annually, Administrator shall provide to Customer a written assessment describing the steps Administrator has taken during the preceding Contract Year to keep the Systems and processes utilized by Administrator in performing the Services current with processing trends and advancements for the services sector in which Administrator operates. Such assessment shall address as well how efficiently Administrator is deploying information technology in use by Administrator in performing the Services.

(ii) Administrator shall maintain (including upgrade) the Software throughout the Term (including at termination or expiration), as required for Administrator to meet the Performance Standards and support Customer’s efforts to become and remain competitive in the businesses and marketplaces in which it operates.

(iii) Administrator shall refresh the Equipment throughout the Term (including at termination or expiration), as required for Administrator to meet the Performance Standards and as required for Administrator to support Customer’s efforts to become and remain competitive in the businesses and marketplaces in which it operates.

(b) Administrator shall be responsible to keep current with technological advances in advance of their acceptance in the financial services marketplace. For purposes of determining whether a particular technology has been accepted in any financial services marketplace, all relevant factors shall be taken into account including: (i) the time during which the technology has been available for commercial distribution; (ii) the number or percentage of entities that have commenced implementation of such technology; (iii) the number or percentage of entities that have elevated such technology into production, and (iv) the length of time such technology has been in production at such entities.

(c) Except with respect to Customer obligations, Customer Software and Designated Third Party Software, Administrator shall provide all facilities, Equipment, and Software at no additional charge. With respect to New Service and Chargeable Projects, Administrator may leverage Equipment, facilities and software already being used to provide the Services whenever reasonable.

(d) Processes. Administrator shall maintain (including upgrade) the Critical Applications throughout the Term, as required for Customer to remain competitive in its business as reasonably determined by Administrator.

(e) Administrator shall update the processes it uses to provide the Services throughout the Term (including at termination or expiration of the Agreement) as required for Administrator to meet the Performance Standards and support Customer’s efforts to become and remain competitive in the businesses and marketplaces in which it operates.

2.5.2 Annual Plan.

(a) In consultation and cooperation with Customer and based on information regarding Customer’s strategic business direction made available by Customer to Administrator, Administrator shall prepare and maintain an annual plan addressing changes Administrator recommends with respect to the processes and technology employed by Administrator to provide the Services and the processes and technology employed by Customer in connection with the Services (the “Annual Plan”).

(b) The Annual Plan shall include: (i) a review and assessment of the immediately preceding Annual Plan; (ii) the impact of Customer’s business and IT strategies and plans to the extent made known to Administrator; (iii) a discussion of prior and planned currency activities; and (iv) Administrator’s recommendations relating to the technology and business processes to be used to provide the Services for the upcoming Contract Year and for the remainder of the Term. The initial draft and all subsequent drafts of and revisions to the Annual Plan shall be subject to Customer’s review and approval. Administrator shall submit an initial draft of the Annual Plan to Customer within 90 days of the Effective Date, finalizing it as promptly thereafter as possible in light of, among other things, Customer’s comments. The Annual Plan shall be updated/revised annually as part of Customer’s annual business planning process with drafts of the updated/revised Plan provided to Customer as of dates reasonably requested by Customer.

2.5.3 Services and Performance Standards. The Parties shall perform an annual review of the Services and the Performance Standards to determine whether: (a) Administrator is meeting its obligation to improve its level of service throughout the Term; and (b) the specific Performance Standards required of Administrator should be more favorable to Customer than those set forth in Performance Schedule. Upon completion of this review, Administrator shall propose reasonable and appropriate improvements to the Performance Standards for Customer’s review and approval. Once agreed to, these revised Performance Standards shall be included in an amended and restated Performance Schedule, provided for by the Parties pursuant to a signed amendment to this Agreement. Subject to obligations of confidentiality under other agreements to which it is a Party, each Party shall disclose and make available to the other any relevant data and materials it may have that may facilitate this effort. The Parties shall perform an annual review of the fees under the Agreement, including a review of Administrator’s efforts to fulfill its obligation to continually investigate and implement methods to reduce Customer’s consumption of chargeable resources and Customer’s Pass-Through-Expenses. As part of these periodic reviews, Administrator shall provide: (i) a description of the success to date in regard to such reductions, including an analysis of any reduction in actual fees and Pass-Through Expenses for the period in question and for prior periods; and (ii) a description and analysis of additional targets for savings.

2.6 Administrator Personnel Conduct.

2.6.1 Administrator Personnel at Customer’s location shall be subject to immediate removal from the premises or immediate removal from performing Services for misconduct in the same manner as Customer’s employees and in accordance with applicable Customer security and usage policies, which Customer shall provide to Administrator from time to time in writing. Administrator’s personnel (including personnel of any subcontractors) performing Services under this Agreement shall be subject to immediate termination of providing Services under this Agreement for misconduct in the same manner as Customer’s employees in accordance with Administrator’s security policies or Customer’s security policies which Customer shall provide to Administrator from time to time.

2.6.2 Administrator shall ensure that all Administrator Personnel performing Services conduct themselves in a businesslike and professional manner and comply with Customer’s and its Affiliates’ reasonable directives, requests, rules and regulations regarding personal and professional conduct including, without limitation, those relating to all on-site rules of behavior, work schedules, security procedures and other standards and procedures as may be established by Customer from time to time.

2.6.3 Administrator agrees to abide by Customer’s Code of Business Conduct and Ethics (the “Code”) and shall provide a copy of the Code to all Administrator Personnel performing work on Customer’s behalf. Administrator is responsible for ensuring all Administrator Personnel actively supporting Customer operations sign an acknowledgement of the Code and that the documented evidence of the acknowledgement is maintained within employee files.

2.6.4 In the event that Customer Manager determines in its reasonable opinion that the continued assignment to Customer’s account of one of Administrator Personnel who is performing Services for Customer is detrimental to the Services or Customer work environment, then Customer may give Administrator written notice to that effect. After receipt of such notice, Administrator shall have fifteen (15) days in which to investigate the matters stated in such notice, discuss its findings with Customer, and resolve any problems with such person. If, following such fifteen (15) day period, Customer requests replacement of such person,

Administrator shall promptly replace that person with another person of suitable ability and qualifications. The Parties acknowledge that Administrator Personnel performing Services under this Agreement may be performing services under the Other Agreement. Unless otherwise agreed by Administrator, if Administrator replaces a person performing services under the Other Agreement at the request of Other Customer, then Administrator will have the right to replace such person from performing Services under this Agreement.

2.7 Maintenance of Information Relating to Services.

2.7.1 Administrator shall maintain for the period referred to in Section 2.7.5 complete and accurate books and records of all transactions by and between (a) Administrator and (b) Customer, Customer Clients, and third parties relating to the Services. Administrator will maintain Client Data and other data relating thereto which Administrator may generate or otherwise obtain while performing the Services or which Customer may deliver or tender to Administrator. On request by Customer, Administrator shall make all such information available to Customer.

2.7.2 Administrator shall archive and make back-up electronic records of all books, records, Client Data and other information belonging to Customer and relating to the Services provided under this Agreement which is processed by Administrator (the “Back-up Records”) and shall maintain the Back-up Records in accordance with prudent record retention policies and procedures and in accordance with Customer’s information handling guidelines provided by Customer in writing. Administrator shall provide Customer at least thirty (30) calendar days advance written notice of any change in the location of an off-site storage and Administrator shall obligate each off-site storage facility operator to maintain at least the same level of security procedures as required under this Agreement. Upon request, authorized personnel of Customer shall be permitted access to such off-site storage facilities during normal business hours and upon reasonable prior notice. Upon the request of Customer, Administrator shall make available to Customer Manager or his designee a copy of such of the Back-up Records in the format in which they then exist or, at Customer’s expense, in such other format as Customer Manager shall reasonably request.

2.7.3 Administrator shall hold such books, records, Client Data and other data belonging to Customer in trust in accordance with this Agreement for the benefit of Customer and in accordance with prudent standards of record keeping to permit timely, accurate and complete retrieval of such information and in accordance with information handling requirements as specified in the Business Rules.

2.7.4 Administrator shall be responsible for all expenses relating to the storage and timely retrieval of such data referred to above, except as otherwise expressly provided in this Agreement. The expenses associated with Customer tendering to Administrator access to the Client Data to Administrator, and the ongoing expense of off-site storage of Client Data not tendered to Administrator, shall be the responsibility of Customer. To the extent data have been tendered to Administrator, or which come to Administrator during the normal course of providing the Services, Administrator shall be responsible for all expenses relating to the storage and timely retrieval of such data, except as otherwise expressly provided in this Agreement. Administrator may, at its own expense, convert such Client Data from the original media to any other media (“Image”) that accurately recreates the original Contractholder file documents. Only with Customer’s written consent may Administrator destroy the original media. If Customer declines Administrator’s request to destroy the original media following successful conversion to Images, then Customer shall provide appropriate off-site storage for such original media at Customer’s expense.

2.7.5 Administrator shall maintain such books, records, Client Data and other data belonging to Customer for the duration of this Agreement and for the period thereafter of ten (10 years and pursuant to the record retention policy which Customer Manager provided to Administrator. Customer Manager may update Other Customer’s and Customer’s collective record retention policy from time to time by providing a replacement record retention policy, in writing, to Administrator. No update shall have retroactive effect for records which may have been destroyed prior to such notice of change by Customer. Administrator will provide written notice to Customer if revisions to such record retention policy will result in extra expense to Administrator. If such change in such record retention policy is a result of a change in the Applicable Laws it shall be governed by Section 2.2.2. If such change in the record retention policy is not a result of a change in Applicable Laws, Customer may elect to pay such additional expense or continue with the previous record retention policy. In the event that Customer Manager does not notify Administrator within 30 days of Customer’s receipt of the notice from Administrator describing such additional charges, Customer shall be deemed to have elected to continue the previous record retention policy in which case Customer shall not be liable for any additional charges. At the end of such retention period, Administrator shall notify Customer that it intends to destroy all such records unless, within ninety (90) calendar days of acknowledged receipt of such notice, Customer makes arrangements, at its expense, for the packaging, pick-up and delivery of such records to a destination Customer Manager shall designate to Administrator in writing. Customer and Other Customer shall have such ninety (90) day period to make such arrangements.

2.7.6 Administrator shall at all times keep Customer’s books, records, Client Data, other data belonging to Customer and items in process logically and securely segregated from those of Administrator’s, its Affiliates and its other customers.

2.7.7 In the event of any dispute arising under or with respect to this Agreement or in the event that Customer issues a “record hold order” in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Administrator will, and will cause its subcontractors to, comply with any such record hold orders issued by Customer requiring preservation of certain records for legal, regulatory or other purposes.

2.8 Reports.

2.8.1 Administrator shall provide to Customer the reports as described on Exhibit C in connection with the Services provided under a Service Work Order. The format, content and frequency of such reports shall be as reasonably required by Customer.

2.8.2 In addition to the reports described in Exhibit C, Customer may request that Administrator submit to Customer additional reports concerning the performance of the Services as Customer may reasonably request from time to time.

2.9 Subcontractors. Administrator shall not subcontract to any third party (including to any Affiliate), any duty to perform Services or assist Administrator in performing the Services without Customer’s prior written consent and only under the terms approved by Customer in writing in its sole discretion.

2.10 Limited Authority. Except as expressly authorized in this Agreement or any Work Order, Administrator is not authorized to act on behalf of Customer, and Customer is not authorized to act on behalf of Administrator. Without limiting the foregoing, (a) in the absence of express written consent from Customer Officer and Administrator Manager, as appropriate, and unless required by law, neither Party shall: (i) enter into any settlement discussions on behalf of the other Party with respect to any third party claim made against the other Party arising out of the activities contemplated by this Agreement; (ii) admit to any breaches of this Agreement or violations of law on behalf of the other Party with respect to any third party claim made against the other Party relating to the activities contemplated by this Agreement; or (iii) enter into any settlements with any third party on behalf of the other Party with respect to any third party claim made against the other Party arising out of the activities performed, or required to have been performed under this Agreement; or (b) in the absence of written consent from Customer Manager and unless required by law, Administrator may not discuss with or disclose to any third party any aspects of either Party’s performance under this Agreement other than its Affiliates, third party consultants, or other persons or entities that are subject to confidentiality obligations.

2.11 Monitoring Performance.

2.11.1 Administrator shall cause each of the persons performing Services under this Agreement and each of its senior executives having direct responsibility for this Agreement to monitor diligently its (including its subcontractors’) performance under this Agreement as well as the ability of Administrator’s subcontractors to continue performing Services in light of all surrounding circumstances in each jurisdiction where such subcontractors perform such Services, including, without limitation, the development or likely development of hostile operating environments, civil war, or political unrest.

2.11.2 Administrator shall report to Customer Manager promptly following any Administrator Personnel, or other senior executives of Administrator discovering that Administrator (or a subcontractor) has materially breached this Agreement or is reasonably likely to materially fail to perform the Services hereunder, or materially breach a representation, warranty or covenant which could, in any such case, reasonably be predicted in good faith by Administrator to be reasonably likely to cause material harm or material delay with respect to any single Service to Customer, its Affiliates, or Customer Clients.

2.11.3 Such report shall be made to Customer Manager via electronic mail to report as many of the details as are available to Administrator with respect to an assessment of the cause of such failure, circumstances surrounding such failure, and a description of the magnitude including financial impact of such failure.

2.11.4 Upon receipt of such notice from Administrator, Customer shall cooperate, at Administrator’s cost to the extent such failure or breach is Administrator’s fault, with Administrator to remedy, prevent, and mitigate such failure in an effort to mitigate any further damages Customer or its Affiliates may suffer. Such cooperation shall not prejudice either Party’s rights and remedies otherwise under this Agreement.

2.11.5 For each such failure to the extent requested by Customer Manager, Administrator shall prepare an initial written assessment and provide Customer within 30 calendar days, unless otherwise mutually agreed, following the discovery of an actual failure, stating: (a) the root cause of the failure; (b) the remedial steps required to prevent such failure from recurring; (c) confirmation that such remedial steps were in fact implemented; and (d) an assessment of the financial impact to Customer, its Affiliates, and Customer Clients of such failure, reflecting the remedial steps actually taken. Customer may retain up to ten percent (10%) of the monthly fees due hereunder until such assessment is delivered to Customer. Customer shall release such withheld amounts within thirty (30) days of receipt of the assessment. Customer Officer and a comparably senior officer of Administrator shall meet to discuss such assessment within ten (10) days of the delivery of the assessment and negotiate in good faith a commercially reasonable solution.

2.11.6 Any report provided under Section 2.11.3 or assessment provided under Section 2.11.5 shall be prepared for settlement purposes only and shall not be admissible to prove the validity, invalidity or value of any Party’s claims and shall not be considered an admission by Administrator; provided that such inadmissibility shall not extend to the facts included within such assessment.

2.12 Administrator’s Internal Reviews. To the extent Administrator’s internal or third party auditors audit Administrator’s performance of the Services under this Agreement to verify that Administrator is (a) performing the Services in accordance with this Agreement herein using the Service Guidelines as a guideline, (b) reporting its performance accurately to Customer as described in Exhibit C, and (c) the audit is rated “satisfactory”, Administrator shall provide the results of such review to Customer and such information shall be maintained as Administrator Confidential Information. If the audit is rated less than satisfactory, Administrator shall be obligated to provide the deficient audit findings and the remediation plan, including dates to be remediated, to Customer within thirty (30) days of the final audit report issued to Administrator.

2.13 Performance Standards.

2.13.1 Administrator acknowledges that its unexcused failure to meet one or more Performance Standards may have an adverse effect on the business and operations of Customer and that the actual amount of damage sustained by Customer because of any such failure(s) would be impractical or extremely difficult to ascertain. Each time Administrator is liable for failing (a “Fault”) to meet one or more “Performance Standards” as set forth in the Performance Standard schedule to the applicable Work Order (the “Performance Schedule”), Administrator shall pay Customer the applicable amount specified in the Performance Schedule (“Service Credits”). Notwithstanding the foregoing, if a Work Order under this Agreement includes Service Credits and if there is a Related Work Order under the Other Agreement, and Administrator owes a Service Credit, then Administrator will issue one Service Credit and will allocate such Service Credit between such Work Orders in accordance with the allocation requested by Customer Manager. The issuance or payment by Administrator of a Service Credit shall be without prejudice to, and shall not limit, any right Customer may have (a) to damages or non-monetary remedies at law or in equity resulting from, or otherwise arising in respect of, a Fault; or (b) to terminate the Agreement for cause in respect of such Fault and recover damages. Any damages awarded to Customer with respect to a Fault shall be offset by Customer’s allocable share of the Service Credits received by Customer with respect to such Fault.

2.13.2 If Administrator missed the same Performance Standard (and such failures are not excused) in two out of three consecutive months or if Administrator misses any Performance Standard (and such failure is not excused) by more than three percent (3%), then upon the request of Customer Administrator shall: (a) investigate promptly the root cause(s) of the failure and deliver to Customer a report identifying such root cause(s) and a proposed plan to correct within 30 days of Customer’s request; (b) take appropriate action to correct the problem and use commercially reasonable efforts to begin meeting such Performance Standard as soon as practicable; and (c) advise Customer in of the status of such corrective efforts. If Administrator misses a Performance Standard (and such failure is not excused), then upon the request of Customer, Administrator shall notify Customer of the actions it is going to take to correct the problem and to begin meeting such Performance Standard. The Parties agree that Administrator will measure its performance of, and will calculate Service Credits based on, the Services provided under each Work Order and, if applicable, the Related Services under the Related Work Order, in the aggregate.

2.13.3 For each Fault, Administrator shall: (a) investigate promptly the root cause(s) of the failure and deliver to Customer a written report identifying such root cause(s) and a proposed project plan to correct within 30 days of Customer’s request; (b) take appropriate action to correct the problem and use its best efforts to begin meeting such Performance Standard as soon as practicable; and (c) advise Customer in writing of the status of such corrective efforts.

2.13.4 If Administrator is liable for failing to meet the Default Performance Standards, in addition to any other remedies available to Customer, Customer may terminate this entire Agreement in whole or in part under Section 15.5, provided that Customer provides notice to Administrator within three (3) months after the failure to meet the Default Performance Standards. In addition, Customer may revoke its consent(s) provided under Section 2.9 with respect to a particular subcontractor and with respect to any Services if the subcontractor’s involvement contributed to the Faults that make up the Default Performance Standards, by providing Administrator forty-five (45) days prior written notice.

2.13.5 The Service Credits shall be Customer’s sole remedy for Administrator’s failure to attain the Performance Standards only with respect to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Administrator from its obligations to perform all Services in accordance with this Agreement or (b) prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Administrator failed to provide in accordance with this Agreement.

2.13.6 Administrator shall not be liable to pay Service Credits or for any failure to meet any Performance Standard to the extent that such failure is caused by a Force Majeure Event as described in Section 14.1, but subject to the provisions of Sections 14.2 and 14.3, or is otherwise excused pursuant to another express provision of this Agreement.

2.13.7 Corrective action taken for Faults and failures for which Administrator is not responsible under Section 2.13.6, and for which Administrator is required to dedicate additional resources will be at Customer’s expense, provided that any such action receives prior written Customer authorization.

2.13.8 Administrator will track, monitor, and measure its performance as against the Performance Standards on a monthly basis. Administrator shall implement the necessary measurement and monitoring tools and procedures required to accurately and timely monitor and report on Administrator’s performance of the Services against the applicable Performance Standards. Administrator shall maintain such measurement and monitoring tools and procedures throughout the Term. Failure to perform any of these functions at any time during any month will be deemed to be a failure of the underlying Performance Standard for such month.

2.13.9 If during the course of any month (e.g., by reviewing daily performance data), Administrator becomes or reasonably should be expected to become aware of adverse performance trends (e.g., trends indicating Administrator may not meet the Performance Standard for the month), Administrator will promptly notify Customer in writing, prepare corrective action plans and, with Customer’s Acceptance, promptly implement such plans, even though the measurement period has not been completed and, accordingly, there has not yet been a Fault.

2.13.10 Administrator may request that Customer excuse such failure by providing such notification and requesting such excuse not later than fifth (5th) day of the applicable month.

2.13.11 Customer may weight the relative Service Categories payable for missing one or more Performance Standards by allocating “Applicable Percentages” among such Performance Standards as set forth in the Performance Schedule. Administrator and Customer will meet at Customer’s request to review the Performance Standards and determine whether they are appropriate to meet Customer’s reasonable business needs. The Parties will agree, on a prospective basis, to such increases in the Performance Standards, or to such new Performance Standards, as are required to ensure that the Performance Standards support Customer’s reasonable business needs.

2.13.12 Per the applicable Performance Schedule, Service Credits shall be calculated, in part, using the Applicable Percentage assigned to a particular Service Category. Where Administrator commits a Fault with respect to three (3) or more Unweighted Service Categories in a month, an Applicable Percentage (“Deemed Percentage”) of 5% shall be deemed to be assigned to such three Service Categories in the aggregate, and a Service Credit shall be calculated and paid for the three Service Categories as if they had Applicable Percentages aggregating to 5%. For each additional (i.e. above three) Unweighted Service Category with respect to which a Fault occurs in such month, the Deemed Percentage shall increase by an additional 5%.

2.14 Administrator’s Equipment and Software.

2.14.1 Administrator shall be financially responsible for the acquisition of, and shall acquire new Equipment, including additions or modifications to, or replacements of, Equipment as required to perform the Services in accordance with the Performance Standards and meet Administrator’s technology refresh obligations.

2.14.2 Administrator shall maintain (including upgrade) Administrator Software throughout the Term (including at termination or expiration), as required for Administrator to meet the Performance Standards and support Customer’s efforts to remain and become more competitive in the businesses and marketplaces in which it operates.

2.14.3 Administrator shall refresh the Equipment throughout the Term (including at termination or expiration), as required for Administrator to meet the Performance Standards and to support Customer’s efforts to become and remain competitive in the businesses and marketplaces in which it operates.

2.14.4 Administrator shall provide the Equipment and Administrator Software to be implemented pursuant to this Section at no additional charge.

2.14.5 Administrator shall not use any third party software other than third party software that is COTS or software provided by Customer to provide the Services without first obtaining from Customer written consent or providing to Customer Customer Rights to such third party software at Administrator’s sole cost and expense. In addition, Administrator shall obtain at its sole cost and expense the right to grant Customer at termination or expiration the rights Administrator is required to grant Customer under such circumstances. Administrator is required to perform the Services in accordance with the Performance Standards notwithstanding any decisions by Customer to withhold consent to the use of third party software. There shall be no fees imposed by Administrator for the license of the third party software or maintenance of such third party software, other than as explicitly set forth herein.

2.14.6 With respect to third party software that is COTS, Administrator shall use commercially reasonable efforts to obtain for Customer as many of the rights as possible at a commercially reasonable cost. Administrator shall consult with Customer Manager before implementing any COTS. Such consultation shall specifically address, among other things, Customer’s options and costs at expiration or termination.

2.15 Additional Contracts. At Customer’s prior written election, Administrator shall make the Services, including any New Services, available (a) to Customer’s existing and future Affiliates at the pricing and Performance Standards set forth in the Agreement and (b) with respect to any types of business at any volumes chosen by Customer.

2.16 Administrator Manager. Administrator will designate with Customer’s consent an Account executive (“Administrator Manager”) who is assigned to Customer account. The Administrator Manager will serve as the single point of accountability for the delivery of the Services and will have full authority to act on Administrator’s behalf with respect to all matters relating to this Agreement. The Administrator Manager will work with Customer Manager to address Customer’s concerns and service problems. The Administrator Manager will have the full authority of Administrator necessary to perform his or her functions including to ensure that the full scale and scope of Administrator’s resources are brought to bear on the Services and Customer’s requirements when necessary.

2.17 The Administrator Manager shall be responsible to work with Administrator Personnel with respect to the Services including Customer’s satisfaction therewith. Among other things, Administrator Manager shall have day-to-day authority for undertaking to ensure Customer’s satisfaction. The Administrator Manager has the corporate authority necessary to perform his or her functions including to ensure that the full scale and scope of Administrator’s resources are brought to bear to meet Customer’s requirements under the Agreement.

2.18 Facilities.

2.18.1 Administrator shall provide the facilities, personnel and other resources, including but not limited to, facilities, Equipment, software (other than Customer Software, Designated Third Party Software or any other obligation of Customer hereunder), telecommunications, transport, and other resources (“Resources”) required for it to perform the Services in accordance with the Performance Standards at whatever volumes are required by Customer.

2.18.2 Customer is not required to provide any Resources to Administrator, or otherwise make such items available to Administrator.

2.18.3 Administrator will maintain the Approved Sites and any other facilities owned or leased by Administrator from which Administrator is providing the Services (including physical security systems, fire detection and suppression systems, environmental controls, electrical power and backup power) in reasonable and appropriate condition and as required to perform the Services in accordance with the Performance Standards.

2.18.4 Administrator shall perform all Services from the Approved Sites unless Customer consents in advance in writing to migration of Services to another location. Such consent shall be within the sole discretion of Customer.

2.19 Service Options.

2.19.1 Customer shall have the right to provide itself, or retain third parties to provide, products and services without restriction, including any of the Services, any part of the Services or New Services. If Customer exercises its rights under this Section with respect to a Customer product that is being supported by Administrator, as of the date Customer exercises such right, Customer shall give Administrator ninety (90) days written notice; provided, however, that such limitations shall not apply to Customer’s right to provide itself or retain third parties to provide New Services. The notice shall include a description of the products and services that are to be withdrawn under this Section. On or after the effective date of withdrawal set forth in such notice, Administrator shall not be responsible for performing Services to the extent such Services are specifically withdrawn in such notice.

2.19.2 If Customer performs itself or engages a third party to perform Services that are being performed by Administrator, Administrator’s fees shall be reasonably reduced equitably based on a calculation deriving from the costs associated with providing the Services which have been re-retained by Customer or outsourced to a third party.

2.19.3 To the extent Customer performs any of the Services or New Services itself, or retains a third party to do so, Administrator shall cooperate with Customer or any such third party and provide them reasonable assistance. Administrator may charge for such cooperation and assistance at the Personnel Rates.

2.19.4 Third parties retained by Customer under this Section shall comply with Administrator’s reasonable security and confidentiality requirements.

2.19.5 Administrator shall promptly notify Customer if an act or omission of such a third party retained by Customer under this Section may cause a problem or delay in providing the Services and shall work with Customer to prevent or circumvent such problem or delay.

3. ACCESS, PERIODIC REVIEWS, AUDITS AND INSPECTION RIGHTS.

3.1 Access to Administrator’s and Subcontractors’ Documents and Facilities.

3.1.1 Administrator shall provide Customer and its Affiliates with the right, subject to adherence to Administrator’s and its subcontractors’ commercially reasonable security practices and procedures, upon reasonable request (including a description of the type and scope of audit to be performed) and reasonable notice, but if reasonably practicable not less than thirty (30) days advance notice, to: (a) temporarily monitor on-site the performance of such Services and access to all documents, records, books, files and other materials of Customer, its Affiliates and customers, relative to this Agreement and maintained by Administrator and its subcontractors; and (b) temporarily access to Administrator’s and its subcontractors’ premises by Customer for purposes of ongoing supervision, design reviews, “walk-throughs,” and discussions by Customer with management and personnel of Administrator concerning the status and conduct of Services and work being performed under this Agreement.

3.1.2 Administrator shall maintain a complete audit trail of all financial and non-financial transactions resulting from this Agreement as reasonably necessary to give effect to the provisions of this Section. Administrator shall allow Customer, its auditors (including internal audit staff and external auditors), inspectors, and regulators designated by Customer from time to time, access at all reasonable times to any facility or part of a facility at which either Administrator or any of its subcontractors is providing the Services, to Administrator Personnel, and to equipment, software, personnel, data and records relating to the Services for the purpose of performing audits and inspections of either Administrator or any of its Subcontractors to:

(a) verify the accuracy of Administrator’s fees and invoices;

(b) verify the integrity of Customer Content and Third Party Content;

(c) examine the practices and procedures employed by Administrator to perform the Services;

(d) examine general controls and security practices and procedures to the extent relevant to the Services;

(e) examine Administrator’s disaster recovery and back-up procedures;

(f) examine the efficiency and cost of Administrator’s operations to the extent relevant to the level of Administrator’s services or to Administrator’s fees;

(g) examine the quality of Customer’s operations including the operations outsourced to Administrator for evaluation by business excellence model consultants (e.g., judges for the Malcolm Baldridge Award, ISO);

(h) verify compliance with applicable Performance Standards and other terms of the Agreement;

(i) satisfy the requirements of any legislative, judicial or regulatory authority having jurisdiction; and

(j) perform any other audits of the Services reasonably required by Customer.

3.1.3 Administrator shall provide to Customer’s auditors, inspectors and regulators such assistance and cooperation as they may require, including installing and operating audit Software.

(a) Except to the extent provided in Section 3.1.3(b), Administrator shall provide such assistance and cooperation at no additional charge.

(b) Except as provided in Section 3.1.3(c), Administrator may charge for such assistance and co-operation at the Personnel Rates with respect to: (i) audits performed by external auditors, inspectors and regulators; and (ii) audits under Section 3.1.2(f), whether performed by Customer’s internal or external auditors.

(c) Administrator will not charge Customer pursuant to Section 3.1.3(b) for assistance and cooperation with (i) the first five (5) audits performed under this Agreement, the Other Agreement, or both agreements together by Customer’s external auditors in each Contract Year and (ii) the first five (5) audits performed, in the aggregate, under this Agreement and the Other Agreement by Customer’s or Other Customer’s regulators in each Contract Year.

3.1.4 Customer shall require its auditors, inspectors and regulators to conduct audits in such a fashion so as to not unreasonably interfere with Administrator’s normal course of business and to agree to confidentiality provisions equivalent to those set forth herein.

3.1.5 If an audit uncovers overcharges within three (3) Contract Years of the date Customer received the invoice on which such overcharge appears, Administrator shall promptly refund the overcharge plus interest at the Late Payment Rate from the date of payment of the overcharge to the date the amount is refunded by Administrator.

3.1.6 Following an audit or examination by Customer or its auditors or examiners, Customer shall request its external auditors or examiners to conduct, an exit conference with Administrator to obtain factual concurrence with issues identified in the review. Administrator shall make available promptly to Customer the findings of any review or audit conducted by Administrator, its Affiliates, or their contractors, agents or representatives (including internal and external auditors), to the extent such findings reflect conditions and events which may have a materially adverse impact on any Service or Customer. Promptly after the issuance of any audit report or findings issued under this Section, Administrator and Customer shall meet to review such audit report or findings and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report or findings. Within one hundred and twenty (120) days of the Effective Date, Administrator will develop and submit, for Customer’s review and approval, operating procedures for sharing reports and findings to the extent required herein.

3.1.7 Records Retention. Administrator will maintain and provide Customer access upon request to the records, documents and other information required to meet Customer’s audit rights under this Agreement until the latest of: (a) ten (10) Contract Years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) such other period as is required by applicable law or regulation.

3.2 Customer Access to Administrator Systems.

3.2.1 Administrator hereby grants to Customer a limited, non-exclusive, non-transferable, continuing license during the term of this Agreement, to the extent permitted by the terms of Administrator’s license agreements, to access Administrator Software to access all data belonging to Customer. Provided, however, such access to Administrator Software shall be limited to accessing such data in a way that does not permit Customer to delete or modify the actual data processed by Administrator in performing Services under this Agreement, except as otherwise agreed in writing. Maintaining the communication lines for such system access shall be at Customer’s expense.

3.2.2 As part of the Services, Administrator will use commercially reasonable efforts to provide the system access described above to Customer upon Customer’s request and to quickly resolve any interruptions or interferences thereto for which Administrator has received notice thereof and which are caused by matters within Administrator’s control. Customer acknowledges that it may not be able to establish such access during scheduled downtimes, of which Administrator shall provide reasonable advance notice to Customer.

3.2.3 The system access described above shall be made only through means and codes authorized by Administrator hereunder or pursuant hereto, which means and codes Customer agrees not to divulge to any person other than those of Customer’s and Customer’s Affiliates’ employees, representatives or regulators who need to have such system access to receive and use the Services. Access to representatives and clients shall be restricted to those that are bound by a written agreement with Customer containing provisions related to confidentiality and intellectual property that are at least as restrictive as those set forth in this Agreement. Such access shall not interfere with the performance of the Services. Customer shall, and shall obligate its Affiliates, employees and regulators (to the extent permitted) it wishes to have such system access, to comply with all commercially reasonable security procedures provided to Customer from time to time in writing. Customer agrees to obligate each such employee, Agent or representative to a level of care sufficient to protect Administrator Software from unauthorized use or disclosure. Customer shall be responsible for the acts and omissions of Affiliates, employees and representatives related to such access (including, without limitation, any downtime or other system problems they cause) and any viruses they introduce which could not have been prevented had Administrator deployed commercially available virus detection and prevention techniques.

3.3 Quality Assurance, Hiring and Training, and Security Practices.

3.3.1 Personnel Qualifications.

(a) Administrator shall establish and maintain quality review and quality assurance, employee and manager hiring and training, and facilities and network access and security policies and procedures for the Services provided under this Agreement in accordance with prudent business practices applicable to the type of services provided by Administrator. Such policies and procedures shall include, without limitation, those applicable to Administrator’s subcontractors performing Services. Provided, further, such policies and procedures shall include conducting commercially reasonable background checks on employees, subcontractors, and others performing Services under this Agreement.

(b) Administrator shall implement and maintain an ongoing training and education program designed to further develop and maintain the requisite skills and technical knowledge of Administrator Personnel. Without limiting the generality of this Section, Administrator shall perform a skills analysis for each Administrator employee performing the Services and tailor and implement a training program based upon such person’s individual requirements, weaknesses and expressed interests. Administrator shall regularly update such skills analyses and training programs so that they are kept current.

3.3.2 On request by Customer, Administrator shall provide to Customer Manager such policies and procedures, including those of its Subcontractors.

3.3.3 As requested by Customer from time to time, Administrator shall provide to Customer Manager the job descriptions and minimum qualifications of Administrator Personnel (and subcontractors) performing Services under this Agreement. The minimum qualifications shall be subject to the approval of Customer in its sole discretion.

3.3.4 Upon written request from Customer, Administrator shall revise and implement changes to such quality review and quality assurance, employee and manager hiring and training, and facilities and network security policies and procedures. Such policies and procedures may include revising the review and interview protocols for various job classifications to include Customer’s input in the interview and hiring process for managerial level employees of Administrator.

3.3.5 Turnover of Personnel.

(a) Administrator agrees that it is in both Parties’ best interests for Administrator to keep the turnover rate of the Administrator Personnel working on Customer account to an appropriately low level. Administrator shall report to Customer on a monthly and category of personnel basis the turnover of the United States based Administrator Personnel primarily working on Customer’s account.

(b) Administrator will take commercially reasonable steps to avoid turnover that Customer reasonably believes to be excessive, including providing financial and other incentives to retain Administrator Personnel.

(c) In the event that Customer reasonably believes that Administrator’s turnover rate is too high taking into account the importance of the functions where there is turnover, Administrator shall promptly prepare an appropriate plan to recover from the effects of and reduce the level of such turnover for Customer’s review and approval. Administrator shall timely implement such plan upon obtaining such approval.

(d) Notwithstanding transfer or turnover of Administrator Personnel, Administrator remains obligated to perform the Services without degradation and in accordance with this Agreement.

(e) The Administrator Personnel assigned to provide the Services will be dedicated to Customer’s and its Affiliates’ products, distribution channels and Authorized Producers to the extent reasonably requested by Customer from time to time.

3.4 Access to Additional Information. Upon written notice, Customer will provide to Administrator, and Administrator will provide to Customer, access to appropriate financial records and supporting documentation related to Administrator’s invoices and volume reports. Upon written request from Customer, Administrator shall provide Customer Manager with an inventory of all material Systems including, without limitation, the Designated Third Party Software, used by Administrator to perform the Services.

3.5 Meetings. Within thirty (30) days after the Effective Date, Administrator shall propose for Customer’s review and approval a set of monthly and other periodic meetings to be held between representatives of Customer and Administrator. At Customer’s request, Administrator shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. With respect to an agenda prepared by Administrator, Administrator shall incorporate into such agenda items that Customer desires to discuss. At Customer’s request, Administrator shall prepare and circulate minutes promptly after a meeting for Customer’s review and approval; provided that Customer shall be deemed to have approved such minutes if Customer has not rejected them within ten (10) days (or as otherwise mutually agreed) of receiving them; and provided further that Customer shall prepare the minutes if the meeting is being held at the request of Customer and Administrator shall be deemed to have approved such minutes if Administrator has not rejected them within ten (10) days (or as otherwise mutually agreed) of receiving them. As of the Effective Date, such meetings shall include the following, as necessary:

3.5.1 a monthly meeting among Customer Officer (and at his or her election, Customer contract management team) and Administrator Manager to discuss day-to-day operations, the status of ongoing and planned changes in the Services, and such other matters as appropriate. Such meeting may be held by teleconference or in person as agreed by the Parties; and

3.5.2 such other meetings between Customer representatives and Administrator Personnel reasonably requested by Customer as necessary to address relevant relationship, contract and performance issues.

4. PRICE AND PAYMENT.

4.1 General. All Services provided under this Agreement shall be provided at the rates set forth in the pricing schedule to the applicable Work Order and Exhibit D (collectively, the “Pricing Schedules”), unless otherwise specifically agreed in a Work Order. Administrator shall deliver a single invoice to Customer and Customer Payor, or their collectively designated affiliate, for the aggregate of the fees arising under this Agreement and the Other Agreement with such invoice describing how such charges are segregated between Customer’s and Other Customer’s accounts where possible and, where not possible, stating such fees in the aggregate; where not segregated, such charges will be allocated internally between Customer and Other Customer based on their allocation procedures and existing intercompany agreements with Old Mutual Business Services, Inc. (“Customer Payor”). Customer shall pay, or cause Customer Payor or another Affiliate to pay, Administrator for the portion of such charges for the Services provided to Customer under this Agreement. Services shall be paid for monthly, in arrears, as Services are provided, unless otherwise provided herein, in Exhibit D or in each applicable Work Order. It is agreed between Administrator and Customer that Customer shall not be liable for payment with respect to any service which has not been authorized or requested in writing by Customer or Other Customer.

4.1.1 Each invoice shall include one or more reports detailing Customer’s use of chargeable resources in the units of measure and the dollar amounts used to calculate the invoice amount. Administrator shall include charges for Services under this Agreement and charges for services under the Other Agreement. Administrator agrees (a) to provide to Customer Payor, as Customer designates in writing, a copy of the invoices in paper and electronic form for charges under this Agreement and the Other Agreement, and (b) to accept payment from such Affiliate and apply it as if it had been paid by Customer for Services provided under this Agreement. Invoices shall be in a format and at a level of detail reasonably requested by Customer.

4.1.2 Subject to Section 4.1.3, Administrator shall not bill for any Services more than one hundred and twenty (120) days after the last day of the month in which such Services were performed (or, with respect to Projects, one hundred and twenty (120) days after the later of (a) the last day of the month in which such Services were performed or (b) the last day of the month in which the Project Work Order is approved), and Customer shall not be obligated to pay for any Services not billed within such one hundred and twenty (120) day period.

4.1.3 With respect to taxes, the one hundred and twenty (120) day period under Section 4.1.2 shall commence on the date that Administrator knows the amount of such tax.

With respect to an item paid by Administrator on a Pass-Through Expense basis, the one hundred and twenty day period under Section 4.1.2 shall commence on the date that the applicable third party sends its invoice to Administrator.

4.1.4 Subject to the provisions for withholding payment set forth herein, Customer shall pay each properly submitted invoice within thirty (30) days after the date of Customer’s receipt of such invoice via wire transfer to an account specified by Administrator. In the event Customer fails to pay such an invoice within such thirty (30) day period, Customer shall pay interest at the Late Payment Rate for any period thereafter until payment; provided, however fees for late payment with respect to amounts that Customer withholds or pays into escrow shall apply only to the extent permitted herein.

4.1.5 Administrator shall maintain complete and accurate records of and reasonable supporting documentation for the amounts billed to and payments made by Customer hereunder, in accordance with generally accepted accounting principles applied on a consistent basis. Administrator agrees to provide Customer Manager with such documentation and other information with respect to each invoice as may be reasonably requested by Customer to verify that Administrator’s fees are correct, valid and in accordance with the provisions of this Agreement.

4.1.6 Periodic fees under this agreement are to be computed on a calendar month basis and shall be prorated for any partial month.

4.1.7 Administrator shall correct promptly all nonconformities, failures, and inaccuracies arising from Administrator’s failure to perform the Services in accordance with this Agreement so that the Services are in accordance with this Agreement. Such correction shall be at no additional charge to Customer to the extent the underlying nonconformity, failure, or inaccuracy arises from Administrator’s failure to perform the Services in accordance with this Agreement.

4.1.8 With respect to any amounts to be paid by Customer under this Agreement, Customer may set-off as a credit against such fees any Service Credits, any losses for which Administrator is obligated to indemnify Customer, and, any amounts billed for a month in excess of the amounts properly due and payable for the Services performed during such month. If Customer elects to exercise its right of set-off under this Section 4.1.8, Customer shall provide Administrator a notice identifying the basis for such set-off.

4.2 Pass-Through Expenses.

4.2.1 Customer shall reimburse Administrator for the pass-through expenses (“Pass-Through Expenses”) described in Exhibit E, which are reasonably and directly incurred by Administrator in the performance of this Agreement, and which are submitted to Customer Manager within sixty (60) calendar days from Administrator’s receipt of the invoice for such expenses. Administrator shall not apply a margin to or otherwise mark-up Pass-Through-Expenses.

4.2.2 Administrator shall not purchase any materials with a price in excess of $5,000 per item or services that are Pass-Through Expenses without Customer Manager’s prior written approval; provided that only one such approval shall be required with respect to such materials that are purchased on a recurring basis.

4.2.3 Administrator shall use commercially reasonable efforts to minimize the cost of goods and services provided to Customer on a Pass-Through Expense basis.

4.2.4 With respect to services or materials paid for on a Pass-Through Expenses basis, Customer reserves the right to: (a) obtain such services or materials directly from a third party; (b) designate the third party source for such services or materials; (c) designate the particular services or materials (e.g., in the case of hardware, make and model) that Administrator shall obtain; and (d) require Administrator to identify and consider multiple sources for such services or materials, including getting competitive quotes.

4.2.5 Administrator shall be responsible for all late fees imposed by a third party with respect to a Pass-Through Expense to the extent the late fee results from Administrator’s failure to provide Customer the applicable invoice on a timely basis.

4.2.6 Administrator must procure any goods or services on behalf of Customer on a Pass-Through Expense basis in accordance with Customer procurement policies, procedures and requirements, as they may change from time to time during the Term. Customer will inform Administrator of any such changes in writing and will provide Administrator with access to these policies, procedures and requirements and any update thereto.

4.3 Taxes, Tariffs, etc.

4.3.1 Each Party will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

4.3.2 Administrator will be responsible for any national, state and local sales, use, excise, ad valorem, value-added, services, consumption, and other taxes and duties on any goods or services used or consumed by it in providing the Services.

4.3.3 Customer will be responsible for any national, state and local sales, use, excise, ad valorem, value-added, and other similar taxes and duties imposed on the provision of the Services.

4.3.4 Administrator will separately itemize on its invoice to Customer any taxes that are the responsibility of Customer.

4.3.5 Notwithstanding any contrary provision contained herein, Administrator will indemnify Customer for any taxes imposed on Customer by a governmental entity in a jurisdiction in which Administrator is performing services other than the United States if the imposition of such tax is the result of the provision of services by Administrator in such jurisdiction.

4.4 Firm Estimates, Fixed Prices and Committed Completion Dates for Projects. For Project Work Orders, the Parties will negotiate and agree in writing to a Project Plan and will include in the Project Work Order (a) either a fixed price for such Services or a Firm Estimate for such Services as described below and (b) a Committed Completion Date.

4.4.1 For Project Work Orders, the Parties may agree to a fixed price or a price calculated on a time and materials basis which shall be subject to the Firm Estimate Process described in Exhibit B (the “Firm Estimate Process”). Unless expressly stated otherwise in a Project Work Order, the provisions of this Section and Exhibit B shall apply.

4.4.2 Each deliverable to be produced as part of a Project will be subject to Customer’s review and reasonable Acceptance. Administrator shall perform each Project in a timely manner and in accordance with the applicable Final Statement. If Customer does not Accept a deliverable to be produced as part of a Project, then in addition to any remedies Customer may have at law or in equity, Customer may elect to: (a) require Administrator to promptly correct any problems and deficiencies upon which Customer’s rejection is based, or (b) terminate the Project and the fees will be equitably reduced to reflect the reduction in value to Customer of the Services. If Customer elects to require Administrator to correct the problem or deficiency, upon correction of such problem or deficiency, Administrator shall test applicable deliverables before presenting the deliverables to Customer for its Acceptance.

4.4.3 If the final charges for the Services under a Work Order subject to the Firm Estimate Process exceed the Firm Estimate by more than five percent (5%) of the Firm Estimate amount, then the hourly rate charged by Administrator for the Services provided under such Work Order in excess of one hundred five percent (105%) of such Firm Estimate shall be at one-half the rates set forth in Exhibit D. Other than in connection with a change in scope or a failure of Customer to fulfill its obligations, Administrator will not charge and Customer will not be obligated to pay more than one hundred ten percent (110%) of the Firm Estimate amount, as stated in the applicable Project Work Order. Other than in connection with a change in scope or a failure of Customer to fulfill its obligations, if the Completion Date for the Services under a Work Order subject to the Firm Estimate Process is more than 60 days after the Committed Completion Date, as stated in the applicable Project Work Order, then Administrator will not charge Customer for the Services provided under such Project Work Order after 60 days after the Committed Completion Date.

4.4.4 If either Party proposes any changes to the scope of the Services that are the subject of a Firm Estimate or a fixed price, the Parties will address such changes in accordance with Exhibit B. If the Parties agree to such changes then the Firm Estimate or the fixed price and Committed Completion Date will be adjusted as agreed to by the Parties in accordance with the Change Control Procedures. The provisions in this Section shall apply to the revised Firm Estimate or fixed price agreed to by the Parties.

4.4.5 Once each quarter, Administrator shall provide Customer Manager with a report describing all Projects that have been completed under this Agreement and the Other Agreement during the prior quarter and setting forth for each Project (i) the Initial Estimate, Firm Estimate, and actual hours to complete for each such Project and (ii) initial completion date, the Committed Completion Date, and the actual completion date.

4.4.6 The performance of a Project may require Administrator’s use of certain materials. Administrator shall only be responsible for the cost of such materials as set forth in this paragraph. Administrator shall be responsible for the cost of hardware and software if such hardware or software is of a kind for which Administrator has financial responsibility under this Agreement, and such hardware or software will be used by Administrator in connection with the performance of the Services. Other materials shall be acquired only with Customer’s prior approval and the costs shall be paid on a Pass-Through Expense basis. Notwithstanding the foregoing, Administrator shall not charge Customer for the use of equipment and software (including CPU resources) required to support development of, modifications of, or enhancements to, software, whether as part of a Project or otherwise.

4.5 Late Charges. All amounts due hereunder are stated and payable in U.S. Dollars. Any amount properly due and payable under this Agreement not paid and which remains unpaid thirty (30) calendar days after receipt of an invoice or other claim for payment, with appropriate back-up documentation supporting the amount claimed is due, other than any amount subject to Section 4.7, shall be subject to a late charge. The late charge (the “Late Payment Rate”) shall be computed daily at the result of the (a) sum of (i) 2.0% per month, plus (ii) the Prime Rate, as reported in the Wall Street Journal on the first day of such month, divided by (b) twelve (12). Administrator’s invoices shall include sufficient detail for Customer to confirm the charges were made in accordance with this Agreement. If Customer is entitled to refunds for overcharges, Service Credits or reimbursements and Customer provides Administrator written notice thereof, Administrator will promptly investigate such claim of an overcharge and, within thirty (30) calendar days of receipt of notice of the overcharge (including appropriate back-up documentation supporting the amount claimed is due), Administrator shall either (a) issue a credit memorandum to Customer Manager to be applied to amounts otherwise owed by Customer and Other Customer to Administrator, or (b) document the reasons that the amount of refund claimed is due by Customer is not payable to Customer. In addition, Administrator shall issue a credit in the next invoice in an amount equal to the Late Payment Rate for the period from the thirtieth (30th) calendar day following Administrator’s receipt of an invoice from Customer for such overpayment until the date of Customer’s receipt of the overpayment.

4.6 Payment disputes. Disputes regarding Customer’s obligation to pay amounts invoiced shall be governed by Section 13.3.

4.7 Data Center Charges. Except as may be expressly set forth in this Agreement or a Work Order, or as otherwise included in the rates set forth in Pricing Schedules, Administrator shall not charge Customer for any data center or communication charges associated with Services provided pursuant to any Work Orders.

4.8 Additional Charges Approved in Writing. Except to the extent provided in this Section, Administrator’s fees under this Agreement shall include all incidental expenses that Administrator expects to incur in performing the Services (including travel and lodging, document reproduction and shipping). Accordingly, except to the extent provided in this Section or otherwise approved in writing by Customer (which approval may be granted or withheld in its sole discretion), incidental expenses shall be for Administrator’s account and shall not be separately reimbursable by Customer.

5. MAINTENANCE AND SECURITY.

5.1 No Material Changes without Notifying Customer. Prior to using any new software, upgrades or modifications thereto or any new equipment or modifications thereto to provide the Services, Administrator shall have verified in writing that such new or modified item has been properly installed, is operating in accordance with its specifications, and is performing as required to enable Administrator to perform the Services in accordance with this Agreement. Prior to implementing any changes to such software or adding new or modified equipment that may directly and materially have a negative impact on any Service being provided to Customer, Administrator shall prepare a written report and review such changes with Customer. The Administrator is responsible for obtaining and maintaining all necessary approvals, signoffs and authorizations pursuant to changes described in this Section. Any changes implemented without sufficient authorization are subject to the penalty provisions in this Agreement or shall be treated as a Fault within the scope of Performance Schedule.

5.2 Service Center Security Procedures. Administrator shall maintain and enforce security procedures for each of the facilities used by Administrator (and for each approved subcontractor) and for all Administrator Software in performing the Services, which, at a minimum, shall comply with the provisions described below, a copy or summary of which will be made available to Customer from time to time, as requested, for inspection (the “Security Procedures”).

5.2.1 Administrator shall maintain in effect Security Procedures that are in place as of the Effective Date which address Administrator’s on-going assessment of:

(a) the reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or disruption of Administrator’s IT infrastructure or Customer Confidential Information;

(b) the estimated likelihood and potential damage of the foregoing threats, taking into account the nature of Customer Content; and

(c) the expected sufficiency of policies, procedures, Administrator’s IT infrastructure, and other arrangements in place to control risks.

5.2.2 Administrator shall maintain in effect and revise as appropriate Security Procedures to control the risks as identified above, commensurate with industry standards, Applicable Laws and the nature of Administrator’s IT infrastructure and Customer Confidential Information maintained or processed therein. Further, for Customer Confidential Information under the control of Administrator, Administrator shall maintain the appropriate:

(a) access controls to access Customer Confidential Information, including controls to authenticate and permit access only to authorized personnel and controls to prevent access by unauthorized individuals, including those who may seek access through fraudulent means;

(b) access restrictions at physical locations used to provide Services containing Customer Confidential Information designed to permit access only to authorized personnel;

(c) encryption of electronic Customer Confidential Information while in transit from inside Administrator’s secure environment to outside Administrator’s secure environment on networks, systems, or accessible media by unauthorized individuals;

(d) masking of agreed portions of Consumer Confidential Information in Administrator’s custody or control when such information is being utilized for system development and testing purposes;

(e) procedures designed to ensure that changes to Administrator’s IT infrastructure are consistent with Administrator’s security procedures;

(f) dual control procedures, segregation of duties, and employee background checks for Administrator personnel with access to Customer Confidential Information;

(g) monitoring systems and procedures to detect actual or attempted attacks on or intrusion into Administrator’s IT infrastructure or Customer Confidential Information in Administrator’s custody or control; and

(h) response programs specifying when actions are to be taken when suspected or actual unauthorized access to Client Data in Administrator’s custody or control has occurred, including notifying Customer.

5.2.3 As part of maintaining the Security Procedures, Administrator shall

(a) train its personnel to implement and comply with the Security Procedures;

(b) regularly test the key controls, systems and procedures, as frequently as reasonable but not less than annually, in light of Administrator’s assessment of the risks described above, including, as appropriate, the use of independent third parties;

(c) prohibit its personnel and subcontractors from removing devices containing unencrypted Customer Confidential Information from facilities controlled by Administrator;

(d) require its subcontractors to prohibit their personnel from removing devices containing unencrypted Customer Information from facilities controlled by its subcontractors; and

(e) require its subcontractors to implement and maintain appropriate measures to meet the requirements of the Security Procedures.

5.2.4 Administrator shall periodically monitor, evaluate and adjust as appropriate the Security Procedures, in light of renewed assessments of the type described above and in light of changes in technology. Administrator shall, at its own expense, perform a security audit no less frequently than annually. Such an audit will test the compliance to Customer’s security standards and procedures or as required by applicable law or regulation. Administrator shall provide Customer Manager the results of each security audit. If the audit identifies any matter that may adversely affect Customer, Administrator shall disclose such matter to Customer

Manager within 45 days following the audit and provide a detailed plan to remedy such matter. Customer shall have the right to use a third party or its internal staff to conduct an independent audit or to monitor Administrator audit at Customer’s expense.

5.3 Breaches of the Security. Administrator will notify Customer Manager, and Customer Manager will notify Administrator, in writing within two (2) hours of identifying any material unauthorized possession, access, use or knowledge, or attempt thereof (to the extent such attempt was elevated to Administrator’s security team for review), of Customer Confidential Information or Administrator Materials, as the case may be, or an actual breach of the Security Procedures, by any person which may become known to such Party, (b) furnish to the other Party full details within forty-eight (48) hours of the unauthorized possession, use, knowledge, or actual breach, and assist the other Party in investigating or preventing the reoccurrence of any such unauthorized possession, access, use, knowledge, or access or attempt thereof (to the extent such attempt was elevated to Administrator’s security team for review), (c) use reasonable efforts to cooperate, at the other Party’s expense, with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights and (d) use all reasonable efforts within twenty-four (24) hours to prevent a reoccurrence of any such unauthorized possession, access, use, or knowledge. Except as otherwise specifically provided in this Section 5.3, each Party shall bear the cost it incurs as a result of compliance with this Section.

6. CUSTOMER DUTIES.

The Customer shall have the following responsibilities.

6.1 Designating Customer Manager and Customer Officer;

6.2 Cooperating with Administrator by making available to Administrator such information as Administrator may reasonably request and such decisions regarding consents, approvals and Acceptances as are otherwise required of Customer under this Agreement;

6.3 Providing to Administrator any Customer policies and procedures and any amendments thereto that Administrator is obligated to observe under this Agreement. This shall not create any obligation on the part of Customer to amend its standards, policies or procedures or create such standards, policies and procedures where none exist;

6.4 Performing the obligations required of it under Section 9.3.3 to the extent required under such Section;

6.5 Performing the obligations required of it under Section 9.4.2 to the extent required under such Section; and

6.6 Providing Administrator access to Customer’s and Other Customer’s network to the extent required by Administrator to send Client Data from the Administrative Services Center to Customer and to Customer’s third party service providers.

7. PROPRIETARY RIGHTS.

7.1 General. Unless otherwise agreed by the Parties, the Parties’ respective rights in software and any related materials shall be as set forth in this Article. Administrator shall be financially responsible for the acquisition of, and shall acquire new software including additions or modifications to, and enhancements and replacements of, such software (and any ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties in the same license covering such software) as necessary to provide the Services, except as the Parties otherwise agree in writing.

7.2 Owned Software.

7.2.1 Administrator retains all right, title and interest in and to the Critical Applications and all derivatives, modifications and enhancements thereto.

7.2.2 As of the Effective Date, Administrator grants Customer for the duration of the Term a royalty-free, nonexclusive, nontransferable license to the Critical Applications (including available documentation, manuals and other materials). There shall be no fees imposed by Administrator for the license to the Critical Applications described in this Section 7.2.2.

7.3 Third Party Software Licensed to Administrator.

7.3.1 Administrator shall not use any third party software other than third party software that is COTS or third party software provided by Customer or Other Customer to provide the Services without first obtaining from Customer its consent. Except with respect to COTS or third party software provided by Customer or Other Customer, in addition to providing Customer Rights to Customer, Administrator shall obtain at its sole cost and expense the right to grant Customer at termination or expiration the rights Administrator is required to grant Customer under this Agreement. Administrator is required to perform the Services in accordance with the Performance Standards notwithstanding any decisions by Customer to withhold its consent to the use of third party software in accordance with this Section 7.3.1. There shall be no fees imposed by Administrator for the license to the third party software described in this Section 7.3.1 or maintenance of such third party software other than the fees set forth in Exhibit D, unless Customer has requested or required Administrator to use such third party software.

7.3.2 With respect to third party software that is COTS, Administrator shall use commercially reasonable efforts to obtain for Customer as many of the rights described in Section 7.3.1 as possible at Customer’s commercially reasonable cost. Administrator shall consult with Customer Manager before implementing any COTS; provided that Customer Manager shall be deemed to have been consulted with respect to the use of COTS in use by Administrator under the Old Agreement. Such consultation shall specifically address, among other things, Customer’s options and costs at expiration or termination.

7.3.3 Customer shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Administrator by the licenses for third party software obtained for Customer by Administrator.

7.4 Rights in Software and Processes Developed Under the Agreement.

7.4.1 Subject to Sections 7.4.2 and 7.4.3, as between (a) Customer and/or Other Customer and (b) Administrator, Administrator shall have all rights, title and interest in software and processes developed by Administrator under this Agreement or prior to this Agreement, or developed by or on behalf of Administrator apart from this Agreement; provided, however, Administrator shall grant to Customer and Other Customer an exclusive, permanent, royalty-free license with respect to such software and processes.

7.4.2 Customer or Other Customer shall own all right, title and interest in any modifications or customizations to Customer Software, including such modifications and customization developed by Administrator under this Agreement. The modifications and customizations described in this Section shall constitute “work made for hire” for Customer, as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and Customer or Other Customer shall be deemed the author and copyright owner of such modifications and customizations. If and to the extent that the foregoing provisions do not operate to vest fully and effectively in Customer and Other Customer such rights, Administrator, on behalf of itself, its Affiliates, its employees and its agents, hereby grants and assigns to Customer or Other Customer all rights which may not have so vested. Administrator shall execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate Customer’s and Other Customer’s rights in and to such modifications and customizations. If any of such modifications or customizations do not qualify for treatment as a “work made for hire”, Administrator, on behalf of itself, its Affiliates, its employees and its agents, hereby grants, assigns and transfers (and, in the case of work product not yet in existence, shall, immediately upon creation, grant, assign and transfer) to Customer or Other Customer ownership of all intellectual property rights in such modifications and customization, free and clear of any and all claims for royalties or other compensation.

7.4.3 In addition to Customer’s rights under Section 7.4.2, Customer may designate functionality and processes that are to be developed under this Agreement and that Customer believes may provide it with a competitive advantage. Customer shall notify Administrator of such designation on or before: (a) the date on which the Parties agree upon the fixed price for such development in the case of development work to be performed on a fixed price basis; or (b) the date on which Customer makes its election to have Administrator perform such development at the Personnel Rates in the case of development work to be performed at the Personnel Rates. Administrator shall not make available to its other customers a function or process designated by Customer as proprietary under this Section 7.4.3 during the two (2) year period commencing on the date: (i) on which such functionality is elevated into production by or on behalf of Customer in the case of software; or (ii) on which such process is implemented at Administrator on Customer’s behalf in the case of a process.

7.4.4 Rights in Non-Software Materials. Literary works or other works of authorship generated as deliverables to Customer or Other Customer in the course of performing Services under the Agreement, such as manuals, training materials, and other documentation (to the extent not addressed as part of software or equipment), including the Administrator Standard Operating Procedures and the Change Control Procedures and the like, shall be owned by Administrator; provided, however, that Administrator shall provide Customer an irrevocable, perpetual, world-wide, fully paid-up, royalty-free, nonexclusive license for Customer, its Affiliates or designees of Customer and its Affiliates to use, copy, modify, enhance and create derivative works of such deliverables for the sole purpose of providing services (including the Services) to Customer and its Affiliates. There shall be no fees imposed by Administrator for the license described in this Section 7.4.4.

7.4.5 As between Administrator and Customer, Customer shall have sole and exclusive ownership of all Client Data and Customer Content.

7.5 Residual Knowledge. Nothing contained in this Agreement shall restrict either Party from the use of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its obligations under Article 8 or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party. Except for the license rights contained in this Section 7.5, neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patents or copyrights of the other Party.

8. PROTECTION OF CONFIDENTIAL INFORMATION.

8.1 Confidential Information. Each Party acknowledges that it may be furnished with, receive, or otherwise have access to information of or concerning the other, which such other Party considers to: (a) be confidential, proprietary, and/or a trade secret; (b) have commercial value in its business or that of its vendors, customers, or clients and is not in the public domain; or (c) be otherwise restricted. Except as otherwise specifically agreed in writing by the Parties, Confidential Information shall include all information of a Party marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information. In the case of Customer and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, software provided to Administrator by or through Customer (or its Affiliates), materials prepared for Customer (or its Affiliates) by Administrator, Client Data, customer lists, customer information, Customer and its Affiliates’ personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of Customer, any Affiliate of Customer, or any client, customer, or other vendor of Customer or an Other Customer, or other information or data stored on magnetic, optical, or other media or obtained, received, transmitted, processed, stored, archived, or maintained by Administrator under this Agreement. In the case of Administrator and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, software, system documentation, Administrator customer lists, any information regarding Administrator obtained during a reference check of Administrator by Customer, Administrator’s strategic plans, and data regarding Administrator’s financial performance and assets, and any information contained in a notice provided under Section 17.1 provided to Customer by or through Administrator (or its Affiliates).

8.2 Obligations.

8.2.1 Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Customer and Administrator shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided that the Parties may disclose such information to one or more third parties performing Services on behalf of Administrator or third parties performing the retained responsibilities of Customer hereunder where: (a) such third party is performing Services or retained responsibilities in accordance with this Agreement; (b) such disclosure is necessary or otherwise naturally occurs in such third party’s scope of responsibility; and (c) the entity agrees in writing to assume the obligations described in this Article 8. Any disclosure to such entity shall be under the terms and conditions of this Agreement. Customer authorizes Administrator to disclose Customer’s Confidential Information other than Client Data to Other Customer.

8.2.2 Except as provided in Section 15.9.1, as requested by Customer Manager during the Term and upon expiration or any termination of this Agreement and completion of Administrator’s obligations under this Agreement, Administrator shall return or destroy, as Customer Manager may direct, all material in any medium that contains, refers to, or relates to Customer Confidential Information, and retain no copies unless otherwise required by law or otherwise permitted under this Agreement.

8.2.3 Except as provided in Section 15.9.1, as requested by Administrator, upon expiration or any termination of this Agreement and completion of Customer’s obligations under this Agreement, Customer shall return or destroy, as Administrator may direct to Customer Manager, all material in any medium that contains, refers to, or relates to Administrator Confidential Information, and retain no copies unless otherwise required by law or otherwise permitted under this Agreement.

8.3 Exclusions. Section 8.2.1 shall not apply to any particular information which Administrator or Customer can demonstrate: (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving Party or its Affiliates; (c) was in the possession of the receiving Party from a third party (other than a Producer, applicant, Contractholder or beneficiary of Customer or an Affiliate of such Party) at the time of disclosure by the disclosing Party to the receiving Party; (d) was received after disclosure to it from a third party (other than a Producer, applicant, Contractholder or beneficiary of Customer or an Affiliate of such Party) who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent governmental authority provided that, upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and, if legally permissible, prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

8.4 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (a) notify the furnishing Party in writing; (b) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the adverse impact of the violation; and (c) cooperate in all reasonable respects with the furnishing Party to minimize the adverse impact of the violation and any damage resulting therefrom.

8.5 No Implied Rights. Nothing continued in this Article 8 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

8.6 Additional Protections For Consumer Information. In addition, as to Consumer Confidential Information and Client Data disclosed to Administrator hereunder:

8.6.1 Administrator will hold all such information it obtains hereunder in accordance with standard practices in the TPA industry with respect to information of this type and will use and permit use of such information solely to the extent necessary to provide the Services under this Agreement.

8.6.2 Administrator may disclose or provide access to its responsible employees or subcontractors who have a need to know and may make copies of such information disclosed hereunder only to the extent necessary for the permissible purposes described above.

8.6.3 Administrator currently has, and in the future shall maintain, in effect and will enforce rules and policies designed to protect against access to or use or disclosure of such information disclosed hereunder other than in accordance with this Agreement, including, without limitation, written instructions to, and agreements with, its representatives to ensure that such representatives protect the confidentiality of and restricted use of such information. Administrator shall obligate its representatives not to disclose such information to third parties, without Customer’s prior written consent.

8.6.4 With respect to Client Data only, Administrator shall not copy any Client Data to portable media (pin drives, laptops, etc) other than for archival and back-up purposes or to comply with the Disaster Recovery Plan unless previously approved by Customer Manager in writing.

8.6.5 Administrator shall comply with each privacy policy and each information-handling policy which Customer has provided to consumers regarding the Contracts administered under this Agreement, which Customer Manager may provide in writing to Administrator from time to time, as described in the Business Rules.

8.6.6 Administrator shall initially notify Customer Manager within twenty-four (24) hours of any actual or reasonably suspected unauthorized disclosure or use (and will cooperate with Customer to protect all proprietary rights in, confidentiality of, and ownership of) such information disclosed hereunder.

8.7 HIPAA Business Associate Agreement. Administrator acknowledges that Customer may be required to obtain a Business Associate Agreement executed relating to certain types of Contracts that may be administered under this Agreement. Each Party agrees to cooperate in good faith with the other Party to negotiate the terms of such agreement and Administrator shall execute such agreement containing terms required by law and containing usual and customary terms for such type of agreement. Such Business Associate Agreement that relates to Contracts administered under this Agreement and which refers specifically to this Agreement shall be deemed a part of this Agreement and incorporated herein by reference, as if fully stated herein.

9. REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS.

9.1 Mutual Representations. Each Party represents and warrants to the other that as of the Effective Date:

9.1.1 It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement in such jurisdiction.

9.1.2 It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.

9.1.3 It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part.

9.1.4 This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

9.1.5 It is not a Party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement.

9.1.6 Has and shall maintain all the licenses, permits, and approvals from governmental agencies required to perform its obligations under this Agreement.

9.1.7 Represents and warrants to the other that it has not violated any applicable laws, regulations or policies of the other Party, regarding the offering of unlawful inducements in connection with this Agreement.

9.2 Additional Administrator Covenants and/or Representations.

9.2.1 Administrator also covenants to Customer that: (a) the Services, as and when delivered or rendered hereunder, shall be performed in accordance with this Agreement; and (b) to the extent Administrator uses Administrator Software in performing the Services under this Agreement, such Administrator Software will process, provide and/or receive data to process Customer’s and its Affiliates’ business accurately, timely and in accordance with this Agreement.

9.2.2 Administrator also represents, warrants, and covenants to Customer that:

(a) as of the Effective Date, there are no existing or threatened legal proceedings against Administrator that would have a material adverse effect upon its ability to perform any one of its obligations under this Agreement or its financial condition or operations;

(b) it will use sufficient numbers of personnel to perform the Services in accordance with the Performance Standards. Administrator further represents and warrants that each person assigned to Customer account will have an appropriate degree of training, experience and skill to perform the tasks assigned to such person;

(c) the Services shall be performed with promptness and diligence and executed in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services under the Agreement;

(d) it shall maintain the Resources so that they operate in accordance with their specifications, including: (i) maintaining Equipment in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (iii) performing Software maintenance in accordance with the applicable software licensor’s documentation and recommendations, except to the extent directed otherwise by Customer;

(e) it shall perform its responsibilities under the Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; and

(f) the Services shall be performed in compliance with all Applicable Laws, whether set forth in Service Guidelines or not, and all Provider Laws.

9.3 Viruses.

9.3.1 Administrator covenants that it shall use its best efforts to ensure that no viruses are coded or introduced or permitted into the systems used to provide the Services or into Customer’s systems and the systems of its third party service providers by virtue of Administrator’s provision of the Services. In the event a virus is found, Administrator covenants it shall use all commercially reasonable efforts at no additional charge to remove such virus and mitigate its effect.

9.3.2 Administrator covenants it shall use commercially reasonable efforts to ensure that no viruses are coded or introduced into Customer systems and the systems of its Third party service providers by virtue of Administrator’s provision of the Services.

9.3.3 Without limiting the generality of Administrator’s obligations to provide, implement, configure, and maintain firewalls and virus protection software, and establish other safeguards against viruses, Customer covenants that it shall use commercially reasonable efforts to ensure that no viruses are coded or introduced into the systems used to provide the Services. If Customer breaches this covenant, Customer shall use all commercially reasonable efforts to remove such virus and mitigate its effect.

9.4 Disabling Code.

9.4.1 Administrator covenants that, without the prior written consent of Customer, Administrator shall not insert, or authorize third parties including subcontractors to insert, into the software any code that could have the effect of disabling or otherwise shutting down all or any portion of the Services. Administrator further represents and warrants that, with respect to any disabling code that may be part of the software, Administrator shall not knowingly or negligently invoke, or authorize a third party to invoke, such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Customer’s consent.

9.4.2 Customer covenants that, without the consent of Administrator, Customer shall not insert, or authorize its third parties to insert, into the software any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services. Customer shall not knowingly or negligently invoke, or authorize a third party to invoke, such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Administrator’s consent.

9.5 Disclaimer of Implied Warranties. THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN ONE OR MORE WORK ORDERS ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE.

10. LIMITED REMEDIES.

10.1 Performance Failures- Notice and Correction.

10.1.1 Customer shall notify Administrator in writing within forty-five (45) calendar days from the time Customer Manager discovered or reasonably should have discovered that the Services in question failed to conform (in all material respects) with the description or specifications set forth herein or the Performance Standards. Such notification shall include the detailed information necessary for Administrator to verify such nonconformity or failure.

10.1.2 Customer’s failure to provide the notice within the time period prescribed above shall not relieve Administrator from responsibility under this Agreement.

10.1.3 Customer shall not be obligated to notify Administrator of any such failures of which Administrator has actual knowledge, or of which Administrator notified Customer or reasonably should have notified Customer had Administrator diligently monitored its performance and reported such failures in accordance with Section 2.11.

10.1.4 Administrator shall correct promptly all nonconformities and failures so that the Services are in accordance with this Agreement. Such correction shall be at no additional charge to Customer to the extent Administrator was responsible for the underlying nonconformity or failure. If Administrator fails to perform any of the Services in accordance with this Agreement, Administrator shall follow the procedures set forth in Section 10.1.5.

10.1.5 Regardless of whether Administrator is able to correct such nonconformity or failure promptly, Administrator shall develop, implement and execute a plan to correct the cause of such error and/or nonconformity or failure and implement an effective temporary workaround, as promptly as commercially feasible, based on the urgency and criticality of such error and/or nonconformity or failure. In correcting such nonconformities or failures and, if applicable, in developing, implementing and executing the plan, Administrator shall consult with Customer as described in Section 2.11.

10.1.6 The remedies stated in this Agreement are cumulative and not exclusive. The election to seek one remedy shall not preclude either party from seeking any other remedy relating to this Agreement, except as may be expressly stated otherwise in this Agreement.

10.2 Failure to Meet Performance Standards. Customer shall have the rights provided in Section 2.13 and the Performance Schedule.

10.3 Reimbursement of Erroneous Payments.

10.3.1 Administrator shall reimburse Customer for:

(a) all amounts paid by Customer or its Affiliates to a third party not an Affiliate of Customer;

(b) all amounts required to be paid by Customer or its Affiliates to a third party not an Affiliate of Customer;

(c) all amounts which Customer or its Affiliates would have been entitled to receive from a third party not an Affiliate of Customer, and

(d) all Pass Through Expense amounts paid by Administrator,

which, in the case of (a), (b) and (d), would not have been paid or required to be paid in connection with the Services provided under this Agreement had Administrator performed in accordance with this Agreement and the Performance Standards, or which, in the case of (c), would have been recoverable by Customer or its Affiliates had Administrator performed in accordance with this Agreement (such payment or unrecoverable amount as a result of such failure by Administrator is referred to as an “EPR Amount” and such failure is referred to as an “EPR Failure”).

10.3.2 Administrator shall pay Customer the amounts due under this Section 10.3 within thirty (30) calendar days after Administrator’s receipt of a written claim from Customer that such amounts are due together with sufficient detail concerning the applicable EPR Failure and EPR Amount. In lieu of Administrator actually paying amounts due under this Section, Administrator may reduce the amount due and payable under this Agreement for the month in which Customer determines that an amount is due under this Section or in the alternative, Customer may offset the amount Customer is entitled to receive under this Section against any other amount Administrator claims is due and payable under this Agreement.

10.3.3 For an EPR Amount which is either: (a) less than $10,000.00; or (b) of a nature that urgent payment is commercially reasonable to mitigate further exposure by Customer or Administrator, Customer may pay such erroneous amounts and promptly thereafter report to Administrator the good faith basis upon which Customer had to pay such amounts promptly. For all other amounts, Customer shall use its commercially reasonable efforts to advise Administrator in advance of making such payment to such third party for which Customer would seek reimbursement from Administrator under this Section. The foregoing shall not relieve Administrator from its obligation to reimburse Customer in this Section, except to the extent Administrator is actually prejudiced by Customer’s actions.

10.4 Subrogation Rights. Customer may pursue recovery from any third party to the full extent permitted by applicable law and to the full extent that Customer has any claim against Administrator, without regard to any of the limitations and exclusions in this Agreement, and such claim by Customer is, or could be, in whole or in part, the basis of a claim by Administrator against a third party which is not an Affiliate of Administrator, employee or insurer of Administrator. The foregoing exclusion of Administrator’s employees shall not apply if Administrator disclaims responsibility for such employee’s actions. Administrator shall assign to Customer and cooperate with Customer so that Customer may pursue such claim in the name of Administrator, all rights to pursue such claim against, and receive and recover from such third party the amount Administrator would be entitled to recover from such third party, as may be limited by the provisions of this Section. Administrator shall not prejudice Customer’s rights under this Section with respect to the claim against such third party. To the extent Administrator has other customers similarly situated as Customer with respect to such third party and who are, or on whose behalf Administrator is, pursuing such claim against such third party, Customer’s right of recovery against such third party under this Section shall be limited to a percentage of Administrator’s total right of recovery against such third party equal to Customer’s aggregate claim against Administrator under this Agreement, without regard to any limitations or exclusions of damages in this Agreement, divided by the aggregate of all liquidated claims Administrator has against such third party at the time Customer asserts its claims under this Agreement.

10.5 Right to Pursue Additional Remedies. Regardless of whether this Agreement is terminated, either Administrator or Customer may: (a) institute judicial proceedings in a court of competent jurisdiction to seek to enjoin the continued performance of the other Party’s continuing obligations and to recover damages in connection with such action; and (b) initiate the dispute resolution procedures in Article 13 to recover damages for any breach of this Agreement, but in either (a) or (b), subject to the express limitations on remedies as stated in this Agreement.

11. INDEMNIFICATION.

11.1 Administrator’s Indemnification of Customer. Except as otherwise expressly provided in this Agreement, Administrator shall indemnify, defend and hold Customer and its Affiliates harmless from and against any and all Indemnified Damages which arise out of or relate to a claim brought or sanction sought by a third party that is not an Affiliate of Customer against Customer, its Affiliates or a Customer Client to the extent caused by:

11.1.1 a material breach of Administrator’s representations and warranties in Sections 9.1.1 through 9.1.5;

11.1.2 Administrator’s: (a) wrongful disclosure to third parties of the codes and/or passwords, if any, provided by Administrator to Customer for Customer to implement system access provided under Section 3.2; (b) failure to implement and maintain procedures designed to safeguard Customer’s Confidential Information obtained under this Agreement in accordance with Section 5.2 of this Agreement; or (c) wrongful use of Customer’s Confidential Information obtained under this Agreement in violation of Section 8.1 or 8.2.1 of this Agreement;

11.1.3 Administrator’s act or omission in its capacity as an employer of its employees;

11.1.4 a breach by Administrator of its contractual obligations to any third party contracting with Administrator brought by such third party other than a claim for which Customer is required to indemnify Administrator under Section 11.2;

11.1.5 subject to Section 11.3.4, claims alleging that the Services as contemplated by this Agreement, constitutes an infringement or misappropriation of a patent, copyright, trademark, trade secret, or analogous rights outside of the United States of a third party;

11.1.6 theft by employees or contractors of Administrator to the extent of the insurance required hereunder;

11.1.7 any breach of Administrator’s covenant under Section 9.2.2(f);

11.1.8 Administrator’s negligence or willful misconduct in the performance of its obligations hereunder; or

11.1.9 Losses suffered by Customer caused by commission of an Underwriting Error by Administrator in conjunction with its performance of its obligations hereunder.

11.2 Customer’s Indemnification of Administrator. Except as otherwise expressly provided in this Agreement, Customer shall indemnify, defend and hold Administrator and its Affiliates harmless from and against any and all Indemnified Damages which arise out of or relate to a claim brought or sanctions sought by a third party that is not an Affiliate of Administrator against Administrator or its Affiliates to the extent caused by:

11.2.1 a material breach of Customer’s representations and warranties in Sections 9.1.1-9.1.5;

11.2.2 Customer’s: (a) wrongful disclosure to third parties of the codes and/or passwords, if any, provided by Administrator to Customer to allow Customer to access Administrator Software and/or the Designated Third Party Software; (b) failure to implement and maintain procedures designed to safeguard Administrator Materials and other confidential information and trade secrets obtained under this Agreement; or (c) wrongful use of Administrator Materials and other confidential information or trade secrets obtained under this Agreement in violation of Sections 8.1 or 8.2.1;

11.2.3 Claims alleging that Customer’s performance of its obligations under this Agreement, including without limitation of information or requirements to Administrator, constitutes an infringement or misappropriation of a patent, copyright, trademark, trade secret in the United States of a third party; or

11.2.4 Customer’s negligence or willful misconduct in the performance of its obligations hereunder.

11.3 Special Indemnification Relating to Infringement.

11.3.1 Subject to Customer complying with this Agreement and the terms and conditions applicable to third party software which Administrator may provide to Customer in writing from time to time and subject to Section 11.3.5, Administrator agrees to defend, hold harmless and indemnify Customer and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Customer against Customer and/or its Affiliates arising from the actual or alleged infringement by such Critical Applications of the intellectual property rights of third parties.

11.3.2 Subject to Customer complying with this Agreement and the terms and conditions applicable to third party software which Administrator may provide to Customer in writing from time to time, Administrator agrees to defend, hold harmless and indemnify Customer and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Customer against Customer and/or its Affiliates alleging that Administrator had failed to obtain consent to Customer’s access of such third party software (other than the Designated third party software and Customer Software) when required under this Agreement.

11.3.3 Notwithstanding Sections 11.1.5, 11.2.9, 11.3.1 or 11.3.2, neither Party shall have any obligation to indemnify the other Party to the extent such infringement is a result of (a) modifications to materials or software provided or made by or on behalf of the other Party, (b) the other Party’s combination of the Services, deliverables, materials or software provided with items not furnished, specified or reasonably contemplated hereunder, (c) a breach of this Agreement by the other Party, (d) the failure of the other Party to use corrections or modifications provided by it, (e) adherence to specifications or processes provided or required by the other Party, or (f) third party software, except to the extent that such infringement or misappropriation arises from the failure of the responsible Party to obtain the necessary licenses or to abide by the limitations of the applicable third party software.

11.4 Acts of Employees and Subcontractors. Each Party shall indemnify, defend and hold harmless, the other Party and its employees from any and all Indemnified Damages by reason of:

11.4.1 personal injury, death or tangible personal property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligence of a Party’s employees or its subcontractors; and

11.4.2 such Party’s personnel at the other Party’s location and who materially breaches that other Party’s security policies, which would have been the basis for immediately removing from that other Party’s premises had one of that other Party’s employees committed such breach, provided, that that other Party shall have taken all reasonable steps to remove such visiting personnel from the premises.

11.5 Conduct of Indemnification Claims.

11.5.1 As promptly as practicable, but within five (5) business days, after a Party seeking to be indemnified relating to or under this Agreement (the “Indemnified Party”) receives notice of claims which may lead to seeking indemnification under this Agreement, the Indemnified Party shall provide the other Party (the “Indemnifying Party”) with written notice of the matter in reasonable detail.

11.5.2 If Administrator is the Indemnifying Party pursuant to Section 11.3.1:

(a) In defending or settling any such claim Administrator may elect to: (i) obtain the right of continued use of such Administrator Software and Administrator Materials or part thereof, which is alleged to be infringing, or (ii) replace or modify such Administrator Software and Administrator Materials, or part thereof, so as to avoid such claim of infringement and Customer will cease use of Administrator Software and Administrator Materials, or part thereof, which was replaced or modified.

(b) Administrator will not be obligated to defend or settle any claim of infringement: (i) asserted by an Affiliate of Customer, (ii) caused by Customer’s additions to, changes in, or modification of Administrator Software and Administrator Materials, (iii) caused by Customer’s use of Administrator Software and Administrator Materials in combination with non Administrator Systems or any other items not furnished, performed by Administrator, or (iv) caused by the material failure of Customer to use corrections or modifications provided by Administrator offering substantially equivalent functionality and features.

11.5.3 If such notice is not provided within the time stated in Section 11.5.1 above, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party, except to the extent that Indemnifying Party is actually prejudiced by the late receipt of such notice.

11.5.4 The Indemnifying Party’s indemnification obligation above is conditioned on the Indemnified Party’s permitting the Indemnifying Party upon request, and at the Indemnifying Party’s cost and expense, to assume and control the defense or settlement thereof.

11.5.5 To assume the defense of such claim, the Indemnifying Party shall first have acknowledged in writing to the Indemnified Party the Indemnifying Party’s obligation to indemnify fully the Indemnified Party for the matter in accordance with this Agreement, provided reasonable proof of the Indemnifying Party’s ability to defend and pay the defense costs and claim amount and acknowledged Indemnifying Party’s obligation to take only Reasonable Defense Steps in connection with such matter. In the absence of such assurance in writing, the Indemnified Party shall retain the right, but not the duty, to control the defense of such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this Agreement.

11.5.6 The Indemnified Party agrees to reasonably cooperate, at the Indemnifying Party’s expense, with Indemnifying Party taking Reasonable Defense Steps in the defense of such claim, and shall not make any prejudicial statement or admission in connection with such claim except as required by law, or settle the claim without the consent of the Indemnifying Party.

11.5.7 The Indemnifying Party will keep the Indemnified Party generally informed regarding proposed material Reasonable Defense Steps to the extent reasonable and practicable and to the extent that this does not prejudice the rights of either Party. If the Parties do not agree on what is or is not a Reasonable Defense Step, the Indemnifying Party shall notify Indemnified Party on a timely basis of such disagreement, in which case Indemnifying Party may take only those Reasonable Defense Steps approved by Indemnified Party. The foregoing shall not: (a) relieve Indemnifying Party from its obligations to continue to defend and/or settle the claim; or (b) prejudice Indemnifying Party’s right to recover from Indemnified Party under Section 11.5.9.

11.5.8 The Indemnifying Party shall not effect a settlement of any such claim, without the prior written consent of the Indemnified Party where the settlement involves the payment of an amount which is greater than the amount for which the Indemnifying Party is liable under this Agreement or involves any admission of wrongdoing on the part of the Indemnified Party or contains any sanctions on the part of the Indemnified Party other than the payment of money. It shall not be considered unreasonable to withhold consent if the settlement contains any admission on the part of the Indemnified Party of wrongdoing or contains any sanctions other than the payment of money that the Indemnifying Party agrees to and is able to pay. It shall be unreasonable to withhold consent if such settlement consists solely of the Indemnifying Party agreeing and having the ability to pay money.

11.5.9 If Indemnified Party instructs Indemnifying Party not to take any steps in the defense of a matter for which Indemnifying Party has assumed the defense under this Section (“Contested Steps”) and Indemnifying Party notified Indemnified Party on a timely basis that it disagrees with Indemnified Party’s determination that such Contested Steps were not Reasonable Defense Steps, Indemnifying Party shall be entitled to recover from Indemnified Party those amounts which would not have been incurred had Indemnified Party approved such Contested Steps which are subsequently determined to be Reasonable Defense Steps. Such determination shall be in accordance with Section 13.2.

11.5.10 If, for whatever reason, Indemnifying Party elects not to assume the defense of a matter, and if Indemnified Party assumes the defense of such matter, then Indemnified Party shall take all Reasonable Defense Steps. From time to time, Indemnified Party may request Indemnifying Party to identify any steps which Indemnifying Party believes are Reasonable Defense Steps not being taken by Indemnified Party. Indemnified Party shall respond to such request on a timely basis. When Indemnified Party submits to Indemnifying Party the claim for Indemnification for all Indemnified Damages, if Indemnifying Party claims that Indemnified Party failed to take all Reasonable Defense Steps (also referred to as “Contested Steps”), Indemnifying Party shall provide written notice to Indemnified Party within thirty (30) days of receipt of Indemnified Party’s claim for Indemnified Damages, specifying the Reasonable Defense Steps Indemnified Party failed to take and the amount of Indemnified Damages sought by Indemnified Party which would not have been incurred had Indemnified Party taken such Contested Steps so identified. Indemnifying Party shall promptly pay all undisputed Indemnified Damages. If the Parties do not amicably resolve the amount of Indemnified Damages sought by the Indemnified Party, such dispute will be resolved in accordance with Section 13.3.

11.5.11 In deciding whether the Contested Steps were Reasonable Defense Steps, the Indemnifying Party shall have the burden of proving: (a) that such Contested Steps were Reasonable Defense Steps; and (b) the amounts paid by Indemnifying Party which would not have been paid had Indemnified Party taken such Contested Steps. If the Arbitrator determines that the Contested Steps were Reasonable Defense Steps which should have been taken, the Arbitrator shall reduce the amount of Indemnified Damages by such amounts that would not have been paid had such Contested Steps been taken by the Indemnifying Party or by the Indemnified Party, as applicable.

12. INSURANCE. IN ADDITION TO ANY INSURANCE COVERAGE LEVELS REQUIRED OF ADMINISTRATOR BY APPLICABLE LAWS, INCLUDING WITHOUT LIMITATION, THOSE GOVERNING ADMINISTRATOR’S PERFORMANCE OF THE SERVICES, ADMINISTRATOR WILL MAINTAIN INSURANCE OF THE TYPES, AND IN THE AMOUNTS SET FORTH BELOW, AND SHALL PROVIDE CUSTOMER AT CUSTOMER’S REQUEST WITH EVIDENCE OF SUCH INSURANCE COVERAGE AS OF THE EFFECTIVE DATE OF THIS AGREEMENT AND SHALL MAINTAIN LEVELS OF INSURANCE NO LESS THAN SUCH LEVELS.

12.1 Administrator shall during the Term have and maintain in force at least the following insurance coverages:

12.1.1 Employer’s Liability Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000 or the minimum limits required by law, whichever limits are greater.

12.1.2 Worker’s Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee at least as high as the minimum limits required by law.

12.1.3 Employment Practices Liability Insurance, including coverage for discrimination and sexual harassment claims by persons other than employees, with minimum aggregate limits of $3,000,000.

12.1.4 Commercial General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, with a minimum combined single limit per occurrence of $1,000,000 and a minimum combined single aggregate limit of $2,000,000. This coverage shall be endorsed to name Customer as additional insured. Commercial General Liability Insurance is a claims made policy.

12.1.5 Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name Customer as additional insured.

12.1.6 Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with fraudulent or dishonest acts committed by the employees of Administrator, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $3,000,000.

12.1.7 Third party administrator’s Cyber Liability insurance, with a minimum limit of $5,000,000.

12.1.8 Umbrella Liability Insurance with a minimum limit of $5,000,000 in excess of the insurance coverage described in Sections 12.1.1, 12.1.2, and 12.1.4. This coverage shall include Customer as an additional insured.

12.1.9 Underwriters’s Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, including but not limited to Underwriting Errors, with a minimum limit of $10,000,000 yearly aggregate primary coverage and $10,000,000 yearly aggregate excess coverage.

12.2 Insurance Terms.

12.2.1 Administrator shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Customer prior to cancellation of the policies. The insurers selected by Administrator shall have an A.M. Best rating of A- or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.

12.2.2 In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 12, Administrator shall be solely responsible to take such action.

12.2.3 The insurance coverages listed in Section 12.1 shall be primary insurance and noncontributing with any insurance maintained by Customer or its affiliates.

12.2.4 Administrator shall waive, and shall cause its insurers to waive, any and all rights of recovery, claims, actions or causes of action against Customer for any loss or damage with respect to Customer with respect to insurance coverages listed Section 12.1.1, 12.1.2, 12.1.4, 12.1.5, 12.1.6, and 12.1.9.

13. DISPUTE RESOLUTION.

13.1 General. The Parties to this Agreement understand and agree that the implementation and performance of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between the Parties. Each Party hereto agrees to use commercially reasonable efforts to cause any disputes or disagreements between the Parties to be considered, negotiated in good faith and resolved as soon as possible.

13.2 Mandatory Arbitration.

13.2.1 If any dispute or disagreement between the parties cannot be resolved to the satisfaction of the parties within twenty (20) calendar days after either party has notified the other in writing of the need to resolve such dispute or disagreement, then such dispute or disagreement shall be immediately referred in writing to the Administrator Manager and Customer Officer (or other officers having equivalent levels of responsibility and authority relating to this Agreement) for consideration. Customer Officer and Administrator Manager shall meet within fifteen (15) days and diligently negotiate in good faith to reach a resolution. Such negotiation period shall extend for a period of thirty (30) days from the date of the initial meeting between Customer Officer and Administrator Manager. If the dispute cannot be resolved pursuant to such negotiations, it shall be referred the dispute resolution provisions of this Agreement commencing in Section 13.2.2.

13.2.2 All disputes relating to or arising out of this Agreement shall be resolved by compulsory, mandatory, exclusive and binding arbitration conducted in accordance with an arbitrator or arbitration panel under a set of arbitration rules as may be mutually agreed upon by the parties, but if the parties do not agree on the foregoing within thirty (30) calendar days of the notice of dispute, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator selected according to the Rules of the American Arbitration Association (the “Arbitrator”). In any event, the arbitrator will be a lawyer available from the pool of otherwise qualified disinterested arbitrators, who has experience or significant familiarity in two or more of the following areas: (i) business process outsourcing within the United States insurance industry; (ii) business process outsourcing services transactions; (iii) the regulation of the issue which is the subject of the dispute, in particular; and (iv) information technology transactions and intellectual property rights in the financial services industry. Decisions of the Arbitrator in accordance with this Section 13.2 shall be final and binding on the parties hereto. The Arbitrator shall render a judgment of default against any party who fails to appear at a properly noticed arbitration proceeding. Such arbitration shall be conducted in a New York, New York. Each party shall bear its own costs incurred in connection with such arbitration and shall share equally in the arbitration/Arbitrator’s fee, until and unless the Arbitrator decides otherwise in accordance with this Section 13.2. For all matters decided by the Arbitrator, the Arbitrator shall make a decision having regard to the intentions of the parties, the terms of this Agreement, and custom and usage of the industry of both parties. Such decisions shall be in writing and shall state the findings of fact and conclusions of law upon which the decision is based, provided that such decision may not: (a) include a suspension of this Agreement or any provisions hereof; or (b) render a decision which, if reached by a trial court, would be vacated, modified or corrected in whole or in part under the standard of review used by appellate courts reviewing a trial court decision. The decision shall be based exclusively upon the evidence presented by the parties at a hearing in which evidence shall be allowed. Said decision shall be subject to review by appropriate courts of competent jurisdiction under the standard of review used by appellate courts reviewing a trial court decision. If the decision is not vacated, modified, or corrected in whole or in part upon an appeal, such decision shall be final and binding upon all parties to the proceeding and may be entered by either party in any court having jurisdiction.

13.3 Payment Dispute. The following provisions shall apply where one party disputes in good faith that it owes an amount to the other party, which the other party claims is payable under this Agreement:

13.3.1 The party disputing (“Disputing Party”) that it owes the other party amounts under this Agreement shall provide to the other party (“Billing Party”) a detailed written explanation of Disputing Party’s basis for disputing in good faith the amounts claimed due by Billing Party. Disputing Party shall pay Billing Party the undisputed amounts due. Disputing Party shall provide such written explanation within twenty (20) business days of receiving the invoice containing disputed charges.

13.3.2 Upon receipt of any notice of disputed fees, each party shall promptly and diligently cooperate with each other to resolve the disputed amounts. At such time as the Billing Party determines that the parties have reached an impasse regarding such disputed amounts, the Billing Party shall provide a written notice to the Disputing Party stating that the parties have reached an impasse with respect to the disputed amount described in such letter.

13.3.3 Within fifteen (15) calendar days of the date of Disputing Party’s receipt of the notice provided for in Section 13.3.2, if the amount in dispute exceeds $50,000, the Disputing Party shall deposit such disputed amount in excess of the foregoing amount into an interest bearing escrow account for the benefit of the Billing Party, on terms reasonably agreed upon with the Billing Party, providing that such deposited amounts shall be released only: (a) as the parties may jointly direct the escrow agent in writing; or (b) pursuant to a final resolution in accordance with this Agreement. Subject to Customer’s right to withhold and pay into escrow amounts it disputes in good faith, each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved.

13.3.4 The Parties acknowledge that if Administrator were to cease performing Services hereunder, Customer could suffer significant damages. Consequently, if Administrator notifies Customer that Customer has materially breached this Agreement, Customer shall use its commercially reasonable efforts to stop such breach immediately and the Parties shall cooperate in good faith to mitigate any damages Administrator may suffer as a result of Customer’s breach.

Nothing contained herein shall prevent Administrator from terminating this Agreement for breach and ceasing to provide Services if Customer is unwilling or unable to comply with the terms of this Article 13.

13.3.5 In lieu of depositing amounts in the escrow account as described above, Customer may pay Administrator such disputed amounts and seek to recover such amounts.

13.4 No Waivers. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default unless such waiver or consent shall be in writing and signed by an authorized officer of the Party claimed to have waived or consented.

13.5 Injunctive Relief. Nothing in this Article or in this Agreement shall preclude any Party from seeking equitable relief in a court of law as may be permitted under this Agreement.

14. FORCE MAJEURE, DISASTER RECOVERY AND BUSINESS CONTINUITY.

14.1 Excused from Performance. Subject to the Sections 14.2, 14.3 and 14.4, neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service to the extent such default, failure or interruption is caused by, directly or indirectly, unforeseeable acts of God, civil or military authority, unforeseen unavailability of suitable parts, materials, labor or transportation, or any cause beyond the Party’s reasonable control (“Force Majeure Event”) but only if the delayed Party: (i) gives the other Party written notice of such cause promptly; (ii) uses commercially reasonable efforts to correct such failure or reduce the delay in its performance; and (iii) followed generally accepted prudent standards for mitigating the risk associated with such event, in light of the severity of damages such event could cause the other Party, including, without limitation maintaining adequate inventories of replacement parts and equipment and materials and maintaining adequate human resource procedures to reduce reliance on certain employees or contractors.

14.1.1 Provided that Administrator has complied with Sections 14.2 and 14.3, Administrator shall be excused from performance hereunder for up to thirty (30) days following a Force Majeure Event.

14.1.2 If Administrator fails to provide any Services in accordance with the applicable Statement of Work as a result of a Force Majeure Event, Customer will not be responsible for the payment of fees relating to the Services that Administrator fails to provide.

14.1.3 Customer may: (a) procure the Services affected by such Force Majeure Event from an alternate source; (b) terminate the portion of the Agreement affected as of a date specified by Customer and the fees shall be equitably reduced to reflect the termination of the terminated Services; or (c) if Services constituting in dollar value, as reasonably determined by Customer, more than 25% of the Services are affected, terminate this Agreement as of a date specified by Customer in a written notice to Administrator. A termination of this Agreement under this Section 14.1.3 shall be treated as a termination under Section 15.3.

14.1.4 Customer shall not be liable for the payment of any termination fees or have any other liability to Administrator for terminating the Agreement under Section 14.1.3.

Administrator shall not have the right to any additional payments from Customer as a result of any Force Majeure Event in excess of the fees it is otherwise entitled to charge under the Performance Schedule.

14.2 Administrator Disaster Recovery Plan. Administrator covenants that it shall maintain a documented disaster recovery plan designed to safeguard Customer’s data and to provide for the continuity of the services and the necessary resources and capabilities covering the facilities used by Administrator to operate all of Administrator Software and/or the Designated Third Party Software to perform the Services under this Agreement in accordance with a commercially reasonable and prudent on-going assessment of the factors described in Sections 5.2.1 and 5.2.2, such that Administrator’s performance under this Agreement would not be adversely affected for more than two (2) business days if Administrator’s data center facilities were rendered inoperable or inaccessible in the event of a disaster of the type reasonably foreseeable as a result of such on-going assessment (“Disaster Recovery Plan”). Administrator covenants to Customer that the Disaster Recovery Plan, when implemented by Administrator following such disaster, shall enable Administrator to provide all of the Services in accordance with the prioritization stated in Exhibit G not later than the end of the following periods: (1) High - 24 hours; (2); Medium - 72 hours; and (3) Low - 96 hours; each from the earlier of the date disaster conditions are declared to exist by mutual agreement or the first occurrence of such disaster conditions (“Recovery Trigger Date”). Upon 30 days prior written notice, Customer may modify such prioritization once per calendar year pursuant to the Change Control Procedures. All of the other Services not expressly identified on Exhibit G as High, Medium or Low, shall be restored within 72 hours to the Performance Standard levels set forth in the Performance Schedule. For those Services designated as High priority, Administrator shall restore such Services to the Performance Standard levels set forth in the Performance Schedule within ten (10) business days from the Recovery Trigger Date. For all other Services, Administrator shall restore such Services to the Performance Standards set forth in the Performance Schedule within a commercially reasonable period of time from the Recovery Trigger Date. Customer and Administrator agree that Exhibit G is not intended to expand the scope of Services provided by Administrator. To the extent a service or task described in Exhibit G was not being provided by Administrator immediately prior to the event giving rise to the need to invoke the Disaster Recover Plan and/or Business Continuity Plan, Administrator shall not be responsible for restoring such services.

14.3 Administrator Business Continuity Plan. Administrator covenants that it shall maintain a documented business continuation plan designed to safeguard Customer’s data, to provide for the continuity of the Services and the necessary resources and capabilities required to fully perform the Services under this Agreement in accordance with a commercially reasonable and prudent on-going assessment of the factors described in Sections 5.2.1 and 5.2.2, such that Administrator’s performance under this Agreement would not be adversely affected for more than two (2) business days if Administrator’s facilities where the Services are performed became inoperable or inaccessible in the event of a disaster of the type reasonably foreseeable as a result of such on-going assessment (“Business Continuity Plan”). Administrator covenants to Customer that the Business Continuity Plan, when implemented by Administrator following such a disaster, shall enable Administrator to provide all of the Services in accordance with the prioritization stated in Exhibit G not later than the end of the following periods: (1) High - 24 hours; (2); Medium - 72 hours; and (3) Low - 96 hours; each from such Recovery Trigger Date.

All of the other Services not expressly identified on Exhibit G as High, Medium or Low, shall be restored within 120 hours. Administrator shall restore such Services to the Performance Standards set forth in the Performance Schedule within a commercially reasonable period of time from the Recovery Trigger Date.

14.4 Major Disaster Events. Notwithstanding Sections 14.1, 14.2 and 14.3, in the event any disaster event simultaneously disables Administrator’s then-current redundant administrative service facilities at which Services are rendered by Administrator, or has rendered access to crisis teams or their backups unavailable to respond to the disaster, such that Administrator is unable to implement its Disaster Recovery Plan or Business Continuity Plan, as applicable, Administrator shall promptly take, or cause to be taken, commercially reasonable actions to cause the provision of the Services to be restored within a commercially reasonable amount of time following such disaster event at an alternate data center and/or administrative services facilities or using alternative personnel to the crisis teams or their backups within Administrator’s, its Affiliates’ or its subcontractors’ organizations. Subject to Section 14.1.3, in the event that Administrator is able to resume Services at an alternate data center and/or administrative service facility as contemplated herein, or by using such alternative personnel, then the Services shall be resumed within a commercially reasonable period of time. For the avoidance of doubt, if Administrator is unable to resume Services at an alternate data center and/or administrative service facility or by using such alternative personnel as contemplated herein, the terms of Section 14.1 shall apply.

14.5 Temporary Relief. If any disaster occurs as referred to in Sections 14.2 or 14.3 above, provided that Administrator complies with its obligations under Sections 14.2 or 14.3 in respect of such disaster, Administrator shall not be liable for failure to provide the Services in accordance with this Agreement during the applicable periods specified in such Sections.

14.6 Administrator’s SAS 70 Report.

14.6.1 At least annually, Administrator shall provide to Customer Manager a copy of a SAS 70 Type II report for January 1 to October 31 each year during the Term. Administrator shall deliver to Customer Manager such final report within 60 days after the end of such reporting period. Such report shall be prepared by a nationally recognized firm for Administrator’s facility or facilities from which it (including its Affiliates) is providing Services. Such reports provided by Administrator under this Section shall be considered Administrator Materials. Administrator may redact from such reports, those portions containing confidential information of third parties.

14.6.2 Such report shall address whether Administrator’s general controls provided to multiple clients in effect for the period covered in such report (the “Reporting Period”) in connection with the Services and the services provided under the Other Agreement, in the aggregate, are (a) suitably designed to meet the control objectives of Administrator in effect for the Reporting Period and (b) operating effectively during the Reporting Period. Report shall include testing results of objectives and controls that were found to be deficient in the prior report.

14.6.3 In addition to the report covering such reporting period, Administrator shall also provide to Customer Manager written confirmation signed by Administrator Manager that, for the two month period immediately following the period covered in such report, there have not been any material changes in the controls in effect in connection with the Services and the services provided under the Other Agreement, in the aggregate, and there have not been any instances where the controls described in such report have not operated with sufficient effectiveness to achieve the control objectives described in the report. Administrator shall provide such written confirmation to Customer Manager no later than the following January 31.

14.6.4 Upon Administrator learning that the SAS 70 Type II report or the confirmation letter referred to above for a given period will identify one or more control deficiencies or significant testing exceptions in effect for such period which will be described in such report, Administrator shall promptly alert Customer and Other Customer thereof and shall cooperate with Customer and Other Customer to assist Customer and Other Customer in determining how each such deficiency and exception impacts Customer and Other Customer. For each such deficiency and exception which is described in the SAS 70 Type II report or the confirmation letter, Administrator shall confirm to Customer Manager in writing the corrective action that Administrator has taken and shall take to cure each such deficiency and exception in all material respects within 60 days after the date of the report or the confirmation letter.

14.7 Customer’s Right to Review Recovery and Continuity Plan. The Disaster Recovery Plan and the Business Continuity Plan, or reasonable summaries thereof to enable Customer to verify the sufficiency of such Plans, will be made available to Customer Manager for review upon Customer Manager’s request. Administrator agrees that it will (a) test the Disaster Recovery Plan and Business Continuity Plan at least once every calendar Contract Year during the term hereof and certify to Customer that such Plans are fully operational, and (b) consult with Customer Manager regarding the priority to be given to the Services during the pendency of any such disaster.

15. TERM AND TERMINATION.

15.1 Term of this Agreement.

15.1.1 The initial term of this Agreement shall be for three (3) Contract Years from the Effective Date (“Initial Term”). Thereafter, this Agreement shall renew automatically for any number of two (2) Contract Year terms (the “Renewal Terms”) unless Customer notifies Administrator in writing at least 6 months in advance of the end of the Initial Term, or any Renewal Term, that it will not renew the Agreement. The “Term” is defined as the Initial Term and the Renewal Terms, if applicable.

15.1.2 At any time during the Term, Customer may terminate this Agreement in its sole discretion upon ninety (90) days prior written notice to Administrator.

15.1.3 At any time during the twelve (12) months following Customer’s receipt of notice from Administrator that there has been a Change of Control with respect to Administrator, Customer may terminate this Agreement in whole or in part, in its sole discretion, by providing at least thirty (30) days and no more than twelve (12) months prior written notice to Administrator.

15.1.4 This Agreement, shall govern all matters arising under this Agreement. All matters arising under the Old Agreement and any matter that arose prior to the Effective Date shall be governed solely by the Old Agreement.

15.1.5 Upon ninety (90) days prior written notice in the case of expiration or termination of the Agreement, Customer may require that Administrator continue to provide some or all of the Services for a fixed term specified in such notice. The fixed term shall be no more than two (2) years following the effective date of expiration or termination of the Agreement on the terms and conditions (including price as it may be adjusted by the terms of this Agreement) in effect immediately prior to such effective date.

15.2 Term of Work Orders. Unless otherwise provided in a Work Order:

15.2.1 Unless otherwise stated therein, Work Orders shall be co-terminus with this Agreement, regardless of the effective date of such Work Order.

15.2.2 Work Orders under which Customer pays for the Services at the Personnel Rates shall have the term as specified in such Work Orders. Customer may terminate such Work Orders at any time, for any or no reason, by providing Administrator (a) seven (7) calendar days prior written notice with respect to Project Work Orders and (b) thirty (30) calendar days prior written notice with respect to Service Work Orders; provided that no Work Order may be terminated under this provision if such Work Order is required to comply with the provisions of other Work Orders or this Agreement.

15.2.3 Termination of this Agreement as a whole shall terminate all Work Orders entered into under this Agreement.

15.3 Events of Default. Each of the following events shall be considered an “Event of Default” entitling Customer or, subject to Section 15.8, Administrator, to terminate this Agreement in whole or in part as provided in Section 15.4 or 15.6 and pursue any and all other legal and/or equitable remedies, subject to the terms of this Agreement, as applicable:

15.3.1 a material breach by the other Party of this Agreement (excluding breach of Section 2.2.2 unless such breach was caused by the other Party’s criminal acts) or one or more Work Orders which is not cured within thirty (30) calendar days from the receipt by the Party in breach of a written notice from the other specifying the breach in detail and remains uncured at the time of notice of termination, unless any other provision of this Agreement states a specific cure period with respect to a breach of such provision or such cure period is longer than the time required by applicable law to correct such breach;

15.3.2 Administrator’s failure to meet Default Performance Standards;

15.3.3 material fraud or conversion by either Party relating to its duties and obligations under this Agreement;

15.3.4 to the extent not contrary to Applicable Laws, if a governmental authority issues a written order revoking, suspending or otherwise terminating Administrator’s license as may be required to perform any of the Services and such revocation, suspension or termination is not cured within the time specified, if any, in such order, and if not specified within the order, within five (5) calendar days after Administrator’s receipt of such written order. In such case, the Party receiving such order shall promptly provide to the other a copy of such order and the effective date of such termination, if the revocation, suspension or termination is not cured as provided herein, shall be as set forth in such order;

15.3.5 if Administrator fails to obtain or maintain in effect any license or permit required for Administrator to perform the Services and such failure is not cured within sixty (60) calendar days from the time Administrator discovered it did not have such license or permit as required;

15.3.6 Subject to Applicable Laws governing Customer and its Affiliates, the occurrence of any of the following, shall be deemed to be an Event of Default:

(a) A Party or its ultimate parent entity makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or petitions for or institutes a reorganization or arrangement under any bankruptcy, insolvency, incorporation or other applicable laws;

(b) A petition in bankruptcy or any other case or proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, dissolution or winding-up is filed, commenced or instituted against the Party or its ultimate parent entity and remains undismissed for a period of thirty (30) calendar days; or

(c) a receiver or trustee is appointed for all or any material part of the property and assets of Party or its ultimate parent entity.

Notwithstanding the foregoing, Administrator and Customer agree that the occurrence of any of such events shall not constitute an Event of Default with respect to Customer if a Governmental Authority has taken control of the operations of Customer and has agreed in writing within thirty (30) days to continue to perform Customer’s obligations hereunder and to pay all amounts due Administrator as Customer would have been required to pay. In such case, this Agreement will continue in force under its terms as if no Event of Default noted above had occurred.

15.4 Notice of Termination by Customer. Customer may (a) terminate this Agreement in whole if there is an Event of Default with respect to either the Agreement as a whole or Service Work Order No. 1 and Customer is not the defaulting Party, by providing thirty (30) days notice of termination to Administrator, or (b) if there is an Event of Default with respect to one of the Work Orders, and Customer is not the defaulting Party, terminate the specific Work Order to which the Event of Default directly relates, but not any other Services, by providing thirty (30) days notice of termination to Administrator, provided that in the case of (a) or (b) above, Customer has notified Administrator of termination within twelve (12) months after the occurrence of the applicable Event of Default, that Customer is exercising such right to terminate. Notwithstanding the foregoing, with respect to the Event of Default in Section 15.3.2, Customer must notify Administrator of termination within 90 days of the occurrence of the Event of Default.

15.5 Termination of a Work Order for Default. Customer or, subject to Section 15.8, Administrator may terminate any Work Order and pursue any and all other legal and/or equitable remedies, subject to the terms of this Agreement, in the event of a material breach by the other Party of such Work Order which is not cured within thirty (30) calendar days from the receipt by the Party in breach of a written notice (or, in the case of Customer, receipt by Other Customer of such written notice) from the other specifying the breach in detail and remains uncured at the time of notice of termination, unless any other provision of this Agreement states a specific cure period with respect to a breach of such provision or such cure period is longer than the time required by applicable law to correct such breach; provided that no Work Order may be terminated under this provision if such Work Order is required to comply with the provisions of other Work Orders or this Agreement.

15.6 Notice of Termination by Administrator. Except as provided in Section 15.8, Administrator may (a) terminate this Agreement in whole if there is an Event of Default with respect to the Agreement as a whole and Administrator is not the defaulting Party, by providing sixty (60) calendar days notice of termination to Customer, or (b) if there is an Event of Default, with respect to one of the Work Orders and Administrator is not the defaulting Party, terminate the specific Work Order to which the Event of Default directly relates, but not any other Services, by providing sixty (60) calendar days notice of termination to Administrator, provided that in the case of (a) or (b) above, Administrator has notified Customer Manager within twelve (12) months after the occurrence of the applicable Event of Default, that Administrator is exercising such right to terminate. Except as provided in Section 15.8, (a) Administrator may terminate this Agreement in whole if there is an Event of Default with respect to the Other Agreement as a whole and Administrator is not the defaulting Party, and Administrator is terminating the Other Agreement under Section 15.6 of the Other Agreement by providing sixty (60) calendar days notice of termination to Customer and (b) Administrator may terminate a Work Order under this Agreement if there is an Event of Default with respect to the Related Work Order under the Other Agreement and Administrator is not the defaulting Party, and Administrator is terminating the Related Work Order under Section 15.6 of the Other Agreement by providing sixty (60) calendar days notice of termination to Customer or Other Customer

15.7 Contents and Effect of Notice of Termination.

15.7.1 Any termination notice provided under this Agreement shall describe the basis for terminating the Agreement, in whole or in part, and in the case of termination only of specific Services shall identify in sufficient detail the specific Services which the Party sending the notice desires Administrator to stop performing under this Agreement (“Discontinued Services”) and how the applicable Event of Default directly relates to the Discontinued Services. If Customer is the Party initiating such termination, promptly following Administrator’s receipt of such notice, Administrator shall also notify Customer of the estimated impact on the Continuing Services the performance of which may be adversely affected by the cessation of the Discontinued Services (such Services to be referred to as “Dependent Services”).

15.7.2 Promptly after delivery or receipt of a notice of termination, Customer Manager will provide Administrator with instructions regarding the Termination/Expiration Assistance required in accordance with Article 16 during such Termination Assistance Period. Customer and Administrator will negotiate in good faith clarification and revisions to such plan as appropriate.

15.7.3 For the avoidance of doubt, the rights and duties of the Parties set forth in this Agreement shall remain in effect as to all Services, for so long as Administrator is obligated to perform any Services under this Agreement.

15.8 Limits on Administrator’s Right to Terminate. Except as otherwise provided below, Administrator may not terminate this Agreement or any Work Order, or refuse to provide Services or provide the Termination/Expiration Assistance because of Customer’s breach of its obligations under this Agreement, including without limitation, Customer’s refusal to pay any amount due under this Agreement, which Customer, in good faith, disputes is due and has otherwise complied with Section 13.3. Notwithstanding the foregoing, Administrator may terminate this Agreement under Section 15.6: (a) if Customer does not pay any amount due which Customer has not disputed in good faith concerning such amount or has not complied with Section 13.3; (b) if Customer’s breach of its obligations relating to Administrator Materials and other confidential and/or proprietary information of Administrator, including without limitation under Sections 8.1 and 8.2 is such that monetary damages alone would be an insufficient remedy for such breach; (c) Customer’s material fraud or conversion relating to this Agreement or the Services, or (d) for an Event of Default under Section 15.3.6. On such termination and on request by Administrator, Customer shall at Administrator’s option: (i) return to Administrator all Administrator Materials and Administrator Systems in its control; or (ii) erase or destroy all Administrator Materials and Administrator Systems in its control and provide a written certification thereof to Administrator.

15.9 Return of Materials.

15.9.1 Neither Party shall have any obligation to destroy any such information that, pursuant to such party’s reasonable belief based upon the advice of counsel, is subject to a claim, dispute, lawsuit, or subpoena or in any other circumstances in which such party reasonably believes the destruction of such information would be unethical or unlawful until such issue is resolved. Each Party may retain one copy of any such information which it reasonably believes is required to comply with applicable laws or for purposes of dispute resolution, such information to be maintained in a secure location subject to such party’s obligations under this Agreement, and Customer may retain and utilize one copy as is necessary to facilitate the interpretation and conversion of relevant Client Data to a replacement service provider during the Termination Assistance Period. Any archives containing such information shall be used by Customer solely for backup purposes only.

15.9.2 If information is not, using commercially reasonable efforts, available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Statement of Work.

16. TERMINATION ASSISTANCE.

16.1 Termination/Expiration Assistance.

16.1.1 Commencing six (6) months prior to expiration of this Agreement, or commencing upon any notice of termination (including notice of a termination by Administrator), and continuing through the effective date of expiration (as such effective date may be extended pursuant to Section 15.1) (“Termination Assistance Period”), or, if applicable, through the effective date of termination (as such effective date may be extended pursuant to Section 15.1), Administrator shall provide to Customer, or at Customer’s request to Customer’s designee, such Termination/Expiration Assistance as Customer may reasonably request as necessary for a smooth transition of the Services and functions being performed by Administrator and its Subcontractors to Customer or its designees (“Termination/Expiration Assistance”).

16.1.2 Customer agrees to pay Administrator for all Termination/Expiration Assistance on a time and materials basis with labor on an hourly basis at the Personnel Rates and materials on a Pass-Through Expense basis.

(a) In the event of a termination of the Agreement by Administrator for non-payment, material fraud or conversion or for an Event of Default under Section 15.3.6, Customer shall pay Administrator on a monthly basis in advance for the Termination/Expiration Assistance reasonably estimated to be provided during the following month. If Customer does not pay Administrator in advance of Administrator providing the Termination/Expiration Services then Administrator shall not be required to provide the Termination/Expiration Services.

(b) Administrator shall provide Customer a monthly report identifying the number of hours expended by each individual performing Termination Expiration Assistance during such month and the Personnel Rate applicable to such individual.

16.1.3 In any event, Termination/Expiration Assistance shall include the provision of all information and assistance requested by Customer and necessary to ensure the smooth transition to Customer or its designee of Services and functions being performed by Administrator or its agents. Termination/Expiration Assistance shall, upon request, include the Assistance described in Exhibit H.

16.2 Administrator Software at Termination/Expiration.

16.2.1 Customer. At termination or expiration of the Agreement, Administrator will provide Customer an irrevocable, perpetual, royalty-free, nonexclusive license for Customer to use, copy, modify, enhance and create derivative works of the Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to Customer and its Affiliates. Such license shall permit use, copying, modification, enhancement and creation of derivative works of such Critical Applications. There shall be no fees imposed by Administrator for the license to the Critical Applications other than the fees set forth in Exhibit D. Customer shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

16.2.2 Affiliates and Designees.

(a) At Customer’s election, at termination or expiration of the Agreement, Administrator shall grant Affiliate(s) of Customer a perpetual, royalty-free, nonexclusive license(s) for such Affiliate(s) to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to the licensee(s) and their Affiliates. Such license(s) shall (i) be irrevocable except to the extent such license may be terminated in accordance with its terms; and (ii) permit licensee to use, copy, modify, enhance and create derivative works of the Critical Applications. There shall be no fees imposed by Administrator for the license(s) to the Critical Applications other than the fees set forth in Exhibit D. Affiliates of Customer shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

(b) At Customer’s election, at termination or expiration of this Agreement, Administrator shall grant designee(s) of Customer and designee(s) of Customer’s Affiliates a royalty-free, nonexclusive license(s) for such designee(s) to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purpose of providing services to Customer and its Affiliates. Such license(s) shall expire on the eighth (8th) anniversary of the effective date of termination or expiration of this Agreement. Such license(s) shall (i) be irrevocable except to the extent such license may be terminated in accordance with its terms; and (ii) permit licensee to use, copy, maintain, modify, enhance and create derivative works of the Critical Applications only in the United States. There shall be no fees imposed by Administrator for the license to the Critical Applications other than the fees set forth in Exhibit D. Designees of Customer and its Affiliates shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

16.2.3 Without limiting the generality of Administrator’s obligations with respect to Critical Applications, Critical Applications shall be provided to Customer, its Affiliates and designees of Customer and its Affiliates under this Section 16.2 on an “as is” basis with no warranty that the Critical Applications will operate in accordance with its documentation (e.g., technical manuals, user manuals) and Administrator shall have no obligation to correct problems with the software that arise after the effective date of termination or expiration.

16.3 Assignment of Third Party Contracts at Termination/Expiration. Customer or its designee shall have the option exercisable on a contract by contract basis to assume contracts for any Services provided by Third Parties to Administrator and used primarily by Administrator to provide Services to Customer. In the case of other third party contracts used by Administrator to provide Services to Customer, at Customer’s option exercisable on a contract by contract basis, Administrator will use commercially reasonable efforts to arrange for the provision to Customer of the Services by the third party under terms at least as favourable as those in the third party contract.

16.4 Hiring of Administrator Personnel at Termination/Expiration.

16.4.1 Customer and its designee shall be entitled to solicit and hire those Administrator employees who (a) are performing, or have performed, the Administrative Services, and (b) Customer wishes to hire. Administrator shall provide reasonable assistance to Customer or its designee to facilitate the hiring and/or transfer of those Administrator employees who are performing, or have performed, the Administrative Services who Customer wishes to hire (e.g., providing names, resumes and other information reasonably requested by Customer), provided that Administrator shall not be required to disclose its Confidential Information or other information the disclosure of which would violate any applicable law or regulation including those relating to privacy. Administrator shall waive any non-compete rights it may have with respect to those employees. Nothing in this Section shall restrict Administrator from making offers to its employees who are covered by this Section.

16.4.2 Administrator shall not redeploy or reassign any personnel working primarily on Customer account or Other Customer’s account for any substantial period of time during the last six (6) months of the Term or from and after the date Administrator receives a notice of termination; except in response to a reduction in the Services overall or a reduction in a particular type Services being performed by such personnel.

16.4.3 In the event of a Change of Control with respect to Administrator or a Service Sale, Customer may solicit and hire any and all Administrator Personnel without obtaining any consent from Administrator or any other party and without paying any form of compensation to Administrator or any other party.

16.5 Fees for Termination Assistance - General. For the Termination/Expiration Assistance and subject to Section 16.6, Customer shall pay Administrator on a time and materials basis at the Personnel Rates stated in Exhibit D, as adjusted in accordance with this Agreement, except as otherwise expressly provided in this Agreement.

16.6 Termination/Expiration Assistance as Loss Mitigation. Customer covenants that for all Termination/Expiration Assistance requested by Customer and provided by Administrator, Customer shall pay for such Termination/Expiration Assistance in accordance with the provisions of this Agreement, without regard to any disputes Customer and Administrator may have had or may continue to have. Both Parties acknowledge that Customer may make such payments, and that Administrator may accept such payments and provide Services, to mitigate the damages either may suffer and that any payments made or accepted, or the performance of Services pursuant to this Section shall not prejudice either Party’s right to seek full or partial recovery of damages it is entitled to recover under this Agreement.

16.7 Fees for Termination Assistance following Event of Default. If Customer terminates this Agreement in whole or in part, Administrator agrees to provide Termination Assistance following such termination at Personnel Rates at a 75% discount.

17. GENERAL.

17.1 Notices. All notices which are required to be given pursuant to this Agreement shall be in writing and shall be delivered by overnight express or similarly recognized overnight delivery with receipt acknowledged or by electronic mail, with a copy thereof sent by one of the other means. Notices shall be deemed to have been given at the time delivered and shall be addressed as follows or to such other address as a Party may designate by proper notice hereunder:

If to Administrator: Hooper Holmes Services 902 North 91st Plaza, Suite 201 Omaha, NE 68114 Attn: Ernie Chapek	If to Customer: OM Financial Life Insurance Company 1001 Fleet Street Baltimore, MD 21202 Attn: Chief Underwriter

With a copy to: OM Financial Life Insurance Company 1001 Fleet Street Baltimore, MD 21202 Attn: General Counsel

17.2 Confidentiality of Terms. Both Parties promise not to disclose the terms and conditions of this Agreement except: (a) to a Party’s auditors, accountants, tax advisors, attorneys, and insurance advisors, to the extent necessary when required in the normal conduct of such Party’s business and provided such professionals are obligated not to otherwise use or disclose this Agreement; (b) for governmental reporting and auditing requirements; (c) as required by applicable law; or (d) as agreed to in writing by the other Party. Administrator may use only such advertising pertaining to this Agreement as is approved by Customer in advance of its use. Each of Customer and Administrator may disclose this Agreement to its Affiliates. The foregoing shall not prohibit either Party or the Affiliates of either from, to the extent required by law, disclosing this Agreement or a version of this Agreement that has masked provisions to which the Parties have mutually agreed to regulatory agencies having jurisdiction over Administrator or its Affiliates or Customer or its Affiliates, including, without limitation, filing this Agreement with such regulatory agencies.

17.3 Public Announcements. Customer will consult with Administrator, and Administrator will consult with Customer Officer before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and Customer will obtain Administrator’s written approval, and Administrator will obtain Customer Officer’s written approval from an authorized officer of the form, content and timing of any public report, statement or release to be made solely on behalf of a Party, except with respect to any report, statement or release made to comply with applicable law. If the Parties are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the Party, required by applicable law or by legal disclosure requirements, then such Party may make or issue the legally required report, statement or release.

17.4 Marks. Neither Party shall use any names, logos, trade names, trademarks or service marks (the “Marks”) of the other Party or any of its Affiliates without the prior written approval of an authorized officer of the other Party. Neither Party shall directly or indirectly at any time during the term of the Agreement or thereafter do or cause to be done any act contesting the validity of the other Party’s Marks, contesting or in any way impairing or tending to impair the other Party’s entire right, title and interest in the other Party’s Marks or adversely affecting the value of the other Party’s Marks.

17.5 Entire Agreement. Other than as specifically set forth herein with respect to the Service Guidelines, this Agreement and each Exhibit and Work Order made a part hereof and each provision of and exhibit under the Other Agreement that is specifically referenced in this Agreement: (a) constitute a fully integrated contract and state the entire agreement between the Parties and supersede and merge any and all prior discussions, representations, demonstrations, negotiations, correspondence, writings and other agreements and together state the entire understanding and agreement upon which Administrator and Customer rely respecting the subject matter of this Agreement; and (b) may be amended or modified only in a writing agreed to and signed by the authorized representatives of the Parties, provided, however, that, unless otherwise specifically agreed in writing by Administrator and Customer, to the extent that a provision in this Agreement, including any Exhibit to this Agreement, references the Other Agreement or an exhibit included in the Other Agreement, and Other Customer and Administrator agree to a written amendment or modification to the Other Agreement, including any exhibit to the Other Agreement, then such reference to the Other Agreement or an exhibit included in the Other Agreement will include the written amendment or modification to the Other Agreement including any exhibit to the Other Agreement by Administrator and Other Customer at the time such amendment or modification is effective. In such event (a) Administrator and Customer shall negotiate in good faith such amendments to this Agreement as may be required; and (b) Customer shall provide Administrator with reasonable notice of such proposed change and the information reasonably necessary for the Parties to commence negotiations of such amendment.

17.6 Exhibits and Work Orders. The Exhibits, Work Orders and any agreed upon amendments thereto, shall be deemed a part of this Agreement as fully and effectively as set forth in full in the body of this Agreement. The terms used in the Exhibits and Work Orders shall have the same meaning as such terms have in this Agreement, unless the contrary intention is clearly manifested in such Exhibits or Work Orders. To the extent there are any conflicts between this Agreement and a Work Order entered into after the Effective Date, the terms in such Work Order shall govern, except as may be expressly stated otherwise in this Agreement.

17.7 No Waivers. Neither Party hereto shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the authorized representative of the Party or, with respect to Customer, signed by Customer Officer or his or her designee. No delay or omission by either Party hereto in exercising any right shall operate as a waiver of such right. A waiver of a right on any one occasion shall not be construed as a waiver of such right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently. Notwithstanding the foregoing, no action, with the exception of an action for breach of the confidentiality obligations delineated in this Agreement, arising out of breach of this Agreement or transactions related to this Agreement may be brought by either Party more than two (2) years after the injured or damaged Party has actual knowledge that the cause of action has accrued.

17.8 Headings, etc. The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement. References to this Agreement are inclusive of Work Orders which are specifically made applicable to this Agreement by their terms. This Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular Party on the basis that an ambiguity is construed against the drafter.

17.9 Unenforceability of Certain Provisions. If any provision of the Agreement or the application thereof to any Party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and every other provision of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.10 Assignments of this Agreement or Work Orders.

17.10.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

17.10.2 Without the prior written consent of the other Party, neither Party hereto may assign or otherwise transfer this Agreement, any Work Order or any of its rights and/or obligations under this Agreement or any Work Order.

17.10.3 Notwithstanding the above, Customer may assign this Agreement without Administrator’s prior written approval to a party acquiring substantially all of the Contracts from Customer or its Affiliates.

17.10.4 Neither the Change of Control nor merger of Customer shall be deemed to be an assignment for the purposes of this Section 17.10, and it is expressly agreed between Customer and Administrator that a Change of Control or merger of Customer shall not be deemed to impact the enforceability of this Agreement in any way and that, in such event, this Agreement shall continue in force subject to the other provisions contained herein.

17.10.5 Any Service Sale requires prior written notification and prior approval from the Customer Officer.

17.11 Electronic Notices, etc. For purposes of providing notices required or permitted by this Agreement, waiving any right under this Agreement, or amending any term of this Agreement and notwithstanding any law recognizing electronic signatures or records, “a writing signed,” “in writing” and words of similar meaning, shall mean only a writing in a tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective Party, unless both Parties agree otherwise by making a specific reference to this section.

17.12 Independent Contractors. The Parties hereto are independent contractors and neither Party nor its employees, Affiliates and/or subsidiaries are or shall be deemed to be employees, partners or joint ventures of the other Party.

17.13 Survival. The limits of liability, obligations of confidentiality as well as the covenants, obligations and rights contained in Sections 2.7, 2.10, 3.1, 3.4, 4.1, 4.2, 4.44, 4.55, 4.66, 4.77, 4.88, 5.3, 7.2.1, 7.4, 7.5 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, and 15.9 and Articles 1, 9, 10, 11, 13.3, 16.6 and 16.7 shall survive the termination or expiration of the Agreement and the performance of the Services hereunder. Notwithstanding the foregoing, the period of survival after expiration or termination (a) with respect to Sections 3.1 and 3.4, shall be three (3) years; (b) with respect to Sections 5.3, 8.1, 8.2, 8.3, 8.4, 8.5, shall be seven (7) years for Confidential Information (excluding Policyholder Data and trade secrets), and perpetual for Policyholder Data (if in Administrator’s custody and control) and trade secrets; and (c) with respect to Section 8.6, shall be for so long as Policyholder Data remains in Administrator’s custody and control.

17.14 Authorized Officers. The Parties acknowledge that only certain individuals are authorized to act on their behalf and on behalf of one or more of their respective Affiliates. Customer shall notify Administrator, on behalf of Customer and each relevant Affiliate of Customer, the name and title of each officer of Customer and each Affiliate of Customer involved in this Agreement and the limitations on each such officer’s authority to act on behalf of Customer and each such Affiliate of Customer. Such a notice shall be provided solely by Customer’s General Counsel in a writing addressed to Administrator’s General Counsel. Administrator shall notify Customer, on behalf of Administrator and each relevant Affiliate of Administrator, the name and title of each officer of Administrator and each Affiliate of Administrator involved in this Agreement and the limitations on each such officer’s authority to act on behalf of Administrator and each such Affiliate of Administrator. Such a notice shall be provided by Administrator’s General Counsel in a writing addressed to Customer’s General Counsel.

17.15 Governing Law. The laws of the State of New York, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

17.16 Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party or any Affiliate of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (a) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees; (b) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (c) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (d) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual’s annual base salary or one hundred twenty-five thousand dollars ($125,000), whichever is less.

17.17 Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

17.18 Further Assurances. At the reasonable request by either Party and at the requesting Party’s expense, the other Party will execute and deliver to the requesting Party such additional instruments, documents, or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby.

17.19 Exclusivity. The Agreement will be non-exclusive and will not be considered to be a “requirements contract”, impose any “take or pay” obligations or other similar commitments by Customer.

17.20 Construction. In this Agreement and the Statement of Work, Exhibits and Attachments to this Agreement:

17.20.1 the Statement of Work, Exhibits and Attachments to this Agreement are incorporated into and deemed part of this Agreement and all references to this Agreement include the Statement of Work, Exhibits and Attachments;

17.20.2 references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

17.20.3 references to and mentions of the word “including” or “include” or the phrase “e.g.” will mean “including, without limitation” or “include, without limitation;”

17.20.4 unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,” (ii) the word “dollar” and the symbol “$” refer to United States Dollars, and (iii) the word “day” means calendar day unless otherwise specified;

17.20.5 unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each Party shall make only reasonable requests under this Agreement;

17.20.6 references to “Sections” herein are deemed to refer to the referenced section of these terms and conditions unless otherwise noted;

17.20.7 this Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular Party on the basis that an ambiguity is construed against the drafter;

17.20.8 any notice, invoice, consent, approval, waiver, request, information, direction, instruction, guideline, procedure, deliverable, acceptance, certification, report, documentation, plan, Change Order, or other item provided by Administrator to Customer Manager, Customer Officer, or other Customer representative under this Agreement, shall be deemed to be provided by Administrator to Customer under this Agreement (unless Customer or Other Customer has notified Administrator in writing that such Customer representative is not also a representative of Other Customer) and to Other Customer under the Other Agreement unless otherwise specified in writing by Administrator; and

17.20.9 any notice, consent, approval, waiver, request, information, direction, instruction, guideline, procedure, deliverable, acceptance, certification, report, documentation, plan, Change Order, or other item provided by Customer Manager, Customer Officer, or other Customer representative to Administrator, shall be deemed to be provided by Customer under this Agreement and by Other Customer under the Other Agreement unless otherwise specified in writing by Customer.

17.21 Third party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person or entity, including without limitation any governmental authority or permitted subcontractor.

17.22 Approvals and Consents. Whether so stated or not, all “approvals” and/or “consents” in this Agreement shall be deemed to be required to be obtained in writing.

Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Agreement and agree to be bound by its terms and conditions.

OM FINANCIAL LIFE INSURANCE COMPANY		MID-AMERICA AGENCY SERVICES, INC. d/b/a HOOPER HOLMES SERVICES

By:	/s/ Victor Lumby	By:	/s/ Marcus Mears

Name:	Victor Lumby	Name:	Marcus Mears

Title:	Senior Vice President	Title:	President

Date Signed: 3/19/2010		Date Signed: 3/19/2010

Glossary

Term	Definition
Accept, Accepted, Acceptance	Such deliverable will be deemed “Accepted” on the earliest of: (a) the date when Customer Manager notifies Administrator that such deliverable is Accepted; (b) the end of the Acceptance Review Period if Customer has failed to notify Administrator of Noncompliance; or (c) the date Customer or Other Customer first uses such deliverable in a live production environment to process live data.
Additional Service Guidelines	Has the meaning set forth in Section 2.2.1(1).
Additional Reports	Has the meaning set forth in Exhibit C.
Adjustment Date	Means January 1st of each year beginning in 2011.
Administrator	Has the meaning set forth in the opening paragraph of this Agreement.
Administrator Approach	Has the meaning set forth in Section 2.2.2(e)(iv).
Administrator Materials	Means (i) Administrator Software; (ii) materials and related ideas including, without limitation, customizations, modifications and training materials, that reflect or incorporate ideas from Administrator Software, regardless of whether developed in conjunction with use of Administrator Software by Customer, or jointly by Customer and Administrator, including, without limitation, such materials which may be developed for Customer through the reimbursed or unreimbursed efforts of Administrator’s employees or its agents; and (iii) all data processing techniques, business and service policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, regardless of whether developed by Administrator or jointly by Customer and Administrator, including, without limitation, materials which may be developed for Customer through the reimbursed or unreimbursed efforts of Administrator’s employees or its agents, but specifically excluding Consumer Confidential Information, Customer Content, Customer Software, Client Data and Underwriting Information.
Administrator Personnel	Means employees of Administrator or any Affiliate thereof.
Administrator Software	Means, depending on the context, a single System or collectively all the Systems owned or licensed directly from third parties by Administrator or any of its Affiliates independent of this Agreement and used from time-to-time by Administrator to perform the Services herein, including all modifications, enhancements and derivative works thereof, whenever made. Administrator Software shall be deemed to include Administrator Website.

Term	Definition
Administrator Standard Operating Procedure	Means those Administrator procedures supplementing the Business Rules and describing how Administrator shall perform and deliver the Services under this Agreement consisting of testing and quality assurance procedures, internal problem management and escalation procedures, and software development processes.
Affiliate	Means a person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person or entity or beneficially owns or has the power to vote or direct the vote of at least a majority of the voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity. For purposes of this definition, “control”, including the terms “controlling” or “controlled”, means the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
Agreement	Means this Administrative Services Agreement and includes each Exhibit attached hereto and each and every Work Order executed by the Parties on or after the Effective Date made a part hereof and references to this “Agreement” is a collective references to all of the foregoing, except where the context clearly indicates otherwise.
Annual Plan	Has the meaning set forth in Section 2.5.2.
Applicable Laws	Means those federal or state laws, regulations, bulletins, or other legally binding authority (including, without limitation, those relating to mandatory training, employee certifications, screening of personnel and record archival and retrieval requirements) that are (i) applicable to the manner in which Administrator provides the Services in support of the applicable types of Contracts under the applicable Work Order or (ii) would be applicable to the manner in which the Services are provided in support of the applicable types of Contracts under the applicable Work Order if such Services were performed by Customer, and, in each case, only to the extent that Customer or Administrator would be in violation of such laws, regulations, bulletins, or other legal authority if Administrator did not perform the Services in compliance with such laws, regulations, bulletins, or other legal authority. Also means those federal or state laws, regulations, bulletins, or other legally binding authority (including, without limitation, those relating to mandatory training, employee certifications, screening of personnel and record archival and retrieval

Term	Definition
requirements) applicable to aspects of the administration of the types of Contracts administered under this Agreement. Applicable Laws shall also include (a) regulations and standards promulgated by Financial Industry Regulatory Authority (FINRA), to the extent applicable to Customer and (b) the anti-money laundering requirements and procedures set forth on Exhibit I. Applicable Laws exclude local laws.
Applicant	Means a third party desiring to purchase a new Contract for which Administrator is then providing Services.
Application	Means a new Contract application.
Approved Sites	Omaha, NE and Harlan, IA.
Arbitrator	Has the meaning set forth in Section 13.2.2.
Arbitrator Attorney	Has the meaning set forth in Section 2.2.2(e)(iv).
Authorized Hires	Has the meaning set forth in Section 4.2 of Exhibit D.
Authorized Producer	Means any person authorized by Customer or its Affiliates to sell, solicit, or negotiate (i) coverage for risks which are insured or re-insured by Customer or its Affiliates or (ii) other financial services products underwritten or otherwise made available by Customer or its Affiliates.
Back-up Records	Has the meaning set forth in Section 2.7.2
Base Index	Shall mean (a) at the first Adjustment Date, the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-1984 = 100), as published by the Bureau of Labor Statistics of the U.S. Department of Labor, as of the Effective Date, and (b) for all other Adjustment Dates, the Consumer Price Index for All Urban Consumers as of the immediately preceding Adjustment Date.
Billing Party	Has the meaning set forth in Section 13.2.2
Budgetary Estimate	Has the meaning set forth in Section 3 of Exhibit B.
Business Continuity Plan	Has the meaning set forth in Section 14.3.
Business Day or business day	Business day shall mean Monday through Friday, excluding holiday according to Administrator and Customers standard holiday schedule. Prior to the commencement of each calendar year, Customer shall inform Administrator of the days during such calendar year that Customer will not be open for business.
Business Rules	Has the meaning set forth in Section 2.2.1(e).
Cash	Has the meaning set forth in Section 6.1 of Exhibit I.
Change	Has the meaning set forth in Exhibit F.
Change Control Procedures	Means the procedures set forth in Exhibit F.
Change Dispute	Has the meaning set forth in Section 2.2.2(e)(iv).
Change of Control	Means one or a series of related transactions resulting in legal or Beneficial Ownership of the stock of, or a substantial portion of the assets of an entity or any of its corporate parents, being transferred, sold or otherwise conveyed, to any person or

Term	Definition
entity and such person or persons did not, prior to such transfer, sale or conveyance, have legal or Beneficial Ownership of the stock of, or a substantial portion of the assets of, such entity or the parent. “Beneficial Ownership” means having, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or sharing directly or indirectly (a) a pecuniary interest in the operations of Administrator, or (b) voting power which includes the power to vote the interests of, or to direct the voting of the interests of, or the power to dispose of or direct the disposition of, Administrator.
Change Order	Has the meaning set forth in Exhibit F.
Chargeable Projects	Has the meaning set forth in Section 2.4.1.
Client	Means the person(s) or entity(s) named in the Application or in the most recent change on record entitled to ownership rights stated in the Contract or the owner of the group Contract as shown on the Contract.
Client Data	Means all data relating to Contracts which may be generated by or made available to Administrator under this Agreement, including, without limitation, Consumer Confidential Information, and includes such data relating to Contracts written or reinsured by Customer or its
Administrator Manager	Has the meaning set forth in Section 1.1.1.
Code	Has the meaning set forth in Section 2.6.3.
Committed Completion Date	Has the meaning set forth in Section 2.4.3.
Comparable Clients	Means other life insurance companies receiving underwriting services from Administrator at any given time.
Completion Date	Means the date on which a Project is Accepted by Customer.
Compliance Change	Has the meaning set forth in Section 2.2.2(e)(iv).
Confidential Information	Means information described in writing as, or documents marked as “confidential” by a party disclosing it, including but not limited to Contract and other policy forms, Contract and other policy descriptions, premium rates, financial statements, in-force policy information, experience studies, appraisals, and all other documentation and information provided by the such disclosing party to a Recipient Party, whether disclosed or provided electronically, orally or in writing, regardless of the media being used, before or after the execution of this Agreement. “Confidential Information” shall also include all studies, analyses or similar documents produced by the Recipient Party which contain or are based on any Confidential Information. “Confidential Information” does not include the following: (a) information which was publicly known and made generally available in the public domain at the time of the disclosure by the disclosing party; (b)

Term	Definition
information which after disclosure to the receiving party becomes part of the public domain, except by breach of this Agreement or other unlawful means; (c) information that has been or hereafter is intentionally disclosed without restriction of any kind by the disclosing party to the public; (d) information that is independently developed by Recipient Party without use of reference to the disclosing party’s Confidential Information, as shown by reasonable evidence in the Recipient Party’s possession; (e) Information that is disclosed to the Recipient Party by another source, which source is not known by the Recipient Party to be bound by a confidentiality obligation with the disclosing party; and (f) information that is already in the Recipient Party’s possession prior to disclosure by the disclosing party. Also means information designated as “confidential” by the Medical Information Bureau and Intellisys.
Consumer Confidential Information	Means all individually identifiable and non-public information about a consumer, in connection with a Contract issued, reinsured, or processed by Customer, its Affiliates, or Customer Clients, or in connection with the application, issuance or administration of such Contracts, and includes Underwriting Information about such consumers. A “consumer” is a prospective, current or former insured or annuitant and includes, but is not limited to, a Contract applicant, owner, certificate holder, claimant, beneficiary, or representative of any of the foregoing as well as prospective, current and former employees and contractors of Customer, its Affiliates and Customer Clients.
Contested Steps	Has the meaning set forth in Section 11.5.10.
Contract or Contracts, Certificate(s) and Contract(s)	Refer to the coverage documents for each insured or annuitant, which are written or reinsured by Customer and which are identified in a Work Order to be administered under this Agreement.
Contract Year	Means each twelve (12) month period during the Term commencing on January 1st and concluding on December 31st of the following year, such that the first Contract Year would constitute the twelve (12) month period commencing January 1, 2010 and ending December 31, 2010, and the second Contract Year would constitute the twelve (12) month period commencing January 1, 2011 and ending December 31, 2011.
Contractholder	Means any policyholder of Customer.
COTS	Shall mean widely available, commercial off the shelf software.
Critical Applications	Means re-opens, re-issues, and reinstatements software.
Customer	Has the meaning set forth in the opening paragraph of this Agreement.

Term	Definition
Current Index	Shall mean at any Adjustment Date, the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-1984 = 100), as published by the Bureau of Labor Statistics of the U.S. Department of Labor, as of such Adjustment Date.
Customer Approach	Has the meaning set forth in Section 2.2.2(e)(iv).
Customer Client	Means either (a) a Client of Customer or (b) a person or entity with which Customer or an Affiliate of Customer has a business relationship for which Customer or such Affiliate has assumed responsibility to provide services and which Customer or such Affiliate have Administrator provide a subset of the Services under the Agreement as may be provided for in a Work Order and shall include Authorized Producers.
Customer Content	Means any of Customer’s, its Affiliates’ or Customer Client’s unique materials (i) relating solely to Customer’s or its Affiliates’ business and (ii) provided by Customer, excluding Consumer Confidential Information, but including, without limitation, any names, trademarks, images, photographs, illustration, data, confidential strategic business information, future marketing and business plans, other text unique to Customer’s or its Affiliates’, business and Contract administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, product content, and business requirements relating to those business processes which are the subject of this Agreement, as well as Systems which may be owned, acquired or licensed by Customer, other than Customer Software, to which Administrator may have access, but which are not required to be used by Administrator to perform Services under this Agreement. Customer Content excludes all Critical Applications, Administrator Materials and Administrator Standard Operating Procedure.
Customer Data	Customer’s data that Administrator maintains on the Critical Applications as part of the Services.
Customer Manager	Shall mean an employee of Customer, holding the position of Assistant Vice President or higher with Old Mutual U.S. Life, who is responsible for maintaining the relationship arising pursuant to this Agreement. Such person shall be designated in writing to Administrator from time to time by Customer Officer.
Customer Officer	Has the meaning set forth in Section 2.2.2(c).
Customer Payor	Has the meaning set forth in Section 4.1.
Customer Rights	Means any right granted to Customer under this Agreement with respect to any Administrator or third party asset.

Term	Definition
Customer Software	Means software provided by Customer or Other Customer and as identified by Customer or Other Customer in writing to Administrator.
Deemed Percentage	Has the meaning set forth in Section 2.13.13.
Default Performance Standards	Means that Administrator has (a) failed to meet the same Performance Standard for any Service Category for three (3) consecutive months, (b) failed to meet the same Performance Standard for a Service Category for any four (4) months out of any eighteen (18) month period, or (c) failed to meet more than five percent (5%) of all Performance Standards for all Service Categories in any twelve (12) month period.
Definitive Estimate	Has the meaning set forth in Section 4 of Exhibit B.
Dependent Services	Has the meaning set forth in Section 15.7.1.
Designated Third Party Software	Means the Underwriter Workdesk Application and any other software so identified by Customer or Other Customer in writing to Administrator.
Disaster Recovery Plan	Has the meaning set forth in Section 14.2.
Discontinued Services	Has the meaning set forth in Section 15.7.1.
Disputing Party	Has the meaning set forth in Section 13.3.1.
Early Termination Fee	Has the meaning set forth in Section 15.1.2.
Effective Date	Has the meaning set forth in the opening paragraph of this Agreement.
EPR Amount	Has the meaning set forth in Section 10.3.1.
EPR Failure	Has the meaning set forth in Section 10.3.1
Equipment	Means the equipment (without regard to the entity owning or leasing such equipment) used by Administrator to provide the Services.
Event of Default	Has the meaning set forth in Section 15.3.
Fault	Has the meaning set forth in Section 2.13.1.
Final Statement	Has the meaning set forth in Section 5 of Exhibit B.
Firm Estimate	Has the meaning set forth in Section 2.4.3.
Firm Estimate Process	Has the meaning set forth in Section 4.4.1.
First Statement	Has the meaning set forth in Section 2 of Exhibit B.
Force Majeure Event	Has the meaning set forth in Section 14.1.
Functional Specifications	Has the meaning set forth in Section 3 of Exhibit B.
Funds	Means premiums deposited and received from Clients and/or funds made available by Customer to Administrator for Administrator to issue disbursements
Image	Has the meaning set forth in Section 2.7.4.
Indemnified Damages	Means losses, liabilities, damages, fines, costs to implement sanctions, penalties, interest and claims (including taxes), and final judgments (regardless of how such monetary damages payable to a third party are characterized as part of such

Term	Definition
judgments) arising out of or relating to a non-Party claim against a Party or an Indemnified Party and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, and experts) actually incurred, that are subject to indemnification under Article 11.
Indemnified Party	Has the meaning set forth in Section 11.5.1.
Indemnifying Party	Has the meaning set forth in Section 11.5.1.
Initial Estimate	Has the meaning set forth in Exhibit B.
Initial Service Guidelines	Has the meaning set forth in Section 2.2.2(e)(i).
Initial Term	Has the meaning set forth in Section 15.1.1.
Late Payment Rate	Has the meaning set forth in Section 4.5.
Law Reports	Has the meaning set forth in Section I.1 of Exhibit C.
Listed Reports	Has the meaning set forth in Section I.1 of Exhibit C.
Marks	Has the meaning set forth in Section 17.4.
Migration Plan	Has the meaning set forth in Section 2.10.1(a).
New Services	Means new Contracts, new products or new services other than the Services then being provided by Administrator under a Work Order and/or for which there is no charging methodology included in an existing Work Order, that is added to this Agreement pursuant to a new or amended Work Order; provided, however, that the term “New Services” shall be deemed to not include any modifications to Services, with respect to Contracts and products being written by Customer as of the Effective Date, which are necessitated for compliance with Applicable Laws.
Non Services	Means all Services other than Services.
Non-Chargeable Project	Has the meaning set forth in Section 2.4.1.
Non-Services Migration Plan	Has the meaning set forth in Section 2.10.2.
Old Agreement	Has the meaning set forth in the Recitals.
Omissions	Has the meaning set forth in Section 2.2.1(j).
Omitted	Has the meaning set forth in Section 2.2.1(j).
Order of Magnitude Estimate	Has the meaning set forth in Section 2 of Exhibit B.
Other Agreement	Means the Administrative Services Agreement to be negotiated by and between Other Customer and Administrator.
Other Customer	Shall have the meaning set forth in the recitals.
Other Old Agreement	Shall have the meaning set forth in the recitals.
Parties	Means Customer and Administrator.
Party	Means Customer or Administrator.
Pass-Through Expenses	Has the meaning set forth in Section 4.2.
Performance Schedule	Has the meaning set forth in Section 2.13.1.
Performance Standards	Means the performance standards, if any, for those categories of Services as set forth in the relevant Work Order.

Term	Definition
Personal Rates	Has the meaning set forth on Exhibit D.
Personnel Review Protocol	Has the meaning set forth in Section 3.3.4(a).
Pricing Schedules	Has the meaning set forth in Section 4.1.
Procedures Manual	Shall have the meaning set forth in the Old Agreement.
Project Plan	Has the meaning set forth in Section 2.4.3.
Project Threshold	Has the meaning set forth in Section 2.2.2(g)
Project Work Order	A Work Order pursuant to which Administrator is obligated to provide non-recurring Services other than Services.
Projects	Has the meaning set forth in Section 2.4.
Provider Laws	Has the meaning set forth in Section 2.2.2.
Reasonable Defense Steps	Means those steps which a commercially reasonable insurance company would itself take to defend claims asserted by a third party, in light of all surrounding circumstances, including, without limitation, a reasonable assessment of the likelihood of being able to mitigate losses, or improve the chances of a favorable outcome, the likelihood of such third party counter-claiming against such company and the likely success of and remedies obtained in any such counter-claim, the likelihood of one or more regulatory authorities intervening in such matter and the likely consequences thereof, any material damage to such company’s reputation such steps would reasonably cause, any material adverse consequences to such company’s other business relationship(s) with such third party or similarly situated third parties, and the other expected costs and expected benefits of such steps. In completing such assessment, any limitations of the right of the Indemnified Party to recover such amounts under this Agreement from the Indemnifying Party shall be taken into account.
Recipient Party	Means the Party coming into possession of the other Party’s Confidential Information and/or Customer Confidential Information.
Recovery Trigger Date	Has the meaning set forth in Section 14.2
Related Services	Means the services provided by Administrator to Other Customer under the Other Agreement that are substantially the same as the Services provided under this Agreement.
Related Work Order	Means a work order entered into by Administrator and Other Customer under the Other Agreement under which Administrator provides substantially the same services to Other Customer as the Services that Administrator provides to Customer under a Work Order under this Agreement.
Relationship Manager	Means the person designated by each Party as the primary contact for matters which could impact the overall relationship between the Parties.
Renewal Term	Has the meaning set forth in Section 15.1.1.
Replacement Services	Has the meaning set forth in Section 2.3.4

Term	Definition
Reporting Period	Has the meaning set forth in Section 14.6.2.
Requirements	Has the meaning set forth in Section 2 of Exhibit B.
Resources	Has the meaning set forth in Section 2.18.1.
Second Statement	Has the meaning set forth in Section 3 of Exhibit B.
Security Procedures	Has the meaning set forth in Section 5.2.
Service Category	Has the meaning set forth in the applicable Performance Schedule.
Service Credits	Has the meaning set forth in Section 2.12.
Service Guidelines	Has the meaning set forth in Section 2.2.1(a).
Service Sale	Means an occurrence where Administrator discontinues offering a Service or type of Service to Customer or a transaction pursuant to which Administrator transfers to any other party the capability to perform any Service of type of Service performed under this Agreement.
Service Work Order	Means a Work Order pursuant to which Administrator is obligated to provide some or all of the types of services described therein.
Services	Is the collective reference to all of the services Administrator is obligated to perform under this Agreement.
Statement	Has the meaning set forth in Section 1 of Exhibit B.
System	Is a collective reference to a computer software system which may be the property of Administrator, Customer or a third party. A “System” includes all materials related thereto, which may include, without limitation, documentation, file layouts, flow charts, logic diagrams, source codes, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications thereto.
Technical Specifications	Has the meaning set forth in Section 4 of Exhibit B.
Term	Has the meaning set forth in Section 15.1.
Termination Assistance Period	Has the meaning set forth in Section 16.1.
Termination/ Expiration Assistance	Has the meaning set forth in Section 16.1.
Third Party Content	Means any of third party’s unique materials.
Underwriting Error	Means a decision to issue a Contract under the rates authorized by Administrator with respect to such Contract that is not consistent with Customer’s underwriting guidelines.
Unweighted Service Categories	Means any Service Category to which Customer has assigned an Applicable Percentage of 0.
Work Order	Is a document signed by the Parties and attached hereto which defines Services to be provided by Administrator for Customer or its Affiliates pursuant to the terms of this Agreement. Work Orders shall generally be designated as one of the following (i) Service Work Order or (ii) a Project Work Order.

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EXHIBIT A

FORM OF WORK ORDERS

•	Administrative

•	Project

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WORK ORDER NO. [TG-ADMXXXX]

TO

AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Services

This Service Work Order (this “Work Order”), with an effective date of the      day of             ,          (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and                      (“Administrator”), a              corporation, located at                     , and is a part of the Amended & Restated Administrative Services Agreement effective January 1, 2010 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein and not defined have the meaning given in the Agreement.

1. POLICIES: For purposes of this Work Order, “Policies” refers to the Policies of: [Identification of the Policies covered under administration]

2. SERVICES:

2.1 For the Policies, Administrator shall provide Services set forth in Schedule 1 hereto and the other Services described in the Agreement applicable thereto, except as expressly stated otherwise in this Work Order.

2.2 Attached to this Work Order as Schedule 2 are the Performance Standards applicable to the Services to be provided by Administrator with respect to the Policies identified in paragraph 1. Schedule 2 sets forth the Service Credits, if any, applicable to the performance of the Services measured against the Performance Standards.

2.3 The Related Work Order is                     .

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3. CHARGES FOR SERVICES: The fees for the Services to be provided under this Work Order relating to the Policies are as set forth in Schedule 3 hereto.

4. TERM: The term of this Work Order shall commence on the Work Order Effective Date set forth above and shall continue until the earlier of (i) [date] or (ii) expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

5. MISCELLANEOUS: [Identify any additional Pass-Through Expenses, Designated Third Party Software, and Termination for Convenience Fees]

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Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

WORK ORDER NO. [TG-TMXXXX]

TO

AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Projects

This Project Work Order (“Work Order”), with an effective date of the      day of             ,          (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and              (“Administrator”), a                      corporation, located at                     , and is a part of the Amended & Restated Administrative Services Agreement effective January 1, 2010 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein have the meaning given in the Agreement.

Staffing, required training, internal controls, financial and operational controls for the Services to be provided under this Work Order will be described in the “statements” attached hereto (the “Statements”). Administrator agrees to perform the Project Services described in this Work Order.

1. SERVICES: Administrator shall provide the following Project Services in accordance with the Agreement, except as expressly stated otherwise in this Work Order. Administrator shall perform the Project Services described in each of the Statements attached, or to be attached, hereto.

2. PRICE AND PAYMENT: The pricing and payment terms relevant to this Work Order shall be set forth in the Statements.

3. TERM: The term of this Work Order shall commence on [Month Day, Year] and shall continue until the earlier of (i) completion of the Services to be performed hereunder, (ii) [date], or (iii) expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

4. MISCELLANEOUS: [Identify any additional Pass-Through Expenses and Designated Third Party Software]

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Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

WORK ORDER NO. 1

TO

AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Services

This Service Work Order (this “Work Order”), with an effective date of the 1st day of January, 2010 (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and Mid-America Agency Services, Inc. d/b/a as Hooper Holmes Services (“Administrator”), a Nebraska corporation, located at Omaha, Nebraska, and is a part of the Amended & Restated Administrative Services Agreement effective January 1, 2010 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein and not defined have the meaning given in the Agreement.

1. POLICIES: For purposes of this Work Order, “Contracts” refers to fully-underwritten Contracts of life insurance, as well as (a) associated riders to life insurance Contracts and (b) policy changes to and reinstatements and reissues of previously written term life insurance Contracts.

2. SERVICES:

2.1 For the Contracts, Administrator shall provide Services set forth in Schedule 1 hereto and the other Services described in the Agreement applicable thereto, except as expressly stated otherwise in this Work Order.

2.2 Attached to this Work Order as Schedule 2 are the Performance Standards applicable to the Services to be provided by Administrator with respect to the Contracts identified in paragraph 1. Schedule 2 sets forth the Service Credits, if any, applicable to the performance of the Services measured against the Performance Standards.

2.3 The Related Work Order is Work Order No. 1.

3. CHARGES FOR SERVICES: The fees for the Services to be provided under this Work Order relating to the Contracts are as set forth in Schedule 3 hereto.

4. TERM: The term of this Work Order shall commence on the Work Order Effective Date set forth above and shall continue until the expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

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Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

MID-AMERICA AGENCY SERVICES, INC. D/B/A HOOPER HOLMES SERVICES	OM FINANCIAL LIFE INSURANCE COMPANY

By:
By:
Victor Lumby
(Printed Name)
(Printed Name)	Senior Vice President
(Title)
(Title)	March 19, 2010
(Date)
(Date)

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SCHEDULE 1 TO SERVICE WORK ORDER NO. 1

SERVICES

In providing the Services for the Contracts identified in a Contract Administration Work Order, Administrator shall provide the underwriting and Services described below in accordance with the Agreement, including Section 2 of the Agreement. The purpose of this Schedule 1 is to define the scope of the Services to be performed for a given set of Contracts for the charges stated in Schedule 3 to Services Work Order No. 1.

The Services also consist of any related services, functions or responsibilities not specifically described in this Schedule 1 that are reasonably necessary for the proper performance or provision of the Services. To such end, throughout this Schedule 1, the grammatical construction “consist of”, or any variation thereof, when placed at the front of a list of items, shall be deemed to incorporate any related services, functions or responsibilities not specifically described in the ensuing list that are reasonably necessary for the proper performance or provision of the following services or tasks excluding those identified as Customer’s responsibility.

To the extent there are any conflicts between the description of the tasks or activities in this Schedule 1 and the terms of the Service Guidelines as approved in writing by Customer, the Service Guidelines shall govern.

References below to Customer’s third party administrative service providers are to one or more third parties with whom Customer may have contracted with or may, in its sole discretion, contract with during the term of this Agreement to assist Customer in administering the Contracts which are the subject of this Agreement.

1) UNDERWRITING SERVICES.

a) Mail services.

(i) Administrator shall process incoming mail relating to the Services. Administrator’s obligations in this regard shall include: (A) Opening mailing enclosures (e.g., envelopes, folders, and boxes) without damaging the contents thereof; (B) Extracting contents

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and retaining mailing enclosures to the extent required under the Service Guidelines; (C) Preparing documents for imaging (e.g., removing staples, paperclips and other decleating activities, separating non-standard sized originals, performing tape-downs of small originals); and (D) Sorting documents for processing.

(ii) Administrator shall process outgoing and returned mail relating to the Services. Administrator’s obligations in this regard shall include: (A) properly addressing mailing enclosures; and (B) if mail is returned to Administrator, contacting the appropriate Agent/MGA to obtain the correct address, tracking the status of the Agent/MGA’s efforts to obtain such address and using reasonable efforts to obtain such address from the Agent/MGA (e.g., re-contacting such Agent/MGA at reasonable intervals as necessary, searching telephone directories accessible over the internet for the correct address). Upon determining the correct address, Administrator shall update the appropriate components of the System to reflect the correct address and re-send the mail that had been returned using the correct address.

b) Imaging. Administrator shall create electronic images of the enclosures with respect to mail received by Administrator under this Schedule. Such electronic images shall be in a format that is compatible with the imaging workflow and management systems (the Underwriting Workdesk) used by Customer and its third party service providers. Administrator’s responsibilities in this regard shall include:

i) Verifying successful input of each electronic image into the applicable System;

ii) Resolving problems encountered during creation of the electronic image. For example, if the original is illegible, Administrator shall request a new original from the Contractholder or Agent/MGA, as appropriate;

iii) As requested by Customer, preparing original documents required to be returned to a Contractholder or Agent/MGA under the Service Guidelines for mailing and mailing such documents to the Contractholder or Agent/MGA; and

iv) Retaining originals (or copies if the Service Guidelines require the original to be returned to the Contractholder or Agent/MGA) in accordance with Customer’s record retention policies.

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c) New Business. Administrator shall be responsible for underwriting New Contract Applications. Administrator’s responsibilities in this regard shall include:

i) Assist with identifying information and signatures omitted by an applicant in a New Contract Application and supplemental forms If there is such an omission, Administrator shall contact the appropriate Agent/MGA to obtain the missing information and signatures, track the status of the Agent/MGA’s efforts to obtain such information and signatures and use reasonable efforts to obtain the omitted information and signatures from the Agent/MGA (e.g., re-contacting such Agent/MGA at reasonable intervals as necessary). Upon receipt of the omitted information, Administrator shall input such information into the appropriate components of the System;

ii) Reviewing the Medical Information Bureau Response for Anti-Money Laundering concerns and notifying Customer Chief Underwriter of concerns.

iii) Interviewing applicants by telephone as required by the Service Guidelines to confirm the applicant’s responses to questions in the New Contract Application. Administrator’s responsibilities in this regard shall include: (A) recording, tracking, and updating the appropriate components of the applicable System to reflect information obtained during the telephone interview; (B) providing Administrator Personnel who are adequately trained in the Service Guidelines and the other processes and procedures used to perform the Services, and (C) conducting such interviews between 8:30 a.m. and 8:00 p.m. Central Time, Monday through Thursday and 8:30 a.m. to 4:30 p.m. Central Time on Friday;

iv) Performing the underwriting function with respect to New Contract Applications. Among other things, Administrator shall:

(A) Determine whether the New Contract Application should be approved, declined, or referred for further action (e.g., requesting additional information from the Agent/MGA) or postponed. Administrator shall make its determination in accordance with the Service Guidelines and the exercise of reasonable underwriting judgment in light of all relevant factors. Administrator shall not postpone making a decision under this Section unless it first provides Customer reasonable explanation for such postponement. It is specifically acknowledged and agreed that it shall be unreasonable for Administrator to postpone any decision under this Section 0 as a result of a failure by Administrator to provide the facilities, personnel and other resources (e.g., Equipment to the extent Administrator is obligated to provide such Equipment and Software to the extent Administrator is obligated to provide such Software) required for Administrator’s performance of the Services in accordance with the

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Performance Standards at whatever volumes are from time to time required by Customer. In the case of requests for additional information, Administrator’s responsibilities shall include: (I) Notifying the Agent/MGA of the request, track the status of the request and using reasonable efforts to obtain the additional information from the Agent/MGA or applicant (e.g., re-contacting the Agent/MGA); and (II) Ordering an Attending Physician Statement (“APS”) from the appropriate medical personnel identified in a New Contract Application or associated work papers to the extent required to make the underwriting decision. If an APS is required to make the underwriting decision and the New Contract Application fails to identify the appropriate medical personnel, Administrator shall obtain from the Agent/MGA or applicant the contact details for the appropriate medical personnel, track the status of the request, use reasonable efforts to obtain the contact details from the Agent/MGA or applicant (e.g., re-contacting the Agent/MGA or applicant); (III) Notifying the Agent/MGA to order a medical examination of the applicant and scheduling such examination with the applicant and the applicable medical personnel; (IV) Notifying the Agent/MGA to obtain specimens of an applicant’s blood and urine and scheduling the meeting between such third party vendors and the applicant; (V) Requesting that Customer’s vendors analyze the specimens obtained hereunder as required to make the underwriting decision; and (VI) Upon receipt of the results of the additional information obtained under this Section, updating the appropriate components of the applicable System to reflect such information and notifying the underwriter responsible for making the underwriting decision (including Customer’s third party underwriters) of the new information;

(B) With respect to a New Contract Application that is referred for further action, once such action is complete, determine whether to postpone the decision, approve, approve with terms that are different from those anticipated in the New Contract Application, or decline the New Contract Application in accordance with the Service Guidelines and the exercise of reasonable underwriting judgment in light of all relevant factors; and

(C) Notify the applicable Agent/MGA and applicant of Administrator’s decision to postpone, approve, approve with terms that are different from those anticipated in the New Contract Application or decline the New Contract Application, and the basis for such decision. Written notification to the applicant will be based on appropriate state regulations. Provide the appropriate updated illustration based on underwriting decision.

(d) Additional Items to be Underwritten. Administrator shall also underwrite the following in accordance with this Schedule:

(i) Changes, including: (A) Contract change forms submitted for underwriting by a third party administrative services provider to correct an error in an in-force Contract or to reflect information provided by the Contractholder after an in-force Contract has been issued; (B) Changes to the terms of a Contract as a result of a change in the status of a Contractholder (e.g.,

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the Contractholder ceased smoking); (C) Changes to the maturity date applicable to an in-force Contract, and other changes to the terms of a Contract, (D) Changes to benefits, scope of coverage or coverage limits under a Contract, and (E) Renewals of policies;

(ii) Contracts resubmitted for underwriting by a third party administrative services provider as a result of information discovered during an investigation of a claim or complaint;

(iii) Transfers of policies from third party carriers to Customer (e.g., incoming exchanges of term life policies);

(iv) Requests by Contractholders to convert an existing Contract of one product offered by Customer to another product offered by Customer or one of its Affiliates; and

(v) Requests for reinstatement of policies which have lapsed.

2) NEW BUSINESS CASE MANAGEMENT.

a) Initial Review of New Business File.

i) Case Managers will continue to see the file after the underwriter has completed the first look. An initial scrub of the application is done by Transaction Applications Group, Inc. (“TAG”). TAG identifies all NIGO (as defined hereinafter) issues and determines if the file can go to underwriting. Those cases that can not, TAG continues to follow up on until the requirement is received or the application is closed.

ii) If the file is Not in Good Order (“NIGO”), Case Managers must contact the agent to advise what is needed for the file to be deemed In Good Order (“IGO”). Case managers will contact the agent after the underwriter has completed the first look and will contact the agent with any NIGO issues as well as any additional requirements ordered by the underwrite. Case Managers will then continue to follow-up with the agent and/or MGA until those items are submitted and complete.

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iii) Case Managers must track applications sent NIGO to identify trends. This tracking is done by TAG and projects have been submitted to create reporting of NIGO by MGA. The project is through TAG.

iv) If everything is submitted IGO, Case Managers will send the producer an email, thanking them for submitting everything properly, and advise them of where the application is in the Underwriting process.

b) Order Underwriting Requirements and follow up with Parameds, Labs, Medical providers, agents, and, if necessary, applicants.

i) Case Managers will email or fax the agent when a new requirement is requested or ordered, and if anything is needed from the agent Case Managers will continue to follow-up weekly by phone/fax/email. Case Mangers will update notes in Underwriting Workdesk. The total number of follow ups is five for a total of 75 days (exception is Large Case which remain open until a final action is completed). If requirements on non-large cases are not received, the file will be incompleted. The fourth follow up is made to the agent’s MGA to advise the MGA that the case is in danger of closing and to request their assistance in obtaining the outstanding requirements.

ii) Case Managers must continually check Paramedical and Lab company’s websites and will keep the agent informed of any issues the vendors are having with getting the requirements completed.

iii) Case Managers will continue to stay in contact with agent/MGA weekly to keep them up to date on where the file is at in the Underwriting process even if nothing further is needed from the agent.

c) Agent notification of Underwriting Final Action

i) Case Manager will notify the agent/MGA of the Underwriter’s final decision on “as applied for” decisions.

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ii) Case Managers will process all other than applied for offers and adverse underwriting decisions. For OTAF offers, Case Managers will notify the agent of our offer and the agent is given 15 days to respond. Case Mangers will update Underwriting Workdesk with the offer. The case manager will follow-up with the agent during that 15 day period. Letters and appropriate rights are mailed to the applicant and agent.

d) Reissues/Reopens/Reinstatements/Contract Changes.

i) Case management will handle orders, follow-ups, and Other Than Applied For (“OTAF”) offers in the same manner as our New Business.

ii) Case Managers will need to work directly with the applicant on reinstatement or Contract Change applications received NIGO, where no agent is involved. Letters will be sent to the applicant along with a copy of the application received, asking them to complete the necessary information. Case Managers will also call the applicant directly to ensure it was received and to follow-up.

e) “Post” Final Action.

i) .

ii) All 1035 exchange processing is completed by TAG. However, when a final action is completed and a 1035 exchange is indicated, Case Managers will notify the agent that the case has been approved and give them the option of either putting the case in force or waiting for the 1035 exchange to be received before placing in force. Case Manager will then notify TAG staff how the file is to be handled.

f) Customer Service.

i) As requested by Customer, Case Managers will schedule calls with agents, MGA’s, or brokerages to review our current processes to ensure that everything is running smoothly, and to see if they have any questions or concerns about how their business is being handled.

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ii) As requested by Customer, periodic calls will be set up with new agents, MGA’s, or brokerages to review procedures, guidelines, processes, etc.

3) COMPLIANCE. Administrator shall be responsible for compliance requirements. Administrator’s responsibilities in this regard shall include:

(a) State Specific Forms.

i) Administrator must identify state required new business compliance forms including but not limited to: (A) Application; (B) HIV; (C) HIPAA; (D) Illustrations; and (E) Replacement.

ii) Administrator must notify agent/MGA of any missing forms and performing any follow up needed.

b) State required notification

i) Administrator must provide the applicant with the appropriate notice regarding any decision to postpone, approve with terms that are different from those anticipated in the New Contract Application or decline the New Contract Application.

ii) Administrator must provide the state regulators with required reports of HIV positive tests.

c) Agent Monitoring

i) Administrator will monitor agent activity for abuses or unethical behavior.

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ii) Administrator will research the activity of abuse or unethical behavior

iii) Administrator will provide Customer with notification and reasons for the concern.

d) Medical Information Bureau (“MIB”) Plan F Follow Up.

i) Administrator will review MIB Plan F follow up results received from MIB.

ii) Administrator will request underwriting information on issued policies where plan F information indicates risk may be +100 debits greater than original underwriting decision.

iii) Administrator will review and summarize medical histories to recommend possible rescission to Customer’s Chief Underwriter and Assistant Vice President, Claims.

iv) Administrator will track and report MIB Plan F activity quarterly according to Exhibit C Standard Reports III Administrator Reports “Agent Monitoring Report”

(e) Complaint processing. Administrator shall notify Customer of any complaints except as otherwise requested by Customer. Administrator shall investigate complaints relating to the Services from Contractholders, beneficiaries, Agent/MGAs, and state departments of insurance.

(i) Upon completion of an investigation of a complaint submitted by a state department of insurance, Administrator shall draft a response to the complaint for Customer review and approval.

(ii) Upon completion of an investigation of a complaint by a Contractholder, beneficiary or Agent/MGA, Administrator shall draft and submit to the applicable party a response to such complaint in accordance with the Service Guidelines and provide Customer copy of such response.

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4) ACCESS.

a) Administrator shall provide Agent/MGAs access to Administrator Personnel to respond to questions and concerns from Agent/MGAs, applicants and Contractholders in accordance with the Service Guidelines to the extent permitted by applicable law and regulation. For example, upon request of the Agent/MGA, applicant or Contractholder, the Administrator Personnel responsible for making an underwriting decision with respect to a New Contract Application shall provide Agent/MGAs, applicants and Contractholders a reasonably detailed explanation of the basis for a decision to rate a proposed insured in a particular manner or to reject a New Contract Application to the extent permitted by applicable law and regulation, and shall consider any reasonable objections regarding such decision raised by a Agent/MGA, applicant or Contractholder. Administrator shall update the applicable System to reflect such decisions;

b) Administrator shall respond to requests from Contractholders and applicants for information related to the Contractholder’s Contract or the applicant’s New Contract Application and copies of related documentation (e.g., correspondence between Administrator and the Contractholder). With respect to requests for correspondence between Customer and the Contractholder or applicant, Administrator shall use reasonable efforts to obtain from Customer copies of the requested correspondence. Prior to providing information and documentation, Administrator shall confirm that the requestor is authorized to receive the requested information and documentation prior to releasing such information and documentation;

c) Notifying the Agent/MGA of action taken with respect to a New Contract Application; that is, whether the application is approved, approved with terms that are different from those anticipated in the New Contract Application, declined, or postponed under this Schedule. The applicant will also be notified of action taken when the application is approved with terms that are adversely different from those anticipated in the New Contract Application, declined, or postponed.

i) If within a period set forth in the Service Guidelines, Administrator has not completed underwriting a New Contract Application, Administrator shall notify the applicable Customer third party administrative service provider that Administrator has not completed the underwriting and provide an explanation therefor.

ii) If the New Contract Application is rejected because of a serious medical condition, Administrator shall notify the applicant when required by law or regulation. To the

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extent consistent with applicable laws and regulations, Administrator shall provide the applicant copies of any lab results that were the basis of a decision to rerate the New Contract Application or reject such Application in accordance with the Service Guidelines.

d) Agent/MGA, Applicant and Contractholder Calls. Administrator shall answer and address all incoming calls to Administrator from Agent/MGAs, applicants and Contractholders regarding the Services. Administrator’s responsibilities in this regard shall include:

i) Providing Agent/MGAs, applicants and Contractholders a single point of contact for issues relating to the Services. Administrator shall, in accordance with the Service Guidelines, authenticate the identity of each caller to verify that such caller is entitled to receive the information that is the subject of the inquiry prior to releasing such information. To the extent the Service Guidelines do not address authentication, Administrator shall authenticate the identity of each caller in accordance with the exercise of reasonable judgment in light of all relevant factors;

ii) Analyzing call trends; and

iii) Providing sufficient resources to answer calls from Contractholders, applicants and Agent/MGAs so as to minimize the abandon rate experienced by such Contractholders, applicants and Agent/MGAs in light of industry best practices, and minimize the time between receipt by Administrator of a call from a Contractholder, applicant or Agent/MGA and the time a live employee of Administrator answers the call in accordance with industry best practices.

5) PRODUCT DEVELOPMENT SERVICES.

a) Upon Customer’s request, Administrator shall assist Customer and its third party administrative services providers to develop functional specifications with respect to new products to be released by Customer (including with respect to business requirements developed by Customer and its third party consultants). Development of such functional specifications by Administrator shall not be treated as a Project even if such work does meet the definition of a “Project”.

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b) Administrator shall assist Customer and its third party administrative services providers develop technical specifications. Development of such technical specifications by Administrator shall be treated as a Project even if such work does not meet the definition of a “Project”.

c) Administrator shall provide Customer and its third party administrative services providers reasonable assistance with implementation of new products to be released by Customer. Such assistance shall include development of test cases and performing user acceptance testing.

d) Administrator shall develop for Customer’s review and approval new and revised business processes required to implement new products to be released by Customer. Upon Customer’s approval, Administrator shall implement such new and revised business processes.

6) OTHER SERVICES.

a) Telephone Equipment and Software for Telephone Interviews. Administrator shall provide, configure, integrate, implement, test, operate, administer, maintain, enhance and support the Equipment and Software required to conduct the telephone interviews described in this Schedule.

b) Telephone Equipment and Software for Inquiries. Administrator shall provide, configure, integrate, implement, test, operate, administer, maintain, enhance and support the Equipment and Software required to respond to inquiries from Agent/MGAs, applicants and Contractholders regarding the Services.

c) Performance Monitoring and Reporting. Administrator shall provide, deploy, implement, and make operational a Performance Standard measurement system that will collect, calculate and report data as required to determine Administrator’s compliance which each of the Performance Standards.

i) The Performance Standard measurement system will, among other things, detail failures to complete tasks in a reasonably timely manner and other Service failure information including: (A) The nature of the Service failure; (B) The specific Service or Services that are impacted; (C) The start time and date of all tasks measured in this Service Work Order and other Service failures and the time at and date on which such task is completed or Service failure is

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remedied; (D) The root cause of the failure to complete the task in a reasonably timely manner or other Service failure, the extent to which such failure to complete the task in a reasonably timely manner or other Service failure has occurred on previous occasions and associated trend analyses; and (E) A summary of the steps Administrator has taken to determine the root cause of the failure to complete the task in a reasonably timely manner or other Service failure, the steps Administrator has taken to complete the task in a reasonably timely manner or remedy the Service failure, and the steps Administrator has taken to reduce to the extent possible the likelihood that such failure to complete the task in a reasonably timely manner or other Service failure will be repeated.

ii) With respect to each Performance Standard, Administrator shall provide, deploy and implement processes, workflows and interfaces to measure and report on such Performance Standards. Failure to meet the requirements of this Section shall be a material breach of the Agreement.

d) Business Continuity.

i) On the Effective Date, Administrator shall develop for Customer’s approval a plan for the recovery of the Services at a remote location in the event of a disaster affecting an Underwriting Center.

ii) Administrator shall test the plan two (2) times per year according to test plans designed to identify all deficiencies in the recovery plans that reasonably could be discovered by means of testing. Administrator shall allow Customer to participate in and observe such tests (subject to reasonable measures to protect the confidentiality of the data of Administrator’s other customers), provide Customer with a detailed report identifying any problems experienced during such test, promptly develop for Customer review and approval revisions to the plans to correct such problems and upon Customer prior written approval, promptly implement the revised plans.

iii) Administrator shall recover from a disaster at an Underwriting Center in accordance with such plans.

e) Security. Administrator shall be responsible for performing physical security functions at locations under Administrator control (including the Underwriting Center). Administrator’s security processes and procedures shall be no less rigorous than the more rigorous of the processes and procedures in use by (i) Administrator for itself and its commercial customers or (ii) Customer.

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f) Problem Management. Administrator shall be responsible for performing problem management, including recording, tracking and resolving problems that arise with respect to the Services. Administrator’s responsibilities in this regard shall include:

i) Developing for Customer’s review and approval procedures that will require Administrator to promptly escalate unresolved problems within Administrator management. Administrator shall include such procedures in the Service Guidelines and escalate to appropriate Administrator Personnel and Customer personnel unresolved problems according to procedures defined in the Service Guidelines;

ii) Maintaining communication with Customer and affected recipients of the Services on problems through resolution; and

iii) Performing trend and root cause analysis of problems.

g) Training.

i) Administrator shall provide training to its personnel in the use of the Systems, the Service Guidelines and other Administrator and Customer policies and procedures governing the performance of the Services as necessary and appropriate to provide such Services to Customer. Administrator shall train its personnel in Customer products and Services as such products and Services may evolve, be enhanced and be supplemented throughout the Term and in the use of the Systems to the extent required to perform the Services.

ii) Administrator shall train personnel of Customer and its third party administrative service providers in Administrator policies and procedures governing the performance of the Services for purposes of providing call center services at the Customer call center and third party administrative services providers’ call centers.

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h) Facilities. Administrator shall manage the locations from which Administrator provides the Services, including providing and maintaining suitable space, furnishing, utilities, fire suppression, fixtures and other similar items reasonably required to provide the Services.

i) Third Party Management. Administrator shall assist Customer negotiate agreements between Customer and Customer’s third party vendors providing medical examination and analysis services (“Medical Vendor Agreements”). Administrator shall also manage and administer such Medical Vendor Agreements. Administrator’s obligations in this regard shall include receiving and submitting to Customer for its review and approval invoices issued under Medical Vendor Agreements and, upon Customer approval, paying such invoices in accordance with the Service Guidelines. If Customer elects to have Administrator pay such invoices, Customer shall reimburse Administrator for the amounts properly due under such invoices; provided, however, Administrator shall not apply a markup or margin to the amounts billed in such invoices. Administrator shall periodically audit the invoices issued under Medical Vendor Agreements to verify the accuracy thereof and promptly notify Customer of any inaccuracies or other problems discovered during such an audit.

j) Reports. Administrator shall be responsible for providing appropriate management and operational reports in the format reasonably requested by Customer. Administrator shall provide reports in soft copy. Such reports shall include:

i) The reports required to determine compliance with Performance Standards;

ii) A report on all productivity statistics on a category by category basis (e.g., by product, by task) related to the performance of the Services such statistics include the time required to make an underwriting decision;

iii) A report of the number of New Contract Applications and Changes that are accepted, the number declined, the number postponed, and the number approved with terms different than contemplated in the New Contract Application or other request. Such report should be categorized on a third party administrative services provider by third party administrative services provider basis and on an MGA by MGA basis.

iv) A report of the New Contract Applications or Changes for which underwriting has not been completed within a period set forth in the Service Guidelines, including the reasons therefor;

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v) Monthly reports on problems, including root cause and trend analysis; and

vi) Other reports reasonably requested by Customer.

k) Records. Administrator shall maintain complete and accurate books and records of all Services performed for Customer and all charges related thereto in a format reasonably acceptable to Customer. Administrator shall establish and maintain facilities and procedures for the safekeeping of all documents, reports, records, books, files, and other materials related to this Agreement and all transactions between Administrator, Customer, Contractholders, applicants and local, state and federal regulators, which shall include the identity and addresses of Contractholders (collectively, “Books and Records”). Administrator shall maintain the Books and Records at the Underwriting Center in accordance with this Agreement.

7) ESCALATION PROCEDURES. Administrator will notify appropriate Customer designee of problems with the Services if there is an issue that is likely to have a material adverse impact on its ability to perform any of the Services in accordance with this Agreement or meet a Performance Standard set forth in Schedule 2. Unless otherwise mutually agreed in writing for a specific Service or situation (Force Majeure, Disaster Recovery, Business Continuity, and Monitoring of Commission Cycles and Data Load processes (separate contract)), Administrator will notify first level Customer designee as described in table below within one hour of Administrator’s knowledge of the issue. The first level Customer designee will acknowledge receipt of notification via the same mechanism as notification (i.e. Phone or email) within one hour. If Administrator does not receive acknowledgement from first level Customer designee within one hour, Administrator will escalate notification of the issue to the second level Customer designee. Customer’s second level designee will acknowledge receipt of notification of the issue within one hour. If Administrator does not receive acknowledgement from the Customer’s second level designee within one hour, Administrator will notify Customer Manager. When contacting Customer’s Helpdesk on-call resource to notify of an issue, emergency support procedures will be used to ensure contact is received.

Customer shall be responsible for supplying Administrator with and maintaining the list of designated Customer representatives and the list of designated Customer third party supplier’s representative details. Customer shall provide the first such list of contacts within 30 days from the Effective Date.

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The contact details for Customer management personnel proposed as of the Effective Date are set forth below.

Service	Department	First Level Contact	Second Level Contact

Administrative Services	Client Services	Jason Drecksel	Dennis Gunderson

Underwriting Services	Client Services	Dennis Gunderson	None

Complaints	Client Services	Russell Laws	Pamela Sheets

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SCHEDULE 2 for Service Work Order No. 1

PERFORMANCE STANDARDS

I. PERFORMANCE STANDARDS.

A. GENERAL.

1. This Schedule 2 applies to the provision of Services during the Term of Exhibit A-1.

2. Administrator shall perform the Services in accordance with the applicable Performance Standards for the period specified in Section A.1. Administrator will maintain performance measurement systems at its own expense that are necessary to measure compliance with the Service Categories as described in Attachment 1 of this Schedule 2 with such Service Categories being defined in Attachment 2 to this Schedule 2. Administrator shall furnish to Customer performance reports, performance data, and the measurement metrics for the Performance Standard for each Service Category (“Monthly Performance Report”) evidencing Administrator’s performance of the Service Categories measured against the Performance Standards in an electronic format agreed to by the Parties on a monthly basis and upon request when mutually agreed to by the Parties. The format, scope of content, and measurement metrics for the Performance Standards as described in the Monthly Performance Reports, other than Administrator’s actual performance of each Service Category against the applicable Performance Standard for the most recent calendar month, may not be revised without written consent by both Parties, such consent not to be unreasonably withheld or delayed. The Monthly Performance Report will be provided by the 5th Business Day of the month following the month measured.

3. Except with respect to measurement of the Performance Standards described in Section A.4 of this Schedule 2, Administrator shall monitor its actual performance of the Services against the Performance Standards, not merely a sampling of its performance of such Services.

4. Quality Performance Standards. The Service Categories shall include the following quality ratio (“Quality Ratios”) Service Categories: Quality of Underwriting Ratio, Quality of New Business Ratio, Quality of Compliance Ratio, and Quality of Request Ratio. For each Quality Ratios, the Contract sample will be as follows. For New Business issued in each month,

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Administrator shall randomly select for each Quality Ratio independent groups of Contracts (“Sampled Contracts”) processed during the month in accordance with the following to determine whether Administrator issued each Sampled Contract in compliance with the Quality Ratio. If Administrator fails to meet or exceed the applicable Tier 2 Performance Standard for a given Quality Ratio (A) by more than 3% in a single month; (B) by more than 2% in two consecutive months; or (C) by more than 1% in three consecutive months; then Administrator will increase the number of Sampled Contracts by 10% from the percentage set forth below until such time as the Administrator has met or exceeded the Tier 2 Performance Standard for the given Quality Ratio for three (3) consecutive months.

Number of Life Applications reviewed	Sampled Policies

< 25 Policies	All Policies

> 25 but < 50 Policies	25% of such Policies

> 50 but < 500 Policies	10% of such Policies

> 500 Policies	5% of such Policies

(a) Quality of Underwriting Ratio.

(i) Each Sampled Contract will be evaluated with respect to whether or the Sampled Contract was issued at the appropriate table, to be consistently measured against all Sampled Contracts.

(ii) A Sampled Contract will be evaluated to determine the extent of its compliance with the Underwriting Guidelines and will be assigned “Underwriting Points” as described below. The term “Underwriting Points Possible” is defined as the product of (A) 3 and (B) the total number of Sampled Contracts.

(iii) Each Sampled Contract will be qualitatively reviewed by one Administrator Personnel and assigned Underwriting Points as follows: (A) if the underwriting decision produced a table within 2 tables of the correct table, then the Sampled Contract will be assigned 3 Underwriting Points; (B) if the underwriting decision produced a table within 3 or 4 tables of the correct table, then the Sampled Contract will be assigned 1 Underwriting Point; and (C) if the underwriting decision produced a table more than 4 tables apart from the correct table, then the Sampled Contract will be assigned 0 Underwriting Points.

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(iv) Administrator will sum all of the Underwriting Points credited to all of the Sampled Contracts to determine the “Underwriting Aggregate Points”.

(v) The Quality of Underwriting Ratio will be calculated as the result of (A) the Underwriting Aggregate Points divided by (B) the Underwriting Points Possible.

(b) Quality of New Business Ratio.

(i) Each Sampled Contract will be evaluated with respect to three criteria to be consistently measured against all Sampled Contracts and will be assigned “New Business Points” as described below. The term “New Business Points Possible” is defined as the product of (A) 3 and (B) the total number of Sampled Contracts.

(ii) Each Sampled Contract will be qualitatively reviewed by one Administrator Personnel and assigned New Business Points as follows: (A) if Administrator performs all follow ups on outstanding requirements in the Workdesk, 1 New Business Point will be assigned; (B) if no image is incorrectly matched with an image to the wrong file number, 1 New Business Point will be assigned; and (C) if no inaccurate or incomplete information is provided on the interview and must be returned to the interview to re-contact the source, 1 New Business Point will be assigned.

(iii) Administrator will sum all of the New Business Points credited to all of the Sampled Contracts to determine the “New Business Aggregate Points”.

(iv) The Quality of New Business Ratio will be calculated as the result of (A) the New Business Aggregate Points divided by (B) the New Business Points Possible.

(c) Quality of Compliance Ratio.

(i) Each Sampled Contract will be evaluated with respect to whether there is full satisfaction of all Compliance Requirements set forth in the Service Guidelines, to be consistently measured against all Sampled Contracts and will be assigned “Compliance Points” as described below. The term “Compliance Points Possible” is defined as the product of (A) 3 and (B) the total number of Sampled Contracts.

(ii) Each Sampled Contract will be qualitatively reviewed by one Administrator Personnel (“New Business Grader”) and assigned 3 Compliance Points if it satisfies all Compliance Requirements. If any Compliance Requirement is not satisfied, no Compliance Points will be awarded.

(iii) Administrator will sum all of the Compliance Points credited to all of the Sampled Contracts to determine the “Compliance Aggregate Points”.

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(iv) The Quality of Compliance Ratio will be calculated as the result of (A) the Compliance Aggregate Points divided by (B) the Compliance Points Possible.

(d) Quality of Request Ratio.

(i) Each Sampled Contract will be evaluated with respect to three criteria to be consistently measured against all Sampled Contracts and will be assigned “Request Points” as described below. The term “Request Points Possible” is defined as the product of (A) 3 and (B) the total number of Sampled Contracts.

(ii) Each Sampled Contract will be qualitatively reviewed by one Administrator Personnel and assigned Request Points as follows: (A) if there are no inaccuracies or incomplete New Business or Underwriting requirements as requested by underwriter to case manager to obtain from the appropriate source, 1 Request Point will be assigned; (B) if no inaccurate information is provided to an external party, 1 Request Point will be assigned; and (C) if no inaccurate information is provided to a distributor, 1 Request Point will be assigned.

(iii) Administrator will sum all of the Request Points credited to all of the Sampled Contracts to determine the “Request Aggregate Points”.

(iv) The Quality of Request Ratio will be calculated as the result of (A) the Request Aggregate Points divided by (B) the Request Points Possible.

5. Failure to properly measure performance with respect to any particular Performance Standard for a particular Service Category for any month shall be deemed a failure to meet a Tier 2 Performance Standard (with there being no corresponding Tier 1 Performance Standard) with respect to such Service Category for such month.

6. Except as otherwise specified all references to hours shall be to actual hours during a calendar day and not to business hours; all references to time shall be Eastern Time; all references to days shall be to Business Days; all references to months and quarters shall be to calendar months and calendar quarters, respectively unless otherwise specified.

7. Administrator will maintain service requests and documents relating to Service Categories in a way to indicate the date of receipt permanently either (a) on the request or document or (b) on the scanned image of the request or document. The detail as to how the Performance Standard for each Service Category is measured and Administrator’s performance of each Service Category against the applicable Performance Standard is set forth in the Monthly Performance Report. In the event of any conflict or inconsistency between the provisions of this Schedule and the Monthly Performance Report as to how the Service Categories are measured, the provisions of the Monthly Performance Report shall prevail.

8. From time to time, Customer may request reasonable and necessary changes to the Performance Standards, including, without limitation, adding standards relating to the quality of the Services provided. Any such request for changes to the Performance Standards shall be accompanied by a statement from Customer pursuant to a Change Order delivered in accordance

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with the Change Control Procedures indicating the justification for such request. Upon Customer’s request, the Parties shall negotiate in good faith such changes as appropriate, in light of all surrounding circumstances and the justifications contained in the Change Order. Changes to any Performance Standard (excluding changes that the Parties agree are not material changes to the Performance Standards) shall not be made more than one time per calendar quarter, except for changes to the Applicable Percentages (which is addressed in Section B.3).

9. Rounding Convention. In measuring the actual performance of Administrator against the Performance Standards, the percentages used to define its performance will be rounded to the nearest whole percentage with those percentages ending in .5 and above being rounded up to the nearest whole percentage and all percentages ending in .4 and below being rounded down to the nearest whole percentage (i.e., 94.5% = 95%, 95.4% = 95%, 98.55% = 99%). Notwithstanding the foregoing, 100% means all, not just 99.5% or more.

10. Responsibility for Achieving Performance Standards. Administrator will not be responsible for an individual Performance Standard to the extent that Administrator’s compliance with such Performance Standards has been materially adversely affected by (a) Customer’s or Customer’s Affiliates material failure to perform its obligations under the Agreement or any Work Order; (b) the wrongful acts or omissions of Customer or Customer’s Affiliates; (c) the failure of any of Customer’s employees or Customer’s Affiliates’ employees to adequately perform their tasks related to the Services; (d) untimely, incomplete or inaccurate information from Customer or Customer’s Affiliates; (e) Customer’s or Customer’s Affiliates material failure to make information, materials, software, hardware, equipment or personnel available to Administrator in the manner required by this Agreement; or (f) as otherwise expressly stated in the Agreement.

11. Excused Performance. Where Administrator requests that it be excused from compliance with a Performance Standard not later than fifth (5th) day of the applicable month and can establish to the reasonable satisfaction of Customer that: (a) the root cause of its failure to achieve a Performance Standard was a factor outside of the reasonable control of Administrator; (b) Administrator would have achieved such Performance Standard but for such factor; (c) Administrator used commercially reasonable efforts to perform and achieve that Performance Standard notwithstanding the presence and impact of such factor; and (d) Administrator is without fault in causing such factor; no Tier 1 Credit or Tier 2 Credit shall be assessed against Administrator for any resulting failure to achieve such Performance Standard and Administrator shall otherwise be excused from achieving such Performance Standard for such month.

B. SERVICE CREDITS.

1. Failure to Comply with Tier 1 Performance Standards. Where the Administrator is liable for its failure to perform a Service Category so as to meet or exceed the applicable Tier 1 Performance Standard (if any) but it succeeds in meeting the applicable Tier 2 Performance Standard, Customer shall be entitled to a Service Credit (a “Tier 1 Credit”) in relation thereto.

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The Tier 1 Credit shall be equal to the product of (a) such Service Category’s Applicable Percentage (as set forth in the table in Attachment 3 of this Schedule), (b) 0.75, and (c) the At Risk Amount for the calendar month in which Administrator failed to attain or exceed the Performance Standard for such Service Category.

2. Failure to Comply with Tier 2 Performance Standards. Where the Administrator is liable for its failure to perform a Service Category so as to meet or exceed the applicable Tier 2 Performance Standard, Customer shall be entitled to a Service Credit (a “Tier 2 Credit”) in relation thereto. The Tier 2 Credit shall be equal to the product of (a) such Service Category’s Applicable Percentage (as set forth in the table in Attachment 3 of this Schedule), (b) 0.25 where a Tier 1 Performance Standard has been defined for the respective Service Category, or 1.00 where only a Tier 2 Performance Standard has been defined for a respective Service Category, and (c) the At Risk Amount for the calendar month in which Administrator failed to attain or exceed the Performance Standard for such Service Category.

3. Applicable Percentages.

(a) Weighting. Customer may weight the relative Service Categories payable for missing one or more Performance Standards by allocating Applicable Percentages among such Performance Standards. The aggregate of such Applicable Percentages shall not exceed 150%.

(b) Changes to Applicable Percentages. The Service Categories’ Applicable Percentages assigned to the various Service Categories on Attachment 3 may be changed by Customer by written notice to Administrator providing an amended and restated Attachment 3, with each such change being effective on the first day of the second calendar month after the date the notice is given.

4. Earnback Credit. In the event that Customer assesses a Tier 1 Credit or a Tier 2 Credit and Administrator’s performance of all of the Service Categories meets or exceeds each Performance Standard during the six (6) consecutive month period commencing with the month following the month with respect to which such Tier 1 Credit or Tier 2 Credit was assessed, Customer shall refund such Tier 1 Credit or Tier 2 Credit to Administrator. Customer shall pay such refunded Tier 1 Credit or Tier 2 Credit (an “Earnback Credit”) to Administrator upon being invoiced by Administrator pursuant to Article 4 of this Agreement. For purposes of clarification, a Tier 1 Credit or a Tier 2 Credit for a given calendar month shall be refunded only once.

5. Definitions. The following terms have the definitions set forth below. Other defined terms used in this Schedule but not defined in this Schedule have the definitions set forth in the Agreement.

(a) “Applicable Percentage” means the number set forth for each Service Category enumerated in Attachment 3 under the column heading “Applicable Percentage” and converted to a percentage number (e.g., 3 equals 3% or .03).

(b) “At Risk Amount” means, for a given month, an amount equal to 25% of the sum of all fees paid to Administrator under Service Work Order No. 1 for the applicable month.

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(c) “Compliance Requirements” means all portions of the Service Guidelines which mandate actions or inactions for the purpose of complying with Applicable Laws.

(d) “Large Case” means an application for a Contract where the Contract has a face amount of $1,500,000 or more, annual premium of $10,000 or more or single premium of $25,000 or more.

(e) “Monthly Performance Report” has the meaning given in Section A.2 of this Schedule 2.

(f) “Performance Standards” means the minimum performance standards for specific Service Categories as set forth in Attachment 1, as amended from time to time pursuant to the Agreement.

(g) “Service Category” means each individual Service Category listed in Attachment 1 of this Schedule 2, comprising one task.

(h) “Tier 1 Credit” has the meaning given in Section B.1 of this Schedule 2.

(i) “Tier 2 Credit” has the meaning given in Section B.2 of this Schedule 2.

(j) “Underwriting Guidelines” means the underwriting guidelines included in the Business Rules.

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Attachment 1 to Schedule 2

Failure to meet any of the levels set forth below shall be a Service Level Default.

Service Category	Tier 1	Tier 2

Abandonment Rate	N/A	Less than 4%

Follow Up on Outstanding New Business Requirements	80 percent within 2 days, 100 percent within 3 days	75 percent within 3 days, 100 percent within 4 days

Interviews	4 attempts in any 7 day period	3 attempts in any 7 day period

Provide Status to Distributor	80 percent within 5 days, 100 percent within 7 days	75 percent within 5 days, 100 percent within 7 days

Quality of Compliance Ratio	N/A	98%

Quality of New Business Ratio	N/A	98%

Quality of Request Ratio	N/A	98%

Quality of Underwriting Ratio	N/A	98%

Time in Phone Queue	80% in 30 seconds	90% in 90 seconds

Time to Complete Further Action (Final)- Fully Underwritten	80 percent within 2 days, 100 percent within 3 days	75 percent within 4 days, 100 percent within 5 days

Time to Complete Further Action (Final)- Large Case	80 percent within 1 days, 100 percent within 2 days	75 percent within 3 days, 100 percent within 4 days

Time to Complete Further Action (Interim)- Fully Underwritten	80 percent within 4 days, 100 percent within 5 days	75 percent within 5 days, 100 percent within 6 days

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Time to Complete Further Action (Interim)- Large Case	80 percent within 3 days, 100 percent within 4 days	75 percent within 4 days, 100 percent within 5 days

Time to Image and Match	80 percent within 2 day, 100 percent within 3 days	75 percent within 3 days, 100 percent within 5 days

Time to Initially Underwrite-Fully Underwritten	80 percent within 2 days, 100 percent within 3 days	75 percent within 3 days, 100 percent within 4 days

Time to Initially Underwrite-Large Case	80 percent within 1 days, 100 percent within 2 days	75 percent within 2 days, 100 percent within 3 days

Time to Request Underwriting Requirements	80 percent within 2 days, 100 percent within 3 days	75 percent within 3 days, 100 percent within 4 days

Time to Respond to a Request for Information	80 percent within 2 days, 100 percent within 3 days	75 percent within 3 days, 100 percent within 5 days

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Attachment 2 to Schedule 2

The following Service Categories are defined as set forth below.

Service Category	Definition

Abandonment Rate	Means the monthly percentage of all calls that are terminated prior to answer by a live operator.

Follow Up on Outstanding New Business Requirements	Means recontacting distribution to provide status on any outstanding new business requirements.

Interviews	Means phone calls conducted by Administrator with the applicant for the purposes of obtaining underwriting information.

Provide Status to Distributor	Means Periodic Communication to distributor that provide statuses of pending business that includes new business and underwriting requirements

Quality of Compliance Ratio	Means as set forth in Section 4 of this Schedule 2.

Quality of New Business Ratio	Means as set forth in Section 4 of this Schedule 2.

Quality of Request Ratio	Means as set forth in Section 4 of this Schedule 2.

Quality of Underwriting Ratio	Means as set forth in Section 4 of this Schedule 2.

Time in Phone Queue	Means the time between the caller’s selection of the option on the voice response unit’s menu that leads to a live operator and the time the call is answered by a live operator. Calls that are in the queue and are terminated prior to answer by a live operator (i.e., abandoned calls) shall be excluded from the calculation of Time in Phone Queue.

Time to Complete Further Action (Final)- Fully Underwritten	Means time when final underwriting requirement is available to view in Underwriting Workdesk to when the final underwriting decision is made and recorded in Underwriting Workdesk for Fully Underwritten applications.

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Service Category	Definition

Time to Complete Further Action (Final)- Large Case	Means time when final underwriting requirement is available to view in Workdesk to when the final underwriting decision is made and recorded in Workdesk for Large Case applications.

Time to Complete Further Action (Interim)- Fully Underwritten	Means time when a non-final underwriting requirement is available to view in Workdesk to when the summary of the requirement is recorded in Workdesk for Fully Underwritten applications.

Time to Complete Further Action (Interim)- Large Case	Means time when a non-final underwriting requirement is available to view in Workdesk to when the summary of the requirement is recorded in Workdesk for Large Case applications.

Time to Image and Match	Means time from receipt of a New Business or Underwriting document is received to when it is scanned and correcting match to the appropriate file in Workdesk.

Time to Initially Underwrite-Fully Underwritten	Means Time from when application/task is available in Workdesk until Administrator completes initial review of file and identification of new business and underwriting requirements-Fully Underwritten.

Time to Initially Underwrite-Large Case	Means time from when application/task is available in Workdesk till Underwriter completes initial review of file and identification of new business and underwriting requirements-Large Case.

Time to Request Underwriting Requirements	Means time from when application/task to request underwriting requirement is available in Workdesk until request is completed.

Time to Respond to a Request for Information	Means Time from receipt of request for information till response is prepared and put into mail.

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Attachment 3 to Schedule 2

Service Categories’ Applicable Percentages

Service Category	Applicable Percentage

Abandonment Rate	5%

Follow Up on Outstanding New Business Requirements	0%

Interviews	5%

Provide Status to Distributor	5%

Quality of Compliance Ratio	20%

Quality of New Business Ratio	5%

Quality of Request Ratio	15%

Quality of Underwriting Ratio	25%

Time in Phone Queue	0%

Time to Complete Further Action (Final) – Fully Underwritten	10%

Time to Complete Further Action (Final) – Large Case	10%

Time to Complete Further Action (Interim) – Fully Underwritten	0%

Time to Complete Further Action (Interim) – Large Case	0%

Time to Image and Match	10%

Time to Initially Underwrite – Fully Underwritten	10%

Time to Initially Underwrite – Large Case	10%

Time to Request Underwriting Requirements	10%

Time to Respond to a Request for Information	10%

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OMFLIC AMENDED AND RESTATED MARCH 10, 2010

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

SCHEDULE 3 TO SERVICE WORK ORDER NO. 1

1. GENERAL.

a. This Schedule 3 is solely a pricing document. Nothing in this Schedule 3 shall in any way establish or limit the scope of Administrator’s obligation to provide Services set forth in Service Work Order No. 1. It is specifically acknowledged that there are numerous services included in the Services for which there are no separate fees.

b. References to months shall be to calendar months unless a more specific reference is given.

c. There will be no annual minimum fees for this Service Work Order No. 1.

d. There will be no charge for changes to Contracts or New Business Application re-open or re-consideration requests within 90 days of the underwriting decision date.

e. Other than for Projects and approved Pass Through Expenses, all the Services described in Schedule 1 of Service Work Order No. 1 shall be charged via the unit fees described below. No further charges shall be assessed for the performance of the Services included in Service Work Order No. 1

f. Charges for Projects shall be determined in accordance with Exhibit B.

g. Administrator shall not incur any expense that is to be treated as a Pass Through Expense without Customer’s prior written approval. Moreover, no expenses shall be treated as Pass Through Expenses other than those set forth on Exhibit E as such list may be amended from time to time with Customer prior written approval, which Customer may withhold in its sole discretion.

2. UNIT FEES. The “Full Underwriting Fee” for a month shall be the sum of:

a. New Contract Underwriting Fee: for a month shall be the product of (i) the number of New Contract Applications that are approved, declined or referred for further action under this Service Work Order No. 1 during the month and (ii) $[***};

b. Policy Change, Re-Issues & Reinstatement Fee: for a month shall be the product of (i) the number of Contract re-issues or re-instatements that are approved, declined or referred for further action in the month and (ii) $[***] for fully written Contracts and $[***] for simplified underwritten Contracts; and

c. Attending Physician Statement Fees: for a month shall be the product of (i) the number of each type of attending physician statement, as set forth below, which is ordered, received, and processed (collectively, “Completely Cycled”) by Administrator during such month and (ii) the Applicable Fee set forth below opposite such attending physician statement. No fee shall be charged where a given attending physician statement is not Completely Cycled.

OMFLIC AMENDED AND RESTATED MARCH 10, 2010

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Types of APSINS Actions	Applicable Fee
APS Retrieval Fee	$	[***]
PIL Service Fee	$	[***]
Special Authorization	$	[***]
Close/Cancel	$	[***]

d. Inspection Fees. for a month shall be the product of (i) the number of each type of inspection, as set forth below, which is Completely Cycled by Administrator during such month and (ii) the Applicable Fee set forth below opposite such inspection. Inspection fees shall not be charged where a given inspection is not Completely Cycled. For each Contract processed under this Agreement, no more than one of the inspections noted below may be charged, except that, where an interpreter is required, a fee of $[***] can be charged per Contract in addition to the inspection fee from the table below charged for the Contract.

Inspection	Applicable Fee
Medical History Questionnaire	$	[***]
Condensed Telephone Analysis	$	[***]
Modified Telephone Analysis	$	[***]
Telephone Analysis	$	[***]
SOS	$	[***]
Close/Cancel	$	[***]

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

3. UNIT FEE ADJUSTMENTS. Each unit fee on this Schedule 3 shall be subject to adjustment on each anniversary of the Effective Date for the next Contract Year as follows.

(a) Within thirty (30) days after each Adjustment Date, the “Inflation Factor” will be calculated as the result, whether positive or negative, of (i) the result of (A) difference between (I) the Current Index for such Adjustment Date and (II) the Base Index for such Adjustment Date, minus (B) one (1), divided by (ii) one hundred (100).

(b) Where the Inflation Factor is positive, each unit fee shall be increased by the Inflation Factor.

(c) Where the Inflation Factor is negative, each unit fee shall be reduced by the Inflation Factor.

4. MARKETING REBATE. During each month that this Service Work Order No. 1 in force, Administrator shall credit Customer and Other Customer, on an aggregate basis, Administrator will issue a credit on the invoice for such month in an amount equal to $[***].

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EXHIBIT B

PROJECT FIRM ESTIMATE PROCESS

1. Four levels of estimates can be provided during the life cycle of a Chargeable Project. Each Chargeable Project will be documented in a Project Work Order. Administrator may, with Customer’s approval as described below, bill Customer for time spent preparing the First Statement, Second Statement, Third Statement, and Final Statement (each, a “Statement”) to the extent such time is included in the immediately prior Statement, except in the case of the time spent preparing the First Statement which shall be authorized in advance by Customer in writing since no prior Statement would have been issued. Such fees shall be included in the estimate included with the First Statement. The parties may agree from time to time to use this process for non-Chargeable Projects.

2. Prior to gathering requirements for a Chargeable Project, Administrator will provide Customer with an initial statement (the “First Statement”) including (a) an order of magnitude cost and completion estimate (“Order of Magnitude Estimate”) based on the information documented in the Project Work Order, (b) an initial Project Plan addressing milestone dates of subsequent phases and an estimated completion date, and (c) an estimate of the work required to complete the next phase of the Project (“Requirements”). Prior to preparing the First Statement, Administrator must have obtained Customer’s consent to the expenditure of the time involved in the preparation of the First Statement. The First Statement will be delivered to the Customer within twelve (12) Business Days of Administrator receiving a written requirements request from the Customer unless a time extension is agreed by Customer in writing. Order of Magnitude Estimates may consist of a typical range from -50% to +100% of the estimated effort. Customer will accept or decline the First Statement within twelve (12) Business Days of receipt. Approval of the First Statement, as reflected in a mutually agreed Project Work Order, indicates Customer’s approval for Administrator to complete the Requirements phase of the Project. Administrator will cease all work related to a declined First Statement upon receipt of such declination.

3. Upon Customer’s acceptance of the First Statement, Administrator will document requirements and provide Customer with a second statement (the “Second Statement”) including (a) an updated overall cost estimate (“Budgetary Estimate”) based on the agreed requirements documented in the Requirements Traceability Matrix, (b) an updated Project Plan indicating milestones of subsequent phases and an updated estimated completion date, and (c) an estimate of the work required to complete the next phase (“Functional Specifications”). Budgetary Estimates may consist of a typical range from -10% to +25% of the estimated effort. Customer will accept or decline the Second Statement within twelve (12) Business Days of receipt, with approval of the Second Statement, as reflected in a mutually agreed Project Work Order, being deemed to constitute Customer’s approval for Administrator to complete the Functional Specifications. Administrator will cease all work related to a declined Second Statement upon receipt of the same.

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4. Upon acceptance of the Second Statement, Administrator will document the Functional Specifications and provide Customer with a third statement (the “Third Statement”) including (a) an updated overall cost estimate (“Definitive Estimate”) based on the signed-off Functional Specifications, (b) an updated Project Plan indicating milestones of subsequent phases and an updated estimated completion date, and (c) an estimate of the work required to complete the next phase (“Technical Specifications”). Definitive Estimates may consist of a typical range from -10% to +15% of the estimated effort. Customer will accept or decline the Third Statement within twelve (12) Business Days of receipt. Approval of the Third Statement, as reflected in a mutually agreed Project Work Order, indicates Customer’s approval to pay the charges indicated to complete the Technical Specifications. Administrator will cease all work related to a declined Third Statement upon receipt of the same.

5. Upon acceptance of the Third Statement, Administrator will document Technical Specifications and provide Customer with a statement (the “Final Statement”) including (a) a fixed price or Firm Estimate as described in Sections 2.4 and 4.5 of the Agreement to complete the rest of the Project, (b) a final Project Plan including an updated schedule documenting the milestones to complete the Project and a Committed Completion Date, and (c) an updated Requirements Traceability Matrix. Customer will accept or decline the Final Statement within fifteen (15) Business Days of receipt. Once approved by Customer, as reflected in a mutually agreed Project Work Order, the Project is governed by the terms and conditions of the Agreement, including Sections 2.4 and 4.5 of the Agreement. Administrator will cease all work related to a declined Final Statement upon receipt of the same.

6. For any Chargeable Project where Administrator’s Order of Magnitude Estimate indicates a cost less than $20,000, then Administrator may, at its sole election, combine the above statements and provide a Final Statement as detailed in Section 5 of this Exhibit B for Customer approval.

7. For any changes requested by Customer as documented and agreed in the Final Statement, Administrator shall provide Customer with an impact assessment detailing the impact of the change to the fixed price or Firm Estimate and Committed Completion Date. Customer will accept or decline the change to the fixed price or Firm Estimate and Committed Completion Date within fifteen (15) Business Days of receipt of the impact assessment.

8. Customer and Administrator acknowledge and agree that, unless otherwise agreed by Customer and Administrator, the Chargeable Projects performed under this Agreement will be performed for both Customer and Other Customer.

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EXHIBIT C

STANDARD REPORTS

I. Policy Administration Reports and Management Reports:

1. Administrator shall provide Customer with respect to the Services provided under this Agreement and the services provided under the Other Agreement, in the aggregate, (a) the reports listed under the heading “Administrator Reports” set forth below (“Listed Reports”) as updated as provided below; (b) any additional reports that Administrator would be required to provide in order to fulfill its obligations under Section 2.2.2 of the Agreement with respect to compliance with Applicable Laws (“Law Reports”); and (c) any additional reports that were regularly being provided by Administrator to Customer under the Old Agreement that are identified by either Party within ninety (90) days of the Effective Date (“Previously Provided Reports”). Any such Previously Provided Reports shall be added to this Exhibit C by amendment to the Agreement with no impact on the fees. In addition, Administrator shall provide to Customer, upon Customer’s request, such additional reports (“Additional Reports”) from the inventory of reports available from Administrator Software that are appropriate for the Services being provided by Administrator; provided that any such additional reports be added pursuant to the Change Control Procedures. Listed Reports, Law Reports, and Previously Provided Reports shall be provided to Customer at the frequency such reports are being provided to Customer as of the Effective Date or as required for Administrator to fulfill its obligations under Section 2.2.2 of the Agreement with respect to compliance with Applicable Laws. Any change in the frequency at which reports are provided as of the Effective Date, or with respect to Additional Reports, as documented when such Additional Report was added through the Change Control Procedures, shall be implemented pursuant to the Change Control Procedures; provided that Administrator shall bear the cost of providing such reports at the revised frequency, to the extent necessary for Administrator to fulfill its obligations under Section 2.2.2 with respect to compliance with Applicable Laws.

2. On or before the fifth (5th) Business Day of each calendar month, Administrator shall provide to Customer the Reports as to Administrator’s performance of the Services under this Agreement and the services under the Other Agreement, in the aggregate, as measured against the Performance Standards in a mutually agreed upon format. In addition, Administrator shall provide other reports required to monitor Administrator’s performance under this Agreement that are added in accordance with paragraph 1 above as may be mutually agreed upon.

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II. Project Reports:

1. Consistent with the Administrator’s project management methodology for each Project Work Order, Administrator will prepare Program Status Reports and Spending and Variance Reports on a monthly basis and Project Reports as to status (Status Report and Issue Log) on a weekly basis, based on the agreed upon Project Plan, to assist in development, administration and control of implementation projects.

2. Additional reports will be created on an as needed basis after consultation between the Client Executive and Customer and added in accordance with Section I of this Exhibit C and Exhibit C of the Other Agreement.

III. Administrator Reports: The following is the current documented list of the weekly, monthly, and quarterly reports that are created by Administrator on a regular basis as of the Effective Date. Administrator and Customer shall determine by mutual agreement within ninety (90) days of the Effective Date additional reports which will be added to this list.

Weekly:	Average Time Service reports for Attending Physicians Statements

Average Time Service reports for Phone Interviews

Monthly:

Case Management:		Underwriting:	Compliance:

• •	Time to Request Underwriting Requirements- # within 2, 3 and 4 days. Time to perform Follow up on Underwriting Requirements- # within 2, 3 and 4 days.	• • •

Numbers of New Business Submits- by Fully Underwriting and Large Case

Number of Reissue, Reopens, Reinstatements

Number of Underwriting Decisions Made- As Applied for, Declines, Incompletes, Withdrawns, Other than Applied for and Postpones

			• •	Time to Respond to Request for Information- # within 2, 3 and 5 days Quality- Response

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•	Time to Provide Status to Distributor- # within 5 and 7 days.	•	Average Time Services for Underwriting

•	Abandonment Rate	•	Number of Attending Physicians Statements and Phone Interviews ordered

•	Average Time per Phone Call	•	Time to Initially Underwrite- Fully Underwritten- # within 2, 3 and 4 days

•	Quality- Request Requirements	•	Time to Initially Underwrite- Large Case- # within 1, 2 and 3 days.

•	Quality- Follow Up on Underwriting Requirements	•	Time to Further Underwrite- Fully Underwritten- # within 4, 5 and 6 days

•	Quality- Status to Distributor	•	Time to Further Underwrite- Large Case- # within 3, 4 and 5 days.

		•	Time to Complete Further Underwrite- Fully Underwritten- # within 2, 3, 4 and 5 days

		•	Time to Complete Further Underwrite- Large Case- # within 1, 2, 3 and 4 days.

		•	Quality- Request Underwriting Requirements

		•	Quality- New Business Compliance

		•	Quality- Underwriting Decision

		•	Interviews and Attending Physicians Statements- average # of attempts per requests

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• Quality- Interviews • Time Service to Image and Match • Quality- Image and Match

Quarterly: Agent Monitoring Report to include:

1. Significant health information not disclosed on the application but found on exam, APS, or interview.

2. Significant health information not disclosed on the application or exam but found on the APS or interview

3. Significant discrepancies or other application inconsistencies.

4. Weight conflict between application and/or exam and documented history.

5. Multiple applications within 18-month period: Stacking.

6. Declined due to Lab Results.

7. Hep C Underwriter request.

a.	Known History from the application, exam or interview.

b.	MIB coded information only.

c.	Lab Test reflex results.

d.	APS information.

8. Application indicates NO replacement but replacement activity discovered during underwriting

9. Applied for Non Tobacco discovered tobacco during underwriting

10. Persistency concerns – multiple lapsed cases (over 2) in the last 18 months.

11. HMONG Business

12. Viatical Business

13. Suspected anti-selection, fraud from agent, vendor or others.

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14. Significant MIB follow up code prompting review.

a.	Cases with codes requiring immediate review.

b.	Cases with codes requiring continued review.

15. Total number of agents referred

a.	Agents with multiple referrals.

b.	Agents with 2 listed cases.

c.	Agents with 3 listed cases.

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EXHIBIT D

PRICING, RATES, FEES, BONUSES AND REBATES

1. GENERAL.

1.1 Interpretation. References to months shall be to calendar months unless a more specific reference is given.

1.2 UnderWriter Workdesk. The UnderWriter WorkDesk (the “Workdesk”) which is the image and workflow system used by the Administrator and maintained by Customer’s other third party administrator shall be provided free of charge to Administrator for use of Customer’s Contracts only.

1.3 Pass Through Expenses. Administrator shall not incur any expense that is to be treated as a Pass Through Expense without Customer’s prior written approval. Moreover, no expenses shall be treated as Pass-Through Expenses other than those set forth on Exhibit E as such list may be amended from time to time with Customer’s prior written approval, which Customer may withhold in its sole discretion. Pass-Through Expenses (a) included on Exhibit E that are less than five thousand dollars ($5,000) and (b) Pass-Through Expenses included on Exhibit E in excess of five thousand dollars ($5,000) (although such approval must be obtained only once for recurring expenses).

1.4 Credits, refunds, rebates, etc. Administrator shall track credits and refunds from third parties arising directly from incorrect payments for Pass Through Expenses and pay to Customer or Other Customer any such credits that are received by Administrator. Customer acknowledges that Administrator has relationships with many major vendors that enable Administrator to purchase on Customer’s behalf at competitive rates. Customer understands that Administrator may receive incentive fees or similar from vendor as a result of such relationship and such fees are not considered credits or refunds from third parties arising directly from incorrect payments for Pass Through Expenses.

1.5 No Minimums. There will be no minimum fees under this Agreement.

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

1.6 Volume Discounts. In any month during the Term where the aggregate of all fees (the “Aggregate Fee”) paid by Customer and Other Customer in the aggregate to Administrator under Service Work Order No. 1 exceeds $[***], Administrator will issue a credit on the invoice for such month in an amount equal to:

(a) where the Aggregate Fee exceeds $[***] but not $[***], the product of (i) the difference between the (A) the Aggregate Fee and (B) $[***] and (ii) [***];

(b) where the Aggregate Fee exceeds $[***] but not $[***], the sum of (i) $[***] and (ii) the product of (A) the difference between the (I) the Aggregate Fee and (II) $[***] and (B) [***];

(c) where the Aggregate Fee exceeds $[***] but not $[***], the sum of (i) $[***] and (ii) the product of (A) the difference between the (I) the Aggregate Fee and (II) $[***] and (B) [***]; and

(d) where the Aggregate Fee exceeds $[***], the sum of (i) $[***] and (ii) the product of (A) the difference between the (I) the Aggregate Fee and (II) $[***] and (B) [***].

2. PERSONNEL RATES. Subject to provisions of Section 2.3, Customer may acquire New Services pursuant to Section 2.3, Termination/Expiration Assistance, and Chargeable Projects on an hourly basis at the Personnel Rates without providing Administrator any forecast of its requirements for hourly services at the rates set forth on Exhibit D-1,

3. WITHDRAWAL OF SERVICE OR PART OF SERVICE. In the event that Customer exercises its rights under Section 2.19 to withdraw any of the Services, Customer fee’s shall be reduced as set forth therein.

4. TERMINATION/EXPIRATION RELATED FEES.

4.1 There will be no termination for convenience fee.

4.2 Hiring Fee. Upon termination or expiration of the Agreement, Customer, Customer Affiliates and designees of Customer and Customer Affiliates are entitled to solicit and hire certain Administrator employees under Article 18 (“Authorized Hires”). In certain cases, however, Administrator may charge Customer a fee (the “Hiring Fee”) for each Authorized Hire who is actually so hired. The Hiring Fees shall apply as follows:

(a) Expiration. If the Agreement expires in accordance with its terms, there shall be no Hiring Fee for any Authorized Hires who are hired by Customer, Customer Affiliates, designees of Customer, and designees of Customer Affiliates.

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(b) Termination for Convenience. In the case of a termination under Section 17.1.2 effective prior to the fifth (5th) anniversary of the Effective Date, the Hiring Fee for each Authorized Hire who is hired by Customer, Customer Affiliates, and designees of Customer or its Affiliates shall be ten percent (10%) of such employee’s actual direct salary during the twelve (12) month period ending on the last day of such employee’s employment with Administrator. In the case of a termination under Section 17.1.2 after the fifth (5th) anniversary of the Effective Date, there shall be no Hiring Fee.

(c) Termination Due to Event of Default. If Customer terminates this Agreement as the result of an Event of Default of Administrator, there shall be no Hiring Fee for any Authorized Hires who are hired by Customer, its Affiliates, or designees of Customer or designees of its Affiliates. If Administrator terminates this Agreement as the result of an Event of Default of Customer, the Hiring Fee for each Authorized Hire who is hired by Customer, Customer Affiliates, and designees of Customer and its Affiliates shall be twenty-five percent (25%) of such employee’s actual direct salary during the twelve (12) month period ending on the last day of such employee’s employment with Administrator.

(d) Termination of the Agreement for a Force Majeure Event. If Customer terminates the Agreement for a Force Majeure Event, there shall be no Hiring Fee for each Authorized Hire who is hired by Customer.

4.3 Fees Due. Fees under this Section 4 of this Exhibit D shall be due on the effective date of expiration or termination.

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

EXHIBIT D-1

Personnel Rates

These are Hourly rates unless otherwise specified:

Position	Personnel Rates
Underwriters	$	[***]
Call Center	$	[***]
Administration	$	[***]
Project Development/Information Technology	$	[***]

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EXHIBIT E

PASS-THROUGH EXPENSES

In accordance with this Agreement, Customer will reimburse Administrator for the following categories of expenses reasonably incurred by Administrator in the performance of this Agreement:

1. Telephone charges incurred in performing the Services for Customer;

2. Postage paid by Administrator to mail requests for medical information, correspondence with Customer Contractholders, and other similar shipping costs reasonably incurred by Administrator in performing the Services;

3. Third party courier and overnight mail charges reasonably incurred by Administrator to send documents to Customer or Customer’s other third party administrators;

4. Reasonable travel and lodging expenses reasonably incurred by Administrator in performing Project Work Orders and as otherwise requested and approved by Customer;

5. Third party charges incurred by Administrator for off site storage, shredding and utility charges for Customer documents as approved by Customer;

6. Customer stationery printing and envelopes; and

7. Other pre-approved expenses that may be reasonably agreed to in writing by the Parties.

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EXHIBIT F

CHANGE CONTROL PROCEDURES

1. DEFINITIONS. The following definitions apply to the change control procedures described in this Exhibit F:

“Change” means any change and/or modification in (i) the scope of the Services to be performed by Administrator under the Agreement or any Work Order (including any applicable Performance Standards), (ii) the schedule for performing such Services, (iii) the charges for performing such Services, or (iv) any change to the Business Rules (subject to Administrator’s obligations under Section 2.2.2 of the Agreement).

“Change Order” means a physical, written document prepared in accordance with the Change Control Procedures which, when approved by an authorized signatory of Administrator and Customer, authorizes a Change.

2. GENERAL.

(a) Changes shall be made only by mutual Agreement of the Parties through the use of a Change Order executed by both Parties; provided that, subject to Agreement on the impact on the fees, schedule and Performance Standards, if any, Administrator shall not refuse to make a change to the Service Guidelines. All requests for Changes by Customer shall be communicated to Administrator in writing through the Customer Manager or his or her authorized designee. All requests for Changes by Administrator shall be communicated to Customer through the Administrator’s Client Executive or his or her authorized designee. Neither Customer nor Administrator shall have any obligation to implement Changes until such Change has been approved in writing by an authorized signatory of Administrator and Customer.

(b) Customer Manager and Client Executive shall meet on a mutually agreed schedule for the purpose of reviewing Change requests submitted by either Party in accordance with the Change Control Procedures, and establishing priorities between the scope, charges, and

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schedule of the Agreement and Work Orders. If the Customer’s Manager and Administrator’s Client Executive do not agree on a Change request within fifteen (15) days after initial consideration of the matter in accordance with these Change Control Procedures, then either Party may submit the Change request for dispute resolution in accordance with Article 13 of the Agreement.

(c) Requests for Changes will be submitted for review in accordance with these Change Control Procedures, and the requesting Party shall specify such Change requests to the other Party in writing via a mutually agreed on change request form.

(d) Promptly after approval of a Change by the Administrator and Customer, Administrator’s Client Executive and the Customer’s Manager, or the designee of such individuals, shall execute a Change Order for such Change and jointly communicate its requirements to the operational teams as appropriate. Each Party shall promptly comply with each Change Order executed as provided in this Exhibit F.

(e) Unless otherwise specifically provided in the Change Order, any Change Order applicable to a Work Order under the Other Agreement will be deemed to also apply to the Related Work Order, if any, under this Agreement.

3. CHANGES INITIATED BY CUSTOMER. Change requests submitted by Customer will include (i) a detailed description of the requested change and (ii) the priority of the requested change. Within fifteen (15) business days after receiving a request from Customer for a change, Administrator shall prepare and provide to Customer a document describing in sufficient detail the effect, if any, of the proposed change on (a) the scope of the services to be performed by Administrator under the Agreement or any work order (including any applicable Performance Standards), (b) the schedule for performing such services, or (c) the charges for performing such services. In addition, Administrator shall inform Customer regarding any other business impact that Administrator believes to be relevant to an evaluation of the change. Within fifteen (15) business days, after receiving such document, Customer shall indicate, in writing, its acceptance or rejection of the requested change. Customer’s failure to approve, reject or withdraw the request within this time period shall be deemed a withdrawal of such request.

4. CHANGES INITIATED BY ADMINISTRATOR. Change requests submitted by Administrator will include (i) a detailed description of change requested, (ii) the business, technical, legal and/or financial justification for the change requested, (iii) the priority of the

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change requested, (iv) the scope of the services to be performed by Administrator under the Agreement or any work order (including any Performance Schedule), (v) the schedule for performing such services, or (vi) the charges for performing such services. In addition, Administrator shall inform Customer regarding any other business impact that Administrator believes to be relevant to an evaluation of the change. Within fifteen (15) business days after receiving such information, Customer shall indicate, in writing, its acceptance or rejection of the requested change (which will be expedited if the change request involves an urgent need). Customer’s failure to approve or reject the requested change within this time period shall be deemed a rejection of such request.

5. IMPACT OF CHANGES ON FEES AND CHARGES. In the event the requested Change contemplates an increase in fees or charges hereunder or an additional charge payable to Administrator therefor and Customer so approves, Administrator and Customer will work together in good faith to agree on additional charges and/or adjust the Performance Standards and priorities with respect to the other services being performed by Administrator hereunder so as to mitigate or eliminate the additional costs for the implementation of such change. In the event the requested change contemplates a decrease in spending or services hereunder and Customer so requests, Administrator and Customer will work together in good faith to agree on the effect of such change on the Performance Standards, fees (including, as applicable, early termination fees), and the other services being performed by Administrator hereunder so as to permit such change to be implemented.

6. CONTRACT AMENDMENTS. This Exhibit F does not address any change to the Agreement, which shall be implemented by an amendment in accordance with Section 17.5 of the Agreement. Where a Party believes that a change should be handled as an amendment, modification, change, waiver, or discharge of the Agreement subject to Section 17.5 of the Agreement, such Party may request that the amendment, modification, change, waiver, or discharge be handled outside of the change control procedures, and the change control procedures shall not apply to such amendment, modification, change, waiver, or discharge.

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EXHIBIT G

DISASTER RECOVERY/BUSINESS CONTINUITY PRIORITIES

1. For purposes of Article 14, set forth below are the prioritizations of Services which Administrator shall perform to the extent that Administrator performs such Services under a Work Order.

(a) HIGH:

(i) Call center support including agreed upon hours of support and greetings.

(ii) All 800 lines for Authorized Producers and Contractholders.

(iii) Mail handling and courier service including date/time stamp.

(iv) Submission of necessary New Contract Application underwriting information and any records required by Customer’s other third party Administrator to perform their service obligations

(v) Data restored to all Administrator Critical Applications as of the last completed cycle date

(vi) Respond to communications from Customer and Authorized Producers.

(vii) Underwriting and Case Management support.

(b) MEDIUM:

(i) Disbursement services including, but not limited to, printing checks and monthly bank reconciliation.

(ii) Regulatory compliance including exception logs, complaint handling, resolution and tracking.

(c) LOW:

(i) Audit of transactions, call quality and accuracy. Monthly metrics and audit results.

(ii) Ad hoc reports and additional services, including audit support.

(iii) Researching return mail.

2. Any change to this Exhibit shall be made through and subject to the Change Control Procedures.

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EXHIBIT H

Termination/Expiration Assistance

Termination/Expiration Assistance under Article 16 shall consist of the Termination/Expiration Assistance described in Article 16 and the assistance described in this Exhibit H.

1. GENERAL.

(a) Upon Customer’s request, Administrator shall prepare for Customer Manager’s review and approval a plan for the transition of the Services to Customer and its designee(s) from Administrator (the “Termination/Expiration Assistance Plan”) within thirty (30) days of Customer Manager’s request for such Plan. The Termination/Expiration Assistance Plan shall describe at a reasonable level of detail the tasks necessary for a smooth transition of the Services to Customer and its designee(s) from Administrator and its Subcontractors.

(b) Administrator shall, subject to obligations of confidentiality to third parties, provide to Customer and its designee(s) reasonable access to Equipment, Software, Administrator Personnel and other resources used by Administrator to provide the Services to Customer during the Term.

(c) Unless otherwise specifically agreed, Administrator shall provide the Termination/Expiration Assistance Plan and Termination/Expiration Services, including any documentation and/or information and/or any other item identified in this Exhibit, to Other Customer under the Other Agreement and Customer under this Agreement as a single delivery to both Customer and Other Customer.

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2. KNOWLEDGE TRANSFER. Administrator’s Termination/Expiration Assistance responsibilities with respect to knowledge transfer shall include:

(a) Providing Customer and its designee(s) with the documentation regarding the Services reasonably necessary for Customer and its designee(s) to perform the Services and to facilitate the smooth transition of such Services to Customer and its designee(s) from Administrator and its subcontractors. Among other things, Administrator shall provide the most recent copies of: (i) the Service Guidelines, (ii) Change Control Procedures, (iii) the plans for the recovery of the Services, (iv) the underwriting policies and procedures, (v) the training materials developed under this Agreement, (vi) findings from mortality studies conducted during the twelve (12) month period ending on the effective date of termination or expiration of this Agreement, and (vii) other manuals required to enable Customer and its designee(s) to support the environment;

(b) Reviewing with and explaining to Customer Manager and its designee(s) the documentation provided by Administrator under this Exhibit H;

(c) Providing to Customer and its designee(s) copies of insurance forms used by Administrator to perform the Services during the six (6) month period prior to the effective date of termination or expiration of this Agreement;

(d) Providing to Customer and its designee(s) copies of information regarding the Services that are required to implement the Termination/Expiration Assistance Plan, including: (i) a list of all libraries required to provide the Services to Customer, (ii) copies of all terminal definition tables, (iii) a listing of the control release levels for Administrator Software, (iv) job streams and associated job control language, run documentation, applications support documentation; master file and field descriptions, and record layouts, (v) naming conventions used by Administrator to provide the Services, (vi) content listings of all data files and printouts of control file information containing Customer Data to Customer and its designee(s), (vii) network documentation and diagrams applicable to the System used to provide the Services including modem configurations, (viii) a list of key Administrator Personnel who will be supporting the transition, (ix) assistance to Customer Manager and its designee(s) establish naming conventions, (x) information about the organizational structure of the Administrator Personnel (e.g., organization chart, a description of the roles and responsibilities of each of the Administrator Personnel), (xi) current functional organization charts, phone trees, contact lists and standard operating procedures, (xii) reasonable access to Administrator Personnel who perform the Services during the Term of this Agreement, and (xiii) training in the use of the System used to provide the Services for the sole purpose of providing Services to Customer and its Affiliates.

3. EQUIPMENT. At the termination or expiration of this Agreement and the Other Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to Equipment shall include:

(a) Identifying the brand, model and configuration of each material item of Equipment used to provide the Services during the Term of this Agreement;

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(b) Providing Customer and its designee(s) such assistance as Customer and its designee(s) may reasonably request to effect the transfer of Equipment owned and used by Administrator in the United States and dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to purchase; and

(c) Providing such assistance as Customer and its designee(s) may reasonably request to effect the assignment of lease(s) for Equipment leased, used by Administrator and dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to assume.

4. SOFTWARE. At the termination or expiration of this Agreement and the Other Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to Administrator Software shall include:

(a) Identifying Critical Application changes that are not complete as of the effective date of termination or expiration of this Agreement;

(b) Identifying the New Policy Applications, Changes and other actions that are to be underwritten under this Agreement with respect to which an underwriting decision has not been made as of the effective date of termination or expiration of this Agreement to the extent such information is available on the applicable System;

(c) Reviewing test, development and production Administrator Software libraries with Customer and its designee(s); and

(d) Providing to Customer and its designee(s) tapes and computer listings of the source code for the Critical Applications in a form reasonably requested by Customer and its designee(s).

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5. THIRD PARTY CONTRACTS. At the termination or expiration of this Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to third party contracts shall include:

(a) Providing Customer and its designee(s) copies of contracts under which third parties are providing Services to Customer on behalf of Administrator. Administrator shall identify the contracts that are used in the United States and are dedicated to the provision of the Services for Customer. Administrator also shall develop for Customer’s review and approval procedures to be followed by such third parties during the transfer of the Services to Customer and its designee(s) from Administrator; and

(b) Providing such assistance as Customer and its designee(s) may request to effect the assignment of third party contracts that are used in the United States and are dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to assume.

6. OPERATIONS. Administrator’s Termination/Expiration Assistance responsibilities with respect to operational transfer shall include:

(a) Uploading all Customer Data from the System and delivering tapes and other media containing Customer Data to Customer and its designee(s). Such tapes and other media shall include control information where appropriate.

(b) Upon Customer’s request, Administrator shall transfer Customer Data to Customer and its designee(s) using the method reasonably requested by Customer and its designee(s) (e.g., transferring data stored on DASD onto tapes, transferring data electronically over Customer’s network). Without limiting the generality of Article 8 of this Agreement, Administrator shall comply with Customer’s security requirements for the transfer and storage of such data during the Termination/Expiration Assistance period;

(c) Assisting Customer and its designee(s) perform capacity planning with respect to the environment(s) to be used by Customer and its designee(s) to provide the Services;

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(d) Assisting Customer and its designee(s) conduct migration testing designed to ensure the orderly and smooth transfer of Services to Customer and its designee(s);

(e) Assisting Customer and its designee(s) load data files onto the systems to be used by Customer and its designee(s) to provide the Services and otherwise migrate data from databases used by Administrator to provide the Services into the environment used by Customer and its designee(s) to provide such Services. Among other things, Administrator shall: (i) provide Customer and its designee(s) with applicable table and file layouts, and (ii) provide Customer and its designee(s) with such assistance as they may reasonably request to convert Customer Data to a format that is compatible with the systems to be used by Customer and its designee(s) to provide the Services; and

(f) On a Project by Project basis, providing to Customer and its designee(s) copies of the Project Plan for the Project and a description of the tasks that have not been completed as of the date that Customer and its designee(s) assume responsibility for performance of such Project so as to provide for the orderly transition to Customer and its designee(s) of ongoing Projects with minimal disruption to Customer’s operations.

7. BUSINESS CONTINUITY. Administrator’s Termination/Expiration Assistance responsibilities with respect to business continuity shall include supporting Customer’s business continuity requirements during the transition and reasonably assisting in the transfer of responsibility to ensure that business continuity continues to be available after transition. Among other things, Administrator shall:

(a) Provide to and train Customer and its designee(s) on the most recent Administrator backup and business continuity policies and procedures;

(b) Arrange for such additional resources (including staffing) and support during the transition to minimize disruption to the Services in the event of an outage during that period; and

(c) As requested by Customer, participate in business continuity testing until a successful test has been accomplished.

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8. POST-TRANSFER SERVICES. Subject to Administrator’s rights in the Agreement to retain copies for its legal records, Administrator shall return to Customer any remaining property of Customer in Administrator’s possession, including any reports, Customer Data, third party data, and Customer Confidential Information. Administrator shall return such property in a format reasonably requested by Customer.

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Exhibit I

COMPLIANCE WITH ANTI-MONEY LAUNDERING REQUIREMENTS AND OFAC

Fraud Prevention and Detection (USA Patriot Act)

1. Overview. Effective May 2, 2006, insurance companies became subject to the anti-money laundering (“AML”) requirement of the Bank Secrecy Act and the USA Patriot Act. These laws require insurance companies as well as financial institutions and certain service providers to insurance companies and financial institutions to implement appropriate controls and procedures designed to detect money laundering activities and the development of internal policies, procedures and controls as well as the designation of an anti-money laundering officer and an ongoing employee training program.

2. Money Laundering Generally. The phrase “Money Laundering” covers procedures to change the identity of illegally obtained money so that it appears to have originated from a legitimate source. Generally, money laundering occurs in three stages. Cash first enters the financial system at the “placement” stage, where the cash generated from criminal activities is converted into monetary instruments, such as money orders or traveler’s checks, or deposited into accounts at financial institutions. At the “layering” stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin. At the “integration” stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses. Terrorist financing may not involve the proceeds of criminal conduct, but rather an attempt to conceal the origin or intended use of the funds, which will later be used for criminal purposes.

3. Service Provider Administrator as a Participant in AML. Old Mutual U.S. Life Companies (hereinafter “OMUSL”) contractually through its third party agreements, obligates its service providers to comply with Generally Applicable Insurance Laws including the obligations designed to guard against money laundering activities. Failure to comply with the AML requirements may result in termination of Administrator in accordance with the termination provisions of the Agreement. On an annual basis, Administrator agrees to certify to the OMUSL that it is in compliance with the Anti-Money Laundering requirements. Old Mutual monitors Administrator for compliance with the AML Program periodically, and maintains records of these oversight activities. Records are maintained for five years.

4. Know Your Customer Policies and Procedures. OMUSL is committed to establishing knowledge about its Policyholders and Applicants and the types of transactions in which the Policyholders and Applicants are likely to engage. Policyholder’s application should not be underwriting processed unless an agent has reviewed an applicant’s government picture ID to identify the Applicant and has signed off to verify the customer’s identification as follows:

(a) New Policy Application. All solicited information on the new Policy Application should be completed in full.

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(b) Completed new Policy Application, should be evaluated using the Know Your Customer criteria.

(c) The name and place of residence listed on the new Policy Application should be compared to the list of suspected individuals and sanctioned countries on the list maintained by the U.S. Treasury Department Office of Foreign Assets Control (OFAC).

(d) Administrator shall undertake reasonable efforts during the account opening process to verify the following Know Your Customer Guidelines:

(i) The name and address of the Applicant;

(ii) The Policyholder and/or Applicant’s date of birth;

(iii) The Policyholder and/or Applicant’s experience with insurance;

(iv) annuity and other financial products;

(v) The Policyholder and/or Applicant’s financial or retirement objectives;

(vi) The Policyholder and/or Applicant’s social security number;

(vii) The Policyholder and/or Applicant’s occupation and employment data, such as the employer’s address; and

(viii) The Policyholder and/or Applicant’s identity via a review of a government issued picture identification card such as a driver’s license or passport.

5. In assessing the risks associated with particular customers and transactions, Administrator will evaluate its business to ascertain those areas in which the likelihood of suspicious or potentially illegal activity may be greater. The due diligence process includes consideration of:

(a) Whether the Policyholder and/or Applicant has been an existing client of OMUSL for a significant period of time.

(b) How the Policyholder and/or Applicant became a customer of OMUSL.

(c) Whether the business of the Policyholder and/or Applicant, or the particular type of Policy, is the type more likely to be involved in illicit activity (e.g., cash intensive businesses).

(d) Whether the Policyholder and/or Applicant’s home country has been identified by a U.S. governmental office as being a concern for money laundering activities or is otherwise subject to adequate anti-money laundering controls in its home jurisdiction.

6. Limitations and Restrictions on Types of Deposits. OMUSL will accept ACH payments drawn on a Policy in the name of the Policyholder and/or Applicant, or the name of the Policyholder and/or Applicant’s company or employer, personal checks (not guaranteed by a bank), wire transfers, cashier checks. A Form 8300 will be filed with the IRS for single cash transactions or cumulative cash transactions greater than $10,000 within a 12 month period.

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7. For Potential Suspicious Activity Reporting.

a. Administrator will monitor on a weekly basis and report of the prior week’s policy transactions for possible suspicious activity and will report them to OMUSL’s AML Officer who will determine whether to file a potentially Suspicious Activity Report (SAR).

b. A weekly “Potential Suspicious Activity Report” or a list of all potentially suspicious activities that are recorded such as name, age, date of birth, social security number, transaction amount, policy/contract number, date received and brief description of the potentially suspicious activity shall be sent directly to the OMUSL AML Officer.

c. Whether a transaction or series of transactions constitutes possible suspicious activity will be determined by:

(i) Scheduled payments that are for an amount that is $5,000 or more higher than the scheduled payment amount or unscheduled payments that in the aggregate exceed $5,000 during a rolling 12-month period; and

(ii) Administrator knows, suspects, or has reason to suspect the transaction: (A) involves funds derived from illegal activity or is intended to hide or disguise funds from illegal activity; (B) is designed to evade requirements of the Bank Secrecy Act; (C) has no business or apparent lawful purpose; or (D) is not the sort of transaction the particular Policyholder is normally expected to engage in and there is no known reasonable explanation.

d. Suspicious Activity Reports will be filed by the OMUSL Anti-Money Laundering Officer within thirty days of the suspicious transaction. OMUSL will maintain SARs logs and copies of all forms filed, with supporting documentation for five years.

e. Administrator will not disclose the information in the Suspicious Activity Reports to the Policyholder, Applicant, or any other third parties.

f. In any event that a potential SDN match is identified, regardless of other criteria, these matches will be referred to the OMUSL Anti-Money Laundering Officer hereinafter (“AMLO”):

(i) “Potential Positive Hit” refers to the items that may be a “Yes” positive match. Administrator, after following the procedures set forth above, will report to OMUSL Anti-Money Laundering Officer some False Positives (as indicated below) and all Potential Positive Hits.

(ii) “False Positive” refers to a “no match” or different, name, middle initial, address and date of birth which delineates that it is not a positive hit.

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(iii) Underwriting processing will be suspended if a Potential Positive Hit is identified. In the event that the OMUSL Anti-Money Laundering Officer notifies Administrator that a Potential Positive Hit record (name) cannot be cleared “true positive hit”, Administrator will place this individual’s application in a “hold” status pending instructions from the OFAC authorities which will be communicated by the OMUSL Anti-Money Laundering Officer to the Administrator.

(iv) In the event that the OMUSL Anti-Money Laundering Officer notifies Administrator that a Potential Positive Hit record (name) cannot be cleared “true positive hit”, Administrator will suspend all underwriting processing for this individual in a “hold” status pending instructions from the OFAC authorities which will be communicated by the OMUSL Anti-Money Laundering Officer to Administrator.

(v) OFAC Compliance Log. Administrator must generate and maintain an OFAC log of items that are identified as a Potential Positive Hits. (vi) Validating a Positive Hit. Review and forward to OMUSL’s AMLO for further review and to either clear or report. (vii) Reporting a Potential Positive Hit. If there is a Potential Positive Hit on the OFAC Compliance Log that is determined to be valid, this report should be forwarded to OMUSL AMLO either by fax or an e-mail. OMUSL AMLO will then further either clear or request additional background information to clear the names provided.

g. Documenting Results. All results reports are to be prepared and maintained by the Administrator.

(i) The “Yes” false positives noted above should automatically be released and cleared from the SDN list and not sent to the OMUSL Anti-Money Laundering Officer for further review.

(ii) Name (first, middle name or initial, and last), address and date of birth are critical information to review prior to releasing the Policyholder or Applicant names from the SDN list. If this information is not already provided on the Application and this has been researched by the Administrator and the names are “No” False Positives , Administrator will do the following: (A) Obtain Accurint “Contact Card” search to clear most of the false positive names and fax the search information along with the information on the SDN list to the Customer Anti-Money Laundering Officer to release the names; (B) If the OMUSLAnti-Money Laundering Officer does not have enough information from the first Accurint “Contact Card” Search to release the name from the SDN list, it will request the Administrator to conduct a second Accurint “Comprehensive Search” for further comprehensive information to be attached to the information on the SDN list and faxed to the Customer Anti-Money Laundering Officer to release the names.

(iii) If a name is a “true positive hit” or not proven to be a false positive, the name will be provided by the OMUSL AMLO to the OFAC authorities for further follow up. Administrator will suspend the underwriting process for this individual pending instructions from the OFAC authorities which will be communicated by the OMUSL Anti-Money Laundering Officer to the Administrator, Compliance Officer.

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(iv) Administrator will review all Policyholder or Applicant names within 24 hours of receipt of the Policyholder or Applicant name against the OFAC SDN List. A copy of the potential positive hits will be faxed to the OMUSL Anti-Money Laundering Officer who will review, respond and report if necessary. In order to meet the AML requirements, a release or a positive identification should be completed within 5 business days.

8. OFAC Screening Process Third Party Administrator. Administrator forwards all OMUSL customer names through MIB database to conduct daily OFAC checks. A Copy of the weekly OFAC reports is forwarded to the OMUSL AML Officer for review and filing purposes. An OFAC screening check through MIB must be used by Administrator to validate that each insured, Policyholder, owner, and Applicant does not provide a positive match of known suspects or terrorists on the SDN list.

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